Membership Interest Purchase AGREEMENT

BY AND among

Tusk Industrial OpCo Acquisition LLC,

Tusk Industrial PROpCo Acquisition LLC,

Tusk Industrial IP Acquisition LLC,

CECO ENVIRONMENTAL CORP.,

AND

Met-Pro Technologies LLC

dated as of

March 31, 2025

4927-2374-5548.17

Page

Membership Interest PURCHASE AGREEMENT		1
ARTICLE 1 PURCHASE AND SALE OF Membership Interests		2
1.1	Sale and Delivery	2
1.2	Purchase Price	2
1.3	Closing Payments	2
1.4	Purchase Price Adjustment	3
1.5	Closing	5
1.6	Deliveries by the Seller and the Company.	5
1.7	Deliveries by the Purchaser	7
1.8	Withholding; Tax Allocation	7
ARTICLE 2 REPRESENTATIONS AND WARRANTIES CONCERNING the Seller		8
2.1	Organization	8
2.2	Ownership	8
2.3	Authority and Enforceability	9
2.4	Approvals	9
2.5	Non-contravention	9
2.6	Litigation	10
2.7	Solvency	10
2.8	Acknowledgement	10
ARTICLE 3 REPRESENTATIONS AND WARRANTIES CONCERNING THE Acquired COMPANies		10
3.1	Organization, Good Standing, and Power.	11
3.2	Authority and Enforceability; Approvals.	11
3.3	Non-contravention	11
3.4	Capitalization; Subsidiaries	12
3.5	Financial Statements; Undisclosed Liabilities	13
3.6	Litigation and Claims	14
3.7	Legal Compliance	14
3.8	Environmental Matters	15
3.9	Title to Property and Assets	16
3.10	Intellectual Property; IT Systems; Data Privacy	17
3.11	Labor Matters	20
3.12	Employee Benefit Matters	24

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3.13	Taxes.	27
3.14	Contracts and Commitments.	29
3.15	Real Property	32
3.16	Affiliate Transactions	33
3.17	Insurance	34
3.18	Absence of Certain Changes	34
3.19	Significant Customers and Significant Suppliers	37
3.20	Brokers	37
3.21	Bank Accounts; Powers of Attorney	38
3.22	Accounts Receivable; Accounts Payable	38
3.23	Products and Services	38
3.24	International Trade Laws	39
3.25	Anti-Corruption	39
3.26	No Other Representations and Warranties	40
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		40
4.1	Organization and Good Standing	40
4.2	Authority and Enforceability; Approvals	40
4.3	Non-contravention	41
4.4	Litigation	41
4.5	Investment Intent	41
4.6	Independent Investigation; Acknowledgement	41
4.7	Brokers	42
4.8	Solvency	42
4.9	No Other Representations and Warranties	42
ARTICLE 5 COVENANTS		42
5.1	Access to Information	42
5.2	Further Assurances	44
5.3	Employee Matters	44
5.4	Tax Matters.	45
5.5	Indemnification of Directors, Managers and Officers	47

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5.6	RWI Policy	48
5.7	Restrictive Covenants.	48
5.8	Carveout and Reorganization Covenants.	50
5.9	Asbestos Covenants.	53
5.10	Data Room Copy	53
5.11	Purchaser Bonuses	53
5.12	Business LC	54
ARTICLE 6 SURVIVAL; RETAINED CLAIMS; INDEMNIFICATION		54
6.1	Survival; Retained Claims	54
6.2	Indemnification.	54
6.3	Indemnification Procedures.	55
6.4	Payment	56
6.5	Purchase Price Adjustment	56
6.6	No Circular Recovery	56
ARTICLE 7 GENERAL PROVISIONS		57
7.1	Publicity	57
7.2	Entire Agreement	57
7.3	Amendment; Waiver	57
7.4	Expenses	57
7.5	Notices	58
7.6	Assignment	59
7.7	Governing Law, Exclusive Jurisdiction and Venue; Mutual Waiver of Jury Trial	59
7.8	Severability	60
7.9	Counterparts; Exchange by Electronic Transmission	60
7.10	Waiver and Release	60
7.11	Non-Recourse	62
7.12	Confidentiality	62
7.13	No Third Party Beneficiary	62
7.14	Disclosure Schedules	62
7.15	Consents	63

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7.16	Legal Counsel, Conflict of Interest	63
7.17	Admissibility into Evidence	65
7.18	Specific Performance	65
7.19	Other Remedies	65
ARTICLE 8 DEFINITIONS		65
8.1	Certain Definitions	65
8.2	Other Defined Terms	81
8.3	Construction	83
Exhibit A Financial Statements		i
Exhibit B ILLUSTRATIVE CALCULATION OF WORKING CAPITAL		i
Exhibit C RWI Policy		i

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EXHIBITS

Exhibit A - Financial Statements

Exhibit B - Illustrative Calculation of Working Capital

Exhibit C - RWI Policy

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4927-2374-5548.17

Membership Interest PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 31, 2025, by and among Tusk Industrial OpCo Acquisition LLC, a Delaware limited liability company (the “Purchaser”), Met-Pro Technologies LLC, a Delaware limited liability company (the “Seller”), CECO Environmental Corp., a Delaware corporation (solely for the purposes of Section 5.7, Section 5.9, Article 6, and Section 7.10, and, for purposes of enforcing any of the foregoing, Article 8, of this Agreement) (“Seller Parent”), Tusk Industrial PropCo Acquisition LLC, a Delaware limited liability company (solely for the purposes of Article 6, and, for purposes of enforcing Article 6, Article 8, of this Agreement) (“PropCo Purchaser”), and Tusk Industrial IP Acquisition LLC, a Delaware limited liability company (solely for the purposes of Article 6, and, for purposes of enforcing Article 6, Article 8, of this Agreement) (“IP Purchaser”).

RECITALS:

WHEREAS, as a condition and a material inducement to the Purchaser entering into this Agreement and consummating the transactions contemplated hereby, the Seller has directly and indirectly caused the following actions to be taken prior to the date hereof (collectively, the “Reorganization”): (a) on January 24, 2025, the Seller formed DFMS, LLC, a Delaware limited liability company and direct wholly-owned Subsidiary of the Seller (the “Company”); (b) effective as of immediately prior to the Closing, (i) the Seller assigned, transferred, conveyed and delivered to the Company, and the Company accepted from the Seller, all of the Company Purchased Assets, free and clear of any and all Liens, other than Permitted Liens; and (ii) the Seller assigned, transferred, conveyed and delivered to the Company, and the Company assumed from the Seller, the Company Assumed Liabilities, in each case, on the terms and subject to the conditions set forth in this Agreement and the Reorganization Documents; (c) on March 25, 2025, the Seller formed Tusk Industrial PropCo LLC, a Delaware limited liability company and direct wholly-owned Subsidiary of the Seller (“PropCo”); (d) effective as of immediately prior to the Closing, (i) the Seller assigned, transferred, conveyed and delivered to PropCo, and PropCo accepted from the Seller, all of the PropCo Purchased Assets, free and clear of any and all Liens, other than Permitted Liens; and (ii) the Seller assigned, transferred, conveyed and delivered to PropCo, and PropCo assumed from the Seller, the PropCo Assumed Liabilities, in each case, on the terms and subject to the conditions set forth in this Agreement and the Reorganization Documents; and (e) on or prior to the date hereof, the Seller (i) caused the Company to open and establish the bank account set forth on Schedule B, and (ii) deposited in such new bank account the Cash Amount;

WHEREAS, the Seller desires to sell, and the Purchaser (or an Affiliate of the Purchaser designated by the Purchaser, a “Purchaser Designee”) desires to purchase, (a) 100% of the issued and outstanding Equity Securities of each of the Company (the “Company Membership Interests”) and PropCo (the “Propco Membership Interests” and together with the Company Membership Interests, the “Membership Interests”), and (b) all of the Assigned IP, in each case, upon the terms and subject to the conditions in this Agreement; and

WHEREAS, Seller Parent, through its indirect ownership of the Acquired Companies, will derive substantial benefit from the consummation of the Transaction. Purchaser has conditioned its willingness to enter into this Agreement and consummate the transactions contemplated herein upon its receipt of the covenants and agreements of Seller Parent contained herein, and such covenants and agreements of Seller Parent are a material inducement to Purchaser to enter into this Agreement and consummate the Transaction.

NOW, THEREFORE, in consideration of the above recitals, and the representations, warranties, covenants, agreements, and conditions in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1
PURCHASE AND SALE OF Membership Interests

1.1 Sale and Delivery. At the Closing, on the terms and subject to the conditions set forth in this Agreement, (a) the Seller shall sell, assign, transfer, convey and deliver to the Purchaser (or a Purchaser Designee), and the Purchaser (or a Purchaser Designee) shall purchase and accept from the Seller, all right, title and interest in all of the Membership Interests, free and clear of all Liens (other than Liens under the Bank of America Credit Agreement that will be released in connection with Closing pursuant to the applicable Payoff Letter and restrictions on transfer imposed by applicable securities Laws); and (b) Seller shall cause the IP Seller to sell, assign, transfer, convey and deliver to the Purchaser (or a Purchaser Designee), and the Purchaser (or a Purchaser Designee) shall purchase and accept from the IP Seller, all right, title and interest in the Assigned IP free and clear of all Liens (other than Permitted Liens), in each case, in exchange for the Purchase Price.

1.2 Purchase Price. The aggregate purchase price (the “Preliminary Purchase Price”) for the Membership Interests and the Assigned IP shall be an amount equal to (a) $109,500,000.00 (the “Base Purchase Price”), plus (b) Estimated Closing Cash; minus (c) Estimated Closing Indebtedness; plus (d) the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital by more than $250,000.00; minus (e) the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital by more than $250,000.00; minus (f) Estimated Closing Transaction Expenses. For the avoidance of doubt, there shall be no duplication in any of the foregoing reductions or additions and the Preliminary Purchase Price will be subject to adjustment in accordance with Section 1.4.

1.3 Closing Payments. At the Closing, on the terms and subject to the conditions set forth in this Agreement, the Purchaser shall deliver, or cause to be delivered, to: (a) the Seller, by wire transfer of immediately available funds to the account or accounts previously designated in writing by the Seller, an amount equal to (i) the Preliminary Purchase Price, minus (ii) the Adjustment Escrow Amount; (b) the applicable Indebtedness Payees, an amount equal to the applicable payoff amount(s) set forth in the Payoff Letters and on the Estimated Closing Statement for such Indebtedness Payees; (c) each Person who is owed a portion thereof, the applicable Estimated Closing Transaction Expenses set forth on the Estimated Closing Statement (provided that any Transaction Expenses that are treated as wages or compensatory payments to current or former employees of the Company shall be paid to the Company for further payment to the applicable obligee thereof (minus applicable withholding Taxes and other payroll deductions) through the payroll system of the Company at the next regularly scheduled payroll); and (d) the Escrow Agent, the Adjustment Escrow Amount (which shall be maintained by the Escrow Agent to secure Seller’s obligations under Section 1.4 of this Agreement and shall be administered and payable in accordance with the Escrow Agreement).

1.4 Purchase Price Adjustment.

(a) Schedule 1.4(a) (the “Estimated Closing Statement”) sets forth the Seller’s good faith estimate of the calculation of (i) the estimated Working Capital as of the Adjustment Calculation Time (the “Estimated Closing Working Capital”); (ii) the estimated Closing Cash (the “Estimated Closing Cash”); (iii) the estimated Indebtedness immediately prior to the Closing (the “Estimated Closing Indebtedness”); (iv) the estimated Transaction Expenses immediately prior to the Closing (the “Estimated Closing Transaction Expenses”); and (v) the resulting Preliminary Purchase Price, in each case, prepared and calculated without duplication in a manner consistent with the Agreed Principles (as applicable).

(b) After the Closing Date, the Purchaser shall cause the Company to prepare a closing statement (the “Closing Statement”) setting forth the following: (i) Working Capital as of the Adjustment Calculation Time (as finally determined pursuant to this Section 1.4, the “Final Closing Working Capital”); (ii) Closing Cash (as finally determined pursuant to this Section 1.4, the “Final Closing Cash”); (iii) Indebtedness as of immediately prior to the Closing (as finally determined pursuant to this Section 1.4, the “Final Closing Indebtedness”); (iv) Transaction Expenses as of immediately prior to the Closing (as finally determined pursuant to this Section 1.4, the “Final Closing Transaction Expenses”); and (v) the resulting Final Purchase Price, each of which shall be prepared and calculated without duplication in a manner consistent with the Agreed Principles (as applicable). The Closing Statement shall be delivered by the Purchaser to the Seller within seventy-five (75) days after the Closing Date for review by the Seller and its Representatives.

(c) If the Seller objects to all or part of the Closing Statement as delivered by the Purchaser, the Seller shall deliver to the Purchaser written notice of such objections (the “Seller Objection Notice”) not more than forty-five (45) days after the date the Seller receives the Closing Statement from the Purchaser (the “Protest Date”). The Seller Objection Notice shall specify in reasonable detail any contested amounts and the basis therefor and shall include a schedule setting forth the Seller’s determination of Seller’s position with respect to such contested amounts. If the Seller does not deliver the Seller Objection Notice to the Purchaser on or prior to the Protest Date, the Seller shall be deemed to have accepted the Closing Statement delivered by the Purchaser and the Working Capital, Closing Cash, Indebtedness and/or Transaction Expenses as set forth on the Closing Statement shall be final, binding and non-appealable by the Seller. If a Seller Objection Notice is delivered on or prior to the Protest Date, any amounts not disputed therein shall be final, binding and non-appealable by the Seller. If the Seller delivers the Seller Objection Notice to the Purchaser on or prior to the Protest Date, the Purchaser and the Seller shall seek in good faith to resolve all objections relating to the Closing Statement set forth in the Seller Objection Notice. If the Purchaser and the Seller do not reach a final resolution of all such objections set forth in the Seller Objection Notice within thirty (30) days after delivery of the Seller Objection Notice, then the Purchaser and the Seller shall engage and submit only the unresolved objections to the Independent Accountant for resolution. Any documents submitted by the Purchaser or the Seller to the Independent Accountant, either unilaterally or at the Independent Accountant’s request, shall be simultaneously or promptly thereafter submitted to either the Seller or the Purchaser, as applicable. The Independent Accountant’s decision shall be rendered within thirty (30) days after submittal. Each Party shall reasonably cooperate with the Independent Accountant in connection with its review and determination. In making its determination, the Independent Accountant shall act as an expert and not as an arbitrator. The determination of the Independent Accountant shall be set forth in writing and shall be non-appealable, conclusive and binding upon the Parties absent Fraud or manifest mathematical error. The Closing Statement shall be revised by the Purchaser as appropriate to reflect the resolution of any such objections set forth in the Seller Objection Notice among the Purchaser and the Seller or by the Independent Accountant.

(d) In resolving any disputed item, the Independent Accountant (i) shall be bound by the provisions of this Section 1.4; (ii) may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value claimed for such item by either the Purchaser or the Seller; (iii) shall restrict its decision to such items included in the Seller Objection Notice which are then in dispute; and (iv) may review only the definitions contained in this Agreement (including the definitions of Agreed Principles, Purchase Price, Closing Cash, Indebtedness, Transaction Expenses and Working Capital) and the written presentations of the Purchaser and the Seller in resolving any matter which is in dispute (i.e., the Independent Accountant shall not conduct an independent review).

(e) In the event the Purchaser or the Seller submits any unresolved objections to the Closing Statement to the Independent Accountant for resolution as provided in this Section 1.4, the Purchaser and the Seller shall share responsibility for the fees and expenses of the Independent Accountant as follows:

(i) If the Independent Accountant resolves all of the unresolved objections in favor of the Seller, the Purchaser shall be responsible for all of the fees and expenses of the Independent Accountant;

(ii) If the Independent Accountant resolves all of the unresolved objections in favor of the Purchaser, Seller shall be responsible for all of the fees and expenses of the Independent Accountant; and

(iii) If the Independent Accountant resolves some of the unresolved objections in favor of the Seller and the rest of the unresolved objections in favor of the Purchaser, the Seller shall be responsible for a proportionate amount of the fees and expenses of the Independent Accountant based on the dollar amount of the unresolved objections resolved against the Seller compared to the total dollar amount of all unresolved objections submitted to the Independent Accountant and the Purchaser shall be responsible for a proportionate amount of the fees and expenses of the Independent Accountant based on the dollar amount of the unresolved objections resolved against the Purchaser compared to the total dollar amount of all unresolved objections submitted to the Independent Accountant. For example, should the unresolved objections total $1,000 and the Independent Accountant awards $600 in favor of the Seller’s position, sixty percent (60%) of the costs of the Independent Accountant’s review would be borne by the Purchaser and forty percent (40%) of such costs would be borne by the Seller.

(f) Upon the final determination of the Final Purchase Price pursuant to this Section 1.4: (i) if the Final Purchase Price is less than the Preliminary Purchase Price, an amount equal to the absolute value of the difference between the Final Purchase Price and the Preliminary Purchase Price (the “Shortfall Amount”) shall be paid solely out of the Adjustment Escrow Amount to Purchaser (and the Seller and the Purchaser shall deliver a joint written instruction to the Escrow Agent (x) for purposes of effecting such payment and (y) to the extent the Shortfall Amount is less than the Adjustment Escrow Amount, for purposes of releasing the difference between the Adjustment Escrow Amount and the Shortfall Amount to the Seller); (ii) if the Final Purchase Price is greater than the Preliminary Purchase Price, the Purchaser shall be obligated to pay to the Seller (or to such other Persons as designated by the Seller in writing) an amount equal to the lesser of (A) the difference between the Final Purchase Price and the Preliminary Purchase Price and (B) the Adjustment Escrow Amount (and the Seller and the Purchaser shall deliver a joint written instruction to the Escrow Agent for purposes of releasing the Adjustment Escrow Amount to the Seller); or (iii) if the Final Purchase Price is equal to the Preliminary Purchase Price, there shall be no adjustment made to the Preliminary Purchase Price (and the Seller and the Purchaser shall deliver a joint written instruction to the Escrow Agent for purposes of releasing the Adjustment Escrow Amount to the Seller).

(g) The Final Purchase Price, as finally adjusted in accordance with the provisions of Section 1.4(f) is referred to in this Agreement as the “Purchase Price”. Any amounts payable under Section 1.4(f) shall be paid by wire transfer of immediately available funds, and any joint written instructions required to be delivered to the Escrow Agent pursuant to Section 1.4(f) shall be sent within three (3) Business Days after the date on which the Closing Statement is finally determined pursuant to Section 1.4.

(h) For the purpose of verifying the Working Capital, Closing Cash, Indebtedness and/or Transaction Expenses, the Purchaser and its advisors shall make the applicable personnel, work papers and back up materials used in preparing the Closing Statement reasonably available during regular business hours to the Seller and its Representatives after the Closing Statement is delivered to the Seller upon reasonable notice (subject to the Seller Access Limitations). The Parties agree that the procedures set forth in this Section 1.4 with respect to the Closing Statement and the determination of the Purchase Price are not intended to permit the introduction of different accounting methods, standards, policies, practices, classifications, estimation methodologies, assumptions, procedures or a different level of prudence from those set forth herein (including in the Agreed Principles) for purposes of determining the asset and liability balances.

1.5 Closing. The consummation of the purchase and sale of the Membership Interests and the Assumed IP (the “Closing”) shall take place concurrently with the exchange of executed copies of this Agreement and the Ancillary Documents via electronic mail on the date hereof, or at such other date or time as mutually agreed upon in writing by the Parties (the date on which Closing occurs, the “Closing Date”). Unless otherwise provided in this Agreement, all proceedings to be taken and all documents to be executed and delivered at the Closing shall be deemed to have been taken, executed and delivered simultaneously, and no such proceedings or documents shall be deemed taken, executed or delivered until all have been taken, executed or delivered.

1.6 Deliveries by the Seller and the Company. At or before the Closing, the Seller and the Company shall execute (as applicable) and deliver or cause to be executed (as applicable) and delivered to the Purchaser (or other Persons where indicated) the following:

(a) A duly executed assignment of membership interests selling, assigning, transferring, and conveying all of the Membership Interests from the Seller to the Purchaser or a Purchaser Designee and, to the extent they are certificated, original certificates representing all outstanding Equity Securities of the Acquired Companies;

(b) Executed payoff letters from the Persons listed on Schedule 1.6(b) (the “Indebtedness Payees”) setting forth the Indebtedness of the Acquired Companies as of the Closing Date (the “Payoff Letters”);

(c) A counterpart to the Escrow Agreement, duly executed by the Seller;

(d) A duly executed certificate IRS Form W-9 from the IP Seller and the Seller;

(e) A certificate of good standing of each of the Acquired Companies and the Seller from the Secretary of State of the jurisdiction of its organization or incorporation, in each case, dated as of a date not more than ten (10) days prior to the Closing Date;

(f) Resignations from each director, manager and officer of the Acquired Companies (solely in their capacity as directors, managers or officers, as the case may be, of the Acquired Companies), effective as of the Closing Date;

(g) A transition services agreement, by and among the Purchaser, the Company, Seller Parent and the Seller, duly executed by Seller Parent and the Seller (the “Transition Services Agreement”);

(h) Each of the bills of sale, intellectual property transfer agreements, assignment and assumption agreements, contribution agreements, equity transfer agreements or other agreements, deeds, endorsements, documents, assignments, instruments and filings, as may be necessary to effect the Reorganization (including, for the sake of clarity, all Intellectual Property (other than the Assigned IP) included in Purchased Assets) (collectively, the “Reorganization Documents”), in each case, in form and substance acceptable to Purchaser and duly executed by the Seller, the Company, PropCo or the applicable Affiliates of the Seller;

(i) Intellectual property transfer agreements effecting the transfer of all of the Intellectual Property of the IP Seller set forth on Schedule C (the “Assigned IP”) to a Purchaser Designee (the “IP Assignment Agreements”);

(j) A solvency opinion (the “Solvency Opinion”) with respect to the Seller, issued by Stout Risius Ross, LLC (“Stout”);

(k) A guaranty (the “Parent Guaranty”) made by Seller Parent in favor of Seller;

(l) A certificate executed and delivered by the Secretary or comparable representative of the Seller and each Acquired Company attesting and certifying as to (i) the Organizational Documents of the Seller and each Acquired Company and (ii) copies of resolutions of the board of directors (or comparable governing body) of the Seller and, if required by applicable law, the equity holders of the Seller, adopting and authorizing the Transaction;

(m) Evidence of termination of all agreements (if any) regarding voting, transfer or other arrangements related to the Membership Interests that are in effect prior to the Closing;

(n) The minute book, equity ledgers and other records of the Acquired Companies, to the extent not located at the Acquired Companies’ facilities; and

(o) A termination and assignment and assumption agreement of that certain engagement agreement with EuroConsult Inc., by and among the Purchaser, Seller Parent and EuroConsult Inc., duly executed by Seller Parent and EuroConsult Inc. (the “Assignment and Assumption Agreement”).

1.7 Deliveries by the Purchaser. At or before the Closing, the Purchaser shall execute (as applicable) and deliver to the Seller or cause to be executed (as applicable) and delivered to the Seller (or other Persons where indicated) the following:

(a) The payments contemplated by Section 1.3;

(b) A counterpart to the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent;

(c) A counterpart to the Transition Services Agreement, duly executed by the Purchaser;

(d) A counterpart to the Assignment and Assumption Agreement, duly executed by the Purchaser;

(e) The IP Assignment Agreements, duly executed by a Purchaser Designee; and

(f) Evidence that the applicable Acquired Companies have obtained the D&O Tail Policy.

1.8 Withholding; Tax Allocation.

(a) Each of the Purchaser, any Purchase Designee, the Company, PropCo, their respective designees and any other Person required to make a payment pursuant to this Agreement shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any such payment any amounts required to be deducted or withheld therefrom under the Code, or under any provision of state, local or foreign Tax Law. If the Purchaser or any Purchaser Designee determines that it intends to deduct or withhold any amount from the Purchase Price, then, other than with respect to compensatory amounts to current or former employees, the Purchaser shall (except to the extent the Seller fails to provide an IRS Form W-9 pursuant to Section 1.6(d)) provide reasonable prior written notice to the Seller setting forth the amounts subject to deduction or withholding, a brief explanation of the applicable Law and shall provide the Seller a reasonable opportunity to provide forms or other evidence that would exempt such amounts from such deduction or withholding under applicable Law. To the extent such amounts are so deducted or withheld and timely remitted to the proper Tax Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(b) The Parties agree that the Purchase Price, as finally determined pursuant to Section 1.4(f) (and all other items required under the Code), for the Membership Interests and the Assigned IP shall be allocated among the assets of the Acquired Companies and the Assigned IP in accordance with Schedule 1.8(b) (the “Allocation Principles Schedule”). The Purchaser shall prepare and submit to the Seller, within sixty (60) days after determination of the final Closing Statement, a draft of such allocation for the Seller to review. If, within thirty (30) days after receiving the Purchaser’s allocation, the Seller notifies the Purchaser in writing that the Seller disputes any item(s) reflected thereon (the sole permissible basis for which is that the Purchaser’s allocation was not prepared in accordance with this Section 1.8(b) and the Allocation Principles Schedule), the Purchaser and the Seller shall cooperate in good faith to resolve any dispute. Unless the Seller delivers such written notice disputing any item(s) reflected on the Purchaser’s allocation, it shall be deemed to have agreed to the Purchaser’s allocation, which shall become final and binding. Should the Purchaser and the Seller fail to reach an agreement within thirty (30) days after the Seller notifies the Purchaser that the Seller disputes any item(s) reflected on the Purchaser’s allocation, the determination of the disputed item or items shall be made by the Independent Accountant (whose determination with respect to any disputed item(s) shall be limited to whether the Purchaser’s or the Seller’s position better reflects the principles of this Section 1.8(b) and the Allocation Principles Schedule), the costs and expenses of which shall be borne in inverse proportion by the Purchaser and the Seller as they may prevail on matters resolved by the Independent Accountant. The allocation and other determinations made pursuant to this Section 1.8(b) shall be modified as appropriate to reflect any adjustments in the Purchase Price made following the Closing in accordance with this Agreement. The Company, PropCo, the Purchaser, any Purchaser Designee and the Seller will file all Tax Returns and information reports in a manner consistent with the allocation, as finally determined under this Section 1.8(b). The Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the Purchaser may reasonably request to prepare the allocation. Each of the Parties shall file all Tax Returns consistent with this allocation, as finally prepared under this Section 1.8(b) and subject to any amendment thereof under this Section 1.8(b) and shall not take any position inconsistent therewith (whether in audits, Tax Returns or otherwise), unless otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES CONCERNING the Seller

The Seller does hereby represent and warrant to the Purchaser that:

2.1 Organization. The Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Seller has all requisite limited liability company power and authority to operate and lease its properties and to carry on its business as and where such is now being conducted.

2.2 Ownership. The Seller is the sole and exclusive legal, record and beneficial owner of the Membership Interests, and has good, marketable and valid title to such Membership Interests, free and clear of all Liens (other than Liens under the Bank of America Credit Agreement that will be released in connection with Closing pursuant to the applicable Payoff Letter and restrictions on transfer imposed by applicable securities Laws). Upon delivery of such Membership Interests by the Seller at the Closing and payment of the consideration therefor pursuant to this Agreement, good and valid title to such Membership Interests, free and clear of all Liens (other than Liens under the Bank of America Credit Agreement that will be released in connection with Closing pursuant to the applicable Payoff Letter and restrictions on transfer imposed by applicable securities Laws), will pass to the Purchaser. Seller has the sole voting power and sole power of disposition with respect to all of the Membership Interests with no limitations, qualifications or restrictions on such rights and powers. Seller is not subject to any agreements, arrangements, options, warrants, calls, rights, commitments or other restrictions relating to the sale, transfer, purchase, redemption or voting of the Membership Interests.

2.3 Authority and Enforceability. The Seller and each of its Affiliates have full right, power, capacity and authority to enter into, execute, deliver and perform fully this Agreement and each of the Ancillary Documents to which such Person is a party. The execution and delivery of this Agreement and each of the Ancillary Documents to which the Seller or any of its Affiliates is a party, the performance by the Seller and each such Affiliate of its respective obligations hereunder and thereunder and the consummation by the Seller and each such Affiliate of the Transaction have been duly authorized by all necessary action on behalf of the Seller and each such Affiliate and no other proceeding on the part of the Seller or any of its Affiliates is necessary, have been duly executed and delivered by the Seller or any of its Affiliates, and (assuming the due authorization, execution, and delivery of this Agreement and each other Ancillary Document by the Purchaser and any other party thereto (if applicable)) constitute legal, valid, and binding agreements and obligations of the Seller and each such Affiliate enforceable against the Seller and each such Affiliate in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

2.4 Approvals. All consents, approvals, authorizations and orders necessary in connection with the authorization, execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Seller or any of its Affiliates is a party, or the consummation of the Transaction, by the Seller and each of its Affiliates have been obtained. Except for applicable consents, approvals, and authorizations referenced in Schedule 3.2(b) that the Seller as owner of the Company may need to assist the Company in obtaining, neither Seller nor any of its Affiliates is not required to give any notice to, make any filing, declaration or registration with or obtain any authorization, consent or approval of any Authority or other Person in connection with the authorization, execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Seller or any of its Affiliates is a party, or the consummation of the Transaction.

2.5 Non-contravention. The execution, delivery, and performance of this Agreement and each of the Ancillary Documents to which the Seller or any of its Affiliates is a party and the consummation of the Transaction by the Seller and its Affiliates will not (a) conflict with or result in the violation of any of the provisions of the Organizational Documents of the Seller or any of its Affiliates; (b) conflict with or result in a breach or violation of any material term or provision of, or (with or without notice or passage of time, or both) constitute a default under or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise materially affect any rights of the Seller or any of its Affiliates under, any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature, in any case whether written or oral, to which the Seller or any of its Affiliates is a party or by which the Seller or any of its Affiliates or any of its respective assets may be bound or affected; (c) violate or conflict with the provisions of any Law, or any order, rule, regulation, injunction, writ or decree of any Authority having jurisdiction over the Seller or any of its Affiliates or any of their respective property or assets; or (d) result in the creation or imposition of any Lien (other than restrictions on transfer imposed by applicable securities Laws) upon the Membership Interests.

2.6 Litigation. There are no Legal Proceedings pending or threatened in writing (or to the knowledge of Seller or any of its respective Affiliates, otherwise) against the Seller or any of its respective Affiliates that would materially delay the Seller or any of its respective Affiliates’ performance under this Agreement or the consummation of the Transaction.

2.7 Solvency. Neither Seller nor any of its Affiliates is entering into this Agreement or the other agreements contemplated hereby (including, for the sake of clarity, the Reorganization Documents and the other Ancillary Documents) to which it is, or is specified to be, a party with the intent to hinder, delay or defraud either present or future creditors of Seller or any of its respective Affiliates. Seller will, after giving effect to the Transaction (including the payment of the aggregate amounts, including the payment of all fees, costs and expenses, to be paid by Seller related to the Transaction and taking into account discharge of the Asbestos Liabilities as and when due), be Solvent at and immediately after the Closing.

2.8 Acknowledgement. The Seller and each of its Affiliates (a) acknowledge that, other than as set forth in this Agreement (including the related portions of the Disclosure Schedules) and in the Ancillary Documents, neither Purchaser nor any of its respective owners, directors, officers, employees, Affiliates, Subsidiaries, agents or other Representatives or their respective Affiliates makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Seller or any of its respective Affiliates, or any of their respective agents or other Representatives prior to the execution of this Agreement; and (b) agrees, to the fullest extent permitted by Law, except as expressly provided in this Agreement and except for the obligations of the parties thereto under the Ancillary Documents, that neither Purchaser nor any of its respective owners, directors, officers, employees, Affiliates, Subsidiaries, agents or other Representatives or their respective Affiliates has any direct personal liability or responsibility whatsoever to the Seller or any of its respective Affiliates on any basis (including contract, tort, at Law or in equity, or otherwise) based upon any information, documents, projections, forecasts or other materials provided or made available, or statements made, to the Seller or any of its respective Affiliates prior to the execution of this Agreement or otherwise, in expectation of, or in connection with, the Transaction.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES CONCERNING
THE Acquired COMPANies

The Seller hereby represents and warrants to the Purchaser that:

3.1 Organization, Good Standing, and Power. Each Acquired Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Each Acquired Company has all requisite entity power and authority to own, operate, lease or otherwise hold its properties and assets and to conduct its business as presently conducted. The Company is duly qualified or licensed to do business in each jurisdiction where the nature of its business or ownership, operation or leasing of its properties makes such qualification necessary. Complete and correct copies of the Organizational Documents of each Acquired Company and all amendments thereto have been made available to Purchaser.

3.2 Authority and Enforceability; Approvals.

(a) Each Acquired Company has full right, power, capacity and authority to enter into, execute, deliver and perform fully each of the Ancillary Documents to which such Acquired Company is a party. The execution and delivery of each of the Ancillary Documents to which any Acquired Company is a party, the performance by each Acquired Company of their respective obligations thereunder and the consummation by each Acquired Company of the Transaction have been duly authorized by all necessary action on behalf of each Acquired Company and no other proceeding on the part of any Acquired Company is necessary, have been duly executed and delivered by each Acquired Company, and constitute a legal, valid, and binding agreement and obligation of each Acquired Company enforceable against each Acquired Company in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(b) All consents, approvals, authorizations and orders necessary in connection with the authorization, execution, delivery and performance by the Seller and each of its respective Affiliates of this Agreement and by the Seller, any of its respective Affiliates or any Acquired Company of each of the Ancillary Documents to which the Seller, any of its respective Affiliates or any Acquired Company is a party, or the consummation of the Transaction, by the Seller, any of its respective Affiliates and each Acquired Company have been obtained. Except for applicable consents, approvals, and authorizations referenced in Schedule 3.2(b), no Acquired Company is required to give any notice to, make any filing, declaration or registration with or obtain any authorization, consent or approval of any Authority or other Person in connection with the authorization, execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Seller, any of its respective Affiliates or any Acquired Company is a party, or the consummation of the Transaction.

3.3 Non-contravention. Except as set forth in Schedule 3.3, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which any Acquired Company is a party and the consummation of the Transaction by each Acquired Company will not (a) conflict with or result in the violation of any of the provisions of the Organizational Documents of any of the Acquired Companies; (b) conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of any Acquired Company under, or otherwise give any Person a basis for nonperformance under, any Contract to which any Acquired Company is a party or any of the Assets is bound or Permit held by any Acquired Company; (c) violate or conflict with the provisions of any Law, or any order, rule, regulation, injunction, writ or decree of any Authority having jurisdiction over the Acquired Companies or their property or Assets; or (d) result in the creation or imposition of any Lien upon any Membership Interests or any property or Asset of the Acquired Companies.

3.4 Capitalization; Subsidiaries.

(a) The Seller is the sole and exclusive legal, record and beneficial owner of all of the issued and outstanding Equity Securities of each of PropCo and the Company, and has good, marketable and valid title to such issued and outstanding Equity Securities of each of PropCo and the Company, free and clear of all Liens (other than Liens under the Bank of America Credit Agreement that will be released in connection with Closing pursuant to the applicable Payoff Letter and restrictions on transfer imposed by applicable securities Laws). Schedule 3.4(a) sets forth all of the authorized Equity Securities of each of PropCo and the Company and a complete and correct list of the issued and outstanding Equity Securities of each of PropCo and the Company, including the name of the record and beneficial owner thereof and the number of Equity Securities held thereby. All of the Equity Securities of each of PropCo and the Company have been duly authorized and validly issued and, if applicable, are fully paid and non-assessable. Except as set forth on Schedule 3.4(a), there are no outstanding Equity Securities or other instruments convertible into or exchangeable for Equity Securities of any of PropCo or the Company and there are no commitments to issue any Equity Securities or instruments of any of PropCo or the Company. There are no voting agreements, voting trusts, proxies or other agreements, commitments, understandings or arrangements with respect to the voting or transfer of the Equity Securities of any of PropCo or the Company. There are no outstanding obligations (contingent or otherwise) of any of PropCo or the Company to repurchase, redeem, purchase or otherwise acquire or retire any of its Equity Securities. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to any of PropCo or the Company. There are no declared and unpaid distributions on any Equity Securities of any of PropCo or the Company. Neither PropCo nor the Company has violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its Equity Securities. No Equity Securities of any of PropCo or the Company are subject to, or have been issued in violation of, preemptive or similar rights. There is no Indebtedness as of immediately prior to the Closing other than as set forth on the Estimated Closing Statement.

(b) Schedule 3.4(b)(i) sets forth a complete and correct list of each of PropCo’s and the Company’s respective Subsidiaries, all of the authorized Equity Securities of each of PropCo’s and the Company’s respective Subsidiaries and the issued and outstanding Equity Securities of each of PropCo’s and the Company’s respective Subsidiaries, including the name of the record and beneficial owner thereof and the number of Equity Securities held thereby. All of the Equity Securities of each of PropCo’s and the Company’s respective Subsidiaries have been duly authorized and validly issued and, if applicable, are fully paid and non-assessable. Except for PropCo’s and the Company’s respective Subsidiaries set forth on Schedule 3.4(b), the Acquired Companies do not own or otherwise hold, or hold the right to acquire, in each case, directly or indirectly, any Equity Securities in any other Person. Each of PropCo’s and the Company’s respective Subsidiaries is duly organized or incorporated, validly existing, and in good standing under the Laws of the jurisdiction of its organization or incorporation, as applicable, which jurisdiction is listed on Schedule 3.4(b)(ii). Each of PropCo’s and the Company’s respective Subsidiaries have all requisite entity power and authority to own, operate, lease or otherwise hold its properties and assets and to conduct its business as presently conducted. Each of PropCo’s and the Company’s respective Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or ownership, operation or leasing of its properties make such qualification necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3.4(b)(iii), there are no outstanding Equity Securities or other instruments convertible into or exchangeable for Equity Securities in PropCo’s or the Company’s respective Subsidiaries and there are no commitments to issue any Equity Securities or instruments in PropCo’s or the Company’s respective Subsidiaries. There are no voting agreements, voting trusts, proxies or other agreements, commitments, understandings or arrangements with respect to the voting or transfer of the Equity Securities of PropCo’s or the Company’s respective Subsidiaries. There are no outstanding obligations (contingent or otherwise) of any of PropCo’s or the Company’s respective Subsidiaries to repurchase, redeem, purchase or otherwise acquire or retire any of its Equity Securities. All of the outstanding Equity Securities of each of PropCo’s and the Company’s respective Subsidiaries are owned by the Company, PropCo or another Subsidiary free and clear of all Liens (other than Liens under the Bank of America Credit Agreement that will be released in connection with Closing pursuant to the applicable Payoff Letter and restrictions on transfer imposed by applicable securities Laws). None of PropCo’s or the Company’s respective Subsidiaries has violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its Equity Securities. No Equity Securities of any of PropCo’s or the Company’s respective Subsidiaries are subject to, or have been issued in violation of, preemptive or similar rights. Complete and correct copies of the Organizational Documents of each of PropCo’s and the Company’s respective Subsidiaries and all amendments thereto have been made available to Purchaser.

3.5 Financial Statements; Undisclosed Liabilities.

(a) Attached as Exhibit A are copies of the following: (i) the unaudited balance sheets of the Acquired Companies as of December 31, 2022, December 31, 2023 and December 31, 2024, and the related unaudited profit and loss statements for the fiscal years then ended (the “Annual Financial Statements”); and (ii) the unaudited balance sheets of the Acquired Companies as of January 31, 2025, and the related unaudited profit and loss statements for the one (1) month then ended (such balance sheet, the “Most Recent Balance Sheet”, together with the related unaudited statements, the “Interim Financial Statements”). Each of the Financial Statements (including the notes thereto) (i) has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, with the exception of the absence of normal year-end audit adjustments (which will not be material individually or in the aggregate) and footnotes required by GAAP in the Interim Financial Statements, (ii) has been prepared based on and are consistent with the books and records of the Acquired Companies (which books and records are correct and complete in all material respects), (iii) has been prepared in accordance with the past practice of the Acquired Companies on a consistent basis across periods, (iv) are correct and complete in all material respects and (v) fairly presents in all material respects the assets, liabilities, financial position and condition, results of operations, and cash flows of the Acquired Companies as of the dates and for the periods indicated therein. The Acquired Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with the Agreed Principles.

None of the Acquired Companies has, in the last five (5) years, identified or been made aware of (x) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting utilized by the Acquired Companies, (y) any illegal act or fraud, whether or not material, that involves the management of the Acquired Companies or (z) any claim or allegation regarding any of the foregoing.

(b) The Acquired Companies do not have any material Liabilities, except for Liabilities: (i) specifically accrued for or reserved against in the Most Recent Balance Sheet or expressly disclosed in the notes to the Financial Statements, to the extent so specifically accrued for or reserved against; (ii) incurred since the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law); (iii) set forth on Schedule 3.5(b); or (iv) under this Agreement and the Ancillary Documents with respect to the Transaction (other than Liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a breach, thereof by any Acquired Company).

(c) The inventory of the Acquired Companies is merchantable and fit for the purpose for which it was procured or manufactured, and is not slow-moving, obsolete, damaged, or defective, subject to the reserve for inventory writedown set forth on the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies.

(d) Except as set forth on Schedule 3.5(d), no Acquired Company has applied for, or directly or indirectly accepted or received, any COVID-19 Aid.

3.6 Litigation and Claims. Except as set forth in Schedule 3.6, (a) no Legal Proceeding is pending or threatened in writing (or, to the Knowledge of the Company, otherwise) against (i) any of the Acquired Companies or (ii) to the extent related to any Acquired Company, any Service Provider; (b) there are no Legal Proceedings pending or threatened by any Acquired Company; (c) there are no Legal Proceedings against (i) any of the Acquired Companies or (ii) to the extent related to any Acquired Company, any Service Provider, in each case, that have been resolved since the Look-Back Date; (d) there are no Orders that are outstanding against or unsatisfied by any of the Acquired Companies; (e) none of the Acquired Companies are currently charged with or, to the Knowledge of the Company, threatened in writing (or to the Knowledge of the Company, otherwise) with, or under investigation with respect to, any material violation of Law; and (f) no Acquired Company has, at any time since the Look-Back Date, been subject to any Order. For any Legal Proceeding identified on Schedule 3.6(a) or Schedule 3.6(b), the Acquired Companies have made available to the Purchaser true, complete and accurate copies of all material pleadings relating to each such Legal Proceeding.

3.7 Legal Compliance. Except as set forth in Schedule 3.7(a), (i) the Acquired Companies are, and since the Look-Back Date have been, in compliance in all material respects with all applicable Laws in connection with the conduct, ownership, use, occupancy or operation of its business and the Assets; and (ii) the Acquired Companies possess and are operating in compliance in all material respects with all Permits necessary for the conduct, ownership, use, occupancy or operation of their businesses or any of the Assets, or as otherwise required by any

Law, and all such Permits are valid, in good standing and in full force and effect. No revocation, rescission, suspension, cancellation or other adverse modification of any such Permit is pending or threatened in writing (or to the Knowledge of the Company, otherwise). All material Permits are identified on Schedule 3.7(b) and complete and correct copies thereof have been made available to Purchaser. All material reports required to be filed by any of the Acquired Companies as of the date hereof with any Authority have been filed, and were true, correct and complete in all material respects when filed. None of the Acquired Companies have received any written (or to the Knowledge of the Company, other) notice since the Look-Back Date from any Authority or other Person regarding any material violation of any Law, Order or Permit. Except as set forth in Schedule 3.7(c), no Initial Beneficial Ownership report (as defined in 31 C.F.R. § 1010.380(a)(1)) has been filed on behalf of any Acquired Company with the Financial Crimes Enforcement Network under the Corporate Transparency Act of 2020.

3.8 Environmental Matters.

(a) The Acquired Companies are, and since the Look-Back Date have been, in compliance in all material respects with each applicable Environmental Law and all contractual requirements with respect to Environmental Laws and Hazardous Substances, and any noncompliance prior to the Look-Back Date has been fully and finally resolved in all material respects.

(b) The Acquired Companies (i) possess all Permits that are required under Environmental Laws applicable to the Business and all such Permits are in full force and effect in all material respects; (ii) are, and since the Look-Back Date have been, in compliance in all material respects with the terms and conditions of all Permits; (iii) each such material Permit required under Environmental Laws is disclosed in Schedule 3.8(b); and (iv) any applications to renew such Permits have been prepared and filed in a timely manner in all material respects to the extent applicable and required by Environmental Laws.

(c) No Acquired Company has received from any Authority or other Person any written (or to the Company’s Knowledge, other) notice alleging the actual violation of any applicable Environmental Law (except violations that have been fully resolved in all material respects), and no Acquired Company is subject to any current Order or Legal Proceeding arising under any Environmental Law.

(d) All material reports in respect of any Environmental Law required to be filed by any of the Acquired Companies with any Authority have been filed, and were true, correct and complete in all material respects when filed.

(e) No real property currently or, to the Knowledge of the Company, formerly (in the past five (5) years) operated, owned, leased, used for waste disposal or used in any other manner by the Acquired Companies is listed on, or has been proposed for listing on, the National Priorities List established pursuant to 42 U.S.C. § 9605(a)(8)(B) or on any other federal or state list of sites where Hazardous Substances have been released.

(f) Except as set forth on Schedule 3.8(f)(i), there has been no release of, or exposure to, Hazardous Substances by the Acquired Companies resulting in the Acquired

Companies’ incurrence of remediation costs, legal costs, or other costs or Liabilities related to any Environmental Law, and no Acquired Company has received any written (or to the Knowledge of the Company, other) notice of the possibility of any such release. Schedule 3.8(f)(ii) contains a complete and accurate list of all off-site Hazardous Substance treatment, storage, or disposal facilities or locations used by the Acquired Companies in the previous five (5) years.

(g) The Acquired Companies have not since the Look-Back Date (i) operated at facilities with firefighting equipment, foams, or other supplies that contain such substances; and (ii) operated at facilities where there has been the deployment or release of such substances.

(h) The Acquired Companies have not retained or assumed, by contract or operation of Law, any current and ongoing Liabilities under Environmental Law of third parties.

(i) No underground storage tanks or related piping are located on, under, or at any Leased Real Property, and no Acquired Company has removed or caused any such tank or piping to be removed in the past five (5) years, nor, to the Knowledge of the Company, has there been any such removal from any Leased Real Property or any former operating location in the past five (5) years that could reasonably be expected to give rise to, result in, or serve as a basis for any Liability of any Acquired Company under Environmental Laws.

(j) No current facts, circumstances, or conditions exist with respect to any Acquired Company, their respective businesses, any Real Property, any real property currently or, to the Knowledge of the Company, formerly (in the past five (5) years) owned, leased, or used by any Acquired Company or any of its predecessors, or any property to which any Acquired Company or any of its predecessors, or any Person on behalf of any Acquired Company or any of its predecessors, has, in the past five (5) years, transported, treated, stored or disposed of Hazardous Substance that, in each case, would result, individually or in the aggregate, in any Acquired Company’s incurring material Liability, or material, unbudgeted capital expenditures to achieve or maintain compliance, under Environmental Laws (or any Permits required under Environmental Laws).

(k) The Company has provided or otherwise made available to Purchaser (i) any and all Phase I and Phase II site assessments and other material reports and data relating to the possible presence of Hazardous Substances at any real property currently or formerly owned, operated, used, or leased by the Acquired Companies, created in the past three (3) years; and (ii) any audits, records, risk assessments, cost estimates, and other similar documents obtained or created within the previous three (3) years related to compliance by the Acquired Companies with Environmental Laws or the release by the Acquired Companies of Hazardous Substances.

3.9 Title to Property and Assets.

(a) The Acquired Companies have good, marketable and valid title to, or in the case of leased tangible and intangible property and assets, a valid leasehold interest in, all of the tangible and intangible property and assets that are used or held in connection with their businesses on the date hereof (the “Assets”), in each case, free and clear of any and all Liens other than Permitted Liens. All such assets and properties are sufficient to conduct the Business as it is currently conducted.

(b) All tangible assets and properties owned or leased by any Acquired Company are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently being used. None of the personal or movable property constituting Assets is located other than at the Real Property.

3.10 Intellectual Property; IT Systems; Data Privacy.

(a) Schedule 3.10(a) contains a true, correct and complete list of all (i) registered Intellectual Property and applications therefor owned or purported to be owned by the Acquired Companies (the “Registered IP”), (ii) common law or unregistered Trademarks that are owned by an Acquired Company and material to the operation of the Business, and (iii) owned software proprietary to the Acquired Companies (“Company Software”). Each registration required to be set forth on Schedule 3.10(a) is subsisting, enforceable, and valid and each application required to be set forth therein is pending and in good standing. The Registered IP is held or recorded in the name of an Acquired Company and all renewals and maintenance fees in respect of the Registered IP that were due prior to the date hereof have been duly paid.

(b) Except as set forth in Schedule 3.10(b), (i) after giving effect to the Reorganization Documents, each of the Acquired Companies exclusively owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, each material item of Intellectual Property used in the operation of the Business as currently conducted by it, free and clear of all Liens (other than Permitted Liens); (ii) the Intellectual Property owned or licensed by the Acquired Companies constitutes all of the material Intellectual Property necessary to operate the Business as currently conducted by the Acquired Companies, free and clear of all Liens (other than Permitted Liens); (iii) no written (or to the Knowledge of the Company, other) claim has been asserted against an Acquired Company by any other Person contesting the validity, enforceability, use or ownership of any Intellectual Property owned or exclusively licensed by the Acquired Companies (including any offers to license Intellectual Property of any Person) has been made since the Look-Back Date, is currently outstanding or, to the Knowledge of the Company, is threatened; (iv) the Acquired Companies are not infringing, misappropriating, or violating and since the Look-Back Date have not infringed, misappropriated or violated any Intellectual Property rights of any other Person and the operation of the Business by the Acquired Companies, including the manufacture, use, and sale of their products and services, as currently conducted, does not infringe, misappropriate, or violate and as previously conducted since the Look-Back Date has not infringed, misappropriated, or violated any Intellectual Property rights of any other Person; (v) to the Knowledge of the Company, no other Person is infringing, misappropriating, or otherwise conflicting with any of the Intellectual Property owned or exclusively licensed by the Acquired Companies; and (vi) the Acquired Companies have not received any written (or to the Knowledge of the Company, other) communication from any Person asserting any ownership interest in any Intellectual Property owned by the Acquired Companies or suggesting that any other Person has any claim of legal or beneficial ownership with respect to Intellectual Property owned by the Acquired Companies, nor is there any basis for any claim that the Acquired Companies do not own such Intellectual Property.

(c) Except as set forth in Schedule 3.3, the execution and delivery of this Agreement and the consummation of the Transaction do not and will not affect, contravene, conflict with, alter or impair any of the Acquired Companies’ ownership of or licensing rights in any Intellectual Property, and neither the Acquired Companies nor the Purchaser (or any Purchaser Designee) will be obligated to pay any royalties or other amounts after the date of this Agreement to any Person beyond those payable by the Acquired Companies in the absence of this Agreement or the consummation of the Transaction.

(d) The IP Seller has the right to transfer to Purchaser (or any Purchaser Designee) all right, title, and interest in and to the Assigned IP, free and clear of all Liens (other than Permitted Liens). Seller has the right to transfer to the Company all right, title, and interest in and to the Purchased Assets that comprise Intellectual Property (other than Assigned IP), free and clear of all Liens. The Assigned IP includes all Intellectual Property owned by the IP Seller that are used in or held for use in the operation of the Business. The Purchased Assets that comprise Intellectual Property includes all Intellectual Property that are used in or held for use in the operation of the Business (other than the Intellectual Property licensed pursuant to the Transition Services Agreement).

(e) The Acquired Companies have taken commercially reasonable measures to protect the secrecy and confidentiality of all trade secrets and confidential information owned by the Acquired Companies and used or held for use in the operation of the Business. All Persons who have been materially involved in, or who contributed to the creation of any Intellectual Property for or on behalf of an Acquired Company have entered into valid and enforceable written Contracts assigning to Seller, the IP Seller, or an Acquired Company (as applicable) all of such Persons’ rights in any such Intellectual Property (or Seller, the IP Seller, or an Acquired Company (as applicable) owns such Intellectual Property by operation of law) and containing confidentiality and non-use terms and conditions consistent with the industry standard practices to protect trade secrets and confidential information of the Seller, the IP Seller, or the Acquired Companies (as applicable). There has been no unauthorized disclosure or unauthorized access to any trade secret or confidential information, and no violation of obligations of confidentiality with respect to such. No current or former officer, employee, consultant, or contractor of Seller or its Affiliates has any ownership interest, nor to the Knowledge of the Company, any other right or interest, in or to the Assigned IP.

(f) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of any Intellectual Property for or on behalf of an Acquired Company. To the Knowledge of the Company, no Person who has materially contributed to the creation of any Intellectual Property for or on behalf of an Acquired Company has performed services for any Authority, a university, college or other educational institution, or a research center, during a period of time during which such Person was also performing services for the Acquired Companies.

(g) No Company Software is subject to an “open source”, “copyleft” or other similar type of license, including any license that is approved by the Open Source Initiative or that would or could require the disclosure of (or grant any Person the right to receive) any source code of Company Software or impose limitations on the right of an Acquired Company to require payment of license or other fees in connection with the distribution of such Company Software.

(h) IT Systems

(i) The Company IT Systems operate in all material respects in accordance with their documentation and functional specifications and are in working condition to perform effectively all information technology operations necessary to conduct the Business as now conducted. Since the Look-Back Date, the Company IT Systems have not materially malfunctioned or failed. The Acquired Companies have in place commercially reasonable data storage, system redundancy and disaster avoidance and recovery programs, including providing for the regular back-up and prompt recovery of the data and information necessary to the Acquired Companies’ conduct of the Business (including data and information that is stored on magnetic or optical media in the Ordinary Course of Business) without any disruption to, or interruption in, the conduct of the Business.

(ii) No Company IT System: (A) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, Processing, storage, transmission or use of date data) that materially and adversely affects, or has materially and adversely affected, the use, functionality or performance of that Company IT System; or (B) materially fails to comply, or would cause any of the Acquired Companies to materially fail to comply, with any applicable warranty or other contractual commitment relating to any services rendered or products offered by the Acquired Companies. No Company IT System contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (X) disrupting, disabling, harming or otherwise impeding in any way the operation of, or providing unauthorized access to, a computer system or network or other device on which the code is stored or installed; or (Y) damaging or destroying any data or file without the user’s consent.

(i) Data Privacy

(i) The Acquired Companies comply, and since the Look-Back Date have complied, with, in all material respects (A) all Privacy Laws; (B) all Privacy Policies applicable to an Acquired Company; and (C) all requirements of any terms of use or Contract binding on the Acquired Companies relating to data, the Processing, collection, and use of Personal Information, Company Data, and bulk commercial faxes and email (e.g., spam) related to the Business (collectively, the “Data Protection Requirements”) and, to the Knowledge of the Company, no officer or manager of any of the Acquired Companies has engaged in any act on behalf of such Acquired Company that violates any such Data Protection Requirements. The Acquired Companies have made available to Purchaser true, complete, and correct copies of all Privacy Policies. Since the Look-Back Date, each Acquired Company has presented a Privacy Policy to individuals prior to the collection of any Personal Information from such individuals to the extent that such Privacy Policy is required by Data Protection Requirements, and since the Look-Back Date, all such Privacy Policies are and have been materially accurate, consistent and complete and have not been misleading or deceptive (including by omission)

(ii) The execution, delivery, and performance of this Agreement and the Ancillary Documents and the Transaction do not and will not, in any material respect: (A) conflict with or result in a violation or breach of any Data Protection Requirements; (B) require the consent of or provision of notice to any Person concerning such Person’s Personal Information; (C) give rise to any right of termination or other right to impair or limit Purchaser’s or any Acquired

Company’s rights to own and Process any Personal Information used in or necessary for the operation of the Acquired Companies’ businesses as presently conducted; or (D) otherwise prohibit the transfer of Personal Information to Purchaser.

(iii) Since the Look-Back Date, the Acquired Companies have implemented and maintained, and required each vendor, processor and other third party Processing Personal Information for any Acquired Company (collectively, “Data Partners”) to implement and maintain, at a minimum, technical, administrative, organizational, and physical measures, including commercially reasonable and industry standard security measures, plans, procedures, controls, programs and a written information security program that are sufficient to: (A) protect and maintain the security of any Company Data and to protect such Company Data against any accidental, unlawful or unauthorized Security Incident; and (B) identify and address internal and external risks to the privacy and security of Personal Information in the Acquired Companies’ possession or control. To the extent required by Data Protection Requirements, each Acquired Company has valid and enforceable agreements in place with all Data Partners that comply with applicable Data Protection Requirements in all material respects.

(iv) Since the Look-Back Date, none of the Acquired Companies nor, to the Knowledge of the Company, any Data Partners (in relation to any Personal Information Processed for or on behalf of the Acquired Companies), has: (A) experienced a Security Incident; (B) been required pursuant to any Privacy Laws to notify customers, consumers, employees, any Authority, or any other Person of any Security Incident; (C) to the Knowledge of the Company, been the subject of any inquiry, investigation or Legal Proceeding of any Authority with respect to compliance with any Privacy Law; or (D) received any written (or to the Knowledge of the Company, other) notice, request, claim, complaint, correspondence or other communication from any Authority or other Person relating to any Security Incident or violation of any Privacy Law.

(v) The Acquired Companies maintain insurance coverage containing industry standard policy terms and limits that are commercially reasonable to respond to the risk of liability relating to any unauthorized Processing of Company Data, a Security Incident, or any violation of Privacy Laws, and no claims have been made under such insurance policy(ies) since the Look-Back Date.

(vi) To the extent required, the Acquired Companies are, and since the Look-Back Date have been, in material compliance with the Payment Card Industry Data Security Standards and the related card brand rules and requirements in any Contracts between any Acquired Company, on the one hand, and any Acquired Company’s payment processor and/or acquiring bank, on the other hand.

3.11 Labor Matters.

(a) Except as set forth on Schedule 3.11(a), no Acquired Company, and, with respect to the Employees and former employees of the Business, none of the Seller or any of its Affiliates, is a party to or bound by, and has not been party to or bound by since the Look-Back Date, any collective bargaining agreement or other similar Contract with any labor union, works council, or other labor organization or employee representative, or that is governed by Section 301 of the Labor Management Relations Act, 29 U.S.C. § 185 (or foreign equivalent thereof) (each, a

“Labor Agreement”), and none are currently being negotiated; and no Employees are represented by any labor union, works council, other labor organization, employee representative or group of employees with respect to their employment or are covered by any Labor Agreement. The Acquired Companies, and, with respect to the Employees and former employees of the Business, the Seller and its Affiliates, currently are, and at all times since the Look-Back Date have been, in material compliance with all provisions of any such applicable Labor Agreements. With respect to the Transaction, the Acquired Companies have (or the Seller and its Affiliates, if applicable, has) timely and completely satisfied any notice or information, consent, consultation or bargaining or similar obligations owed to their Employees or their Employees’ representatives under applicable Law, Labor Agreement or other Contract.

(b) Except as set forth on Schedule 3.11(b), since the Look-Back Date:

(i) there have not been strikes, walk outs, work stoppages, work slowdowns, lockouts, handbilling or picketing pending or threatened in writing (or, to the Knowledge of the Company, otherwise) against or affecting an Acquired Company, or, with respect to the Employees and former employees of the Business, the Seller or any of its Affiliates;

(ii) there have been no unfair labor practice charges, demands for arbitration, grievances, labor arbitrations or similar material labor disputes or complaints pending or threatened in writing (or, to the Knowledge of the Company, otherwise) by or on behalf of any Employee or group of Employees (or former employees of the Business) against or affecting an Acquired Company, or, with respect to the Employees and former employees of the Business, the Seller or any of its Affiliates;

(iii) no Acquired Company, and, with respect to the Employees and former employees of the Business, none of the Seller or any of its Affiliates, has been involved in negotiations with any labor organization regarding the terms for any Labor Agreement covering any Employees, or any effects bargaining agreement, neutrality or card-check recognition agreement or other Labor Agreement; and

(iv) no Acquired Company, and, with respect to the Employees and former employees of the Business, none of the Seller or any of its Affiliates, has recognized any labor union, works council, other labor organization, employee or group of employees as the representative of any Employees (or former employees), received a demand from any labor union, works council, other labor organization, employee or group of employees for recognition, been subject to any organizational attempts or activities by or on behalf of any labor union, works council, other labor organization or collective bargaining representative or employee or group of employees, been a party to any petition for recognition or representation right with any Authority, or been subject to proceedings or petitions seeking a representation with the National Labor Relations Board.

(c) The Acquired Companies, and, with respect to the Employees and former employees of the Business, the Seller and its Affiliates, are and, since the Look-Back Date, have been in material compliance with all applicable Laws regarding labor, employment and employment practices, including, without limitation, all applicable Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Warn Act or any similar Laws), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, COVID-19, affirmative action and unemployment insurance. There are no Legal Proceedings pending or threatened in writing (or, to the Knowledge of the Company, otherwise) against the Acquired Companies, or, with respect to the Employees and former employees of the Business, the Seller or any of its Affiliates (or any of their respective officers, managers, employees or agents in their capacity as such), related to any of the foregoing, and, to the Knowledge of the Company, there is no basis for any such Legal Proceeding.

(d) Schedule 3.11(d) sets forth, as of March 26, 2025, all of the Employees, including (i) name, (ii) position, (iii) date of hire, (iv) work location, (v) exempt or non-exempt status, (vi) status as full-time, part-time or temporary, (vii) active or inactive status (and as applicable, type of leave and anticipated return date), (viii) earned or accrued but unused paid time off as of the Closing Date, (ix) hourly wage or base salary information for each Employee, (x) incentive compensation for the current and prior calendar year, (xi) visa status (as applicable); (xii) union or non-union status; and (xiii) employing entity. None of the Acquired Companies, and, with respect to the Employees and former employees of the Business, none of the Seller or any of its Affiliates, are or, since the Look-Back Date, have been materially delinquent in, and the Acquired Companies, or, with respect to the Employees and former employees of the Business, the Seller or any of its Affiliates, have fully and timely made all, payments to any Employee or former employee for earned wages, wage supplements or premiums, salaries, commissions, bonuses, overtime pay, severance pay, paid time off, vacation pay, sick pay or other compensation that has come due and payable, or with respect to amounts required to be reimbursed, in each case, whether under Contract, Law or policy of the applicable Acquired Company, the Seller or any of its Affiliates. To the Knowledge of the Company, no Acquired Company, and, with respect to the Employees and former employees of the Business, none of the Seller or any of its Affiliates, currently employs or retains, and since the Look-Back Date, has employed any Employee or former employee, or retained any independent contractor or consultant, in violation of any fiduciary duty, employment or engagement agreement, restrictive covenant, non-compete agreement, non-solicitation agreement, confidentiality or other similar agreement to which such Employee, former employee, independent contractor or consultant is or has been a party, and, to the Knowledge of the Company, no such Employee, independent contractor or consultant is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement or restrictive covenant obligation owed (currently or since the Look-Back Date) to any Acquired Company, or, with respect to the Employees and former employees of the Business, the Seller or any of its Affiliates.

(e) Schedule 3.11(e) sets forth a true, correct and complete list of all independent contractors or consultants who are currently engaged by the Acquired Companies and any agreements entered into between the independent contractor or consultant and the applicable Acquired Company. All Persons classified by the Acquired Companies, or, with respect to such Persons that do provide or have provided services with respect to the Business, the Seller or any of its Affiliates, as an independent contractor or consultant since the Look-Back Date have been properly classified and treated as such for all applicable purposes and do satisfy and have satisfied since the Look-Back Date the requirements of all applicable Laws to be so classified. None of the Acquired Companies, and, with respect to such Persons that do provide or have provided services with respect to the Business, none of the Seller or any of its Affiliates, are or, since the Look-Back Date, have been materially delinquent in paying, and the Acquired Companies, or, with respect to such Persons that do provide or have provided services with respect to the Business, the Seller and its Affiliates, have fully and timely paid all, compensation or required reimbursements to any current or former independent contractor or consultant for any services performed by any of them for or on behalf of the Acquired Companies, or, with respect to such Persons that do provide or have provided services with respect to the Business, the Seller or any of its Affiliates. For each independent contractor or consultant, each Acquired Company, or, with respect to such Persons that do provide or have provided services with respect to the Business, Seller, Seller Parent and their respective Affiliates, has timely, fully and accurately reported their compensation on IRS Forms 1099 or other applicable Tax forms. Since the Look-Back Date, there has been no determination by any Authority or by any court or arbitrator that any independent contractor or consultant constitutes an employee of the Acquired Companies, or, with respect to such Persons that do provide or have provided services with respect to the Business, the Seller or any of its Affiliates, and there has been no investigation or claim made or threatened in writing (or to the Knowledge of the Company, otherwise) by any Person or Authority that any independent contractor or consultant is or could be an employee of the Acquired Companies, the Seller or any of its Affiliates. No “leased employee,” as that term is defined in Section 414(n) of the Code, performs or has, since the Look-Back Date, performed services for the Acquired Companies, or, with respect to the Business, the Seller or any of its Affiliates.

(f) None of the Acquired Companies, and, with respect to the Employees and former employees of the Business, none of the Seller or any of its Affiliates, have, since the Look-Back Date, taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”), or any similar or related applicable Laws or that could otherwise reasonably be expected to trigger a notice requirement under the WARN Act or any similar or related applicable Laws. There have been no “employment losses” as defined under the WARN Act or similar state, local or foreign Law as to any Employees of the Acquired Companies, or, with respect to the Employees and former employees of the Business, the Seller or any of its Affiliates, within the one (1)-year period prior to Closing.

(g) The Acquired Companies, and, with respect to the Employees and former employees of the Business, the Seller and its Affiliates, have each investigated any sexual harassment, or other harassment, discrimination, retaliation or policy violation allegations against Employees, former employees, and current and former officers, directors, contractors or agents of any Acquired Company that have been reported to any Acquired Company, the Seller or any of its Affiliates, or about which any Acquired Company, the Seller or any of its Affiliates is otherwise aware since the Look-Back Date. With respect to any such allegations, the Acquired Companies, the Seller and its Affiliates have commercially reasonable policies and procedures in place to take prompt corrective action to the extent necessary, reasonably calculated to prevent further improper action.

(h) There are no Business Employees who are on short- or long-term disability or leave airsing out of or related to disability or who are otherwise receiving benefits under any of Seller’s (or Seller Parent’s or its Affiliaes’) disability plans.

3.12 Employee Benefit Matters.

(a) Set forth on Schedule 3.12(a) is a true, correct and complete list of all Employee Benefit Plans (i) providing benefits to any Employee, retiree, former employee or current or former director, officer, agent, independent contractor or other individual service provider of the Acquired Companies (or any of their dependents, survivors or beneficiaries) to which any of the Acquired Companies is a party; (ii) which is sponsored, maintained or contributed to (or required to be sponsored, maintained or contributed to) by any of the Acquired Companies; (iii) with respect to which any of the Acquired Companies has any current or contingent Liability, including, without limitation, under ERISA or the Code (the Employee Benefit Plans described in clauses (i), (ii) and (iii), individually, a “Company Employee Benefit Plan” and, collectively, the “Company Employee Benefit Plans”); or (iv) which is sponsored, maintained or contributed to (or required to be sponsored, maintained or contributed to) by Seller or any of its Affiliates, or with respect to which Seller or any of its Affiliates has any current or contingent Liability, in each case, for the benefit of any Employee, retiree, former employee or current or former director, officer, agent, independent contractor or other individual service provider of the Acquired Companies (or any of their dependents, survivors or beneficiaries) (the Employee Benefit Plans described in this clause (iv), individually, a “Seller Employee Benefit Plan”, and, collectively, the “Seller Employee Benefit Plans”). Each Company Employee Benefit Plan and Seller Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation, and has been administered and funded, in all material respects with the applicable requirements of any Law and with its terms. No Acquired Company (or, with respect to any Seller Employee Benefit Plan, none of Seller or any of its Affiliates) has incurred (whether or not assessed) any penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances exist or events have occurred that could result in the imposition of any such penalties or Taxes.

(b) The Company has made available to Purchaser (i) true and complete copies of each Company Employee Benefit Plan and each Seller Employee Benefit Plan (or, if not written, a written summary of its terms); (ii) any related trust agreement or other funding instrument, administrative services agreements, group annuity contracts and insurance contracts; (iii) the most recent IRS determination or prototype opinion letter, if applicable; (iv) any related summary plan description; (v) any related non-routine correspondence with any Authority dated within the past three (3) years; and (vi) the most recent financial statements and Form 5500 annual report (including attached schedules).

(c) Each Company Employee Benefit Plan and each Seller Employee Benefit Plan which is intended to qualify under Sections 401(a) or 501(a) of the Code has received a favorable determination letter or, if applicable, is relying on a favorable determination letter, or similar letter received by the prototype plan sponsor, to the effect that such Company Employee Benefit Plan or Seller Employee Benefit Plan meets the requirements of Section 401(a) of the Code and the related trusts have been determined to be exempt from taxation. Nothing has occurred since the date of such determination letter and no condition exists with respect to the form or operation of such Company Employee Benefit Plan or Seller Employee Benefit Plan that would cause the loss of such qualification or exemption, and no assessment of any Taxes has been made or threatened in writing (or, to the Knowledge of the Company, otherwise) against any of the Acquired Companies, or any related trust of any Company Employee Benefit Plan or Seller Employee Benefit Plan, on the basis of a failure of such qualification or exemption.

(d) Except as set forth in Schedule 3.12(d), neither the execution and delivery of this Agreement nor the consummation of the Transaction, either alone or in combination with another event, could, directly or indirectly (i) entitle any Employee, former employee or current or former director, officer, manager, consultant or individual service provider of any of the Acquired Companies (or any dependent or beneficiary thereof) to forgiveness of indebtedness, severance pay or any other payment or benefit, (ii) accelerate the time of payment, funding or vesting, or increase the amount, of compensation or benefits due to any Person described in clause (i), (iii) result in the payment of any amount or provision of any benefit (including, without limitation, the acceleration of vesting of a payment or benefit) that could, individually or in combination with any other such payment or benefit, not be nondeductible under Section 280G of the Code or could be subject to an excise tax under Section 4999 of the Code, (iv) require a contribution by any Acquired Company or Seller or its Affiliates to any Company Employee Benefit Plan or (v) limit the right to merge, amend or terminate any Employee Benefit Plan.

(e) Except as set forth in Schedule 3.12(e), (i) no Company Employee Benefit Plan or Seller Employee Benefit Plan is an Employee Pension Benefit Plan, and (ii) none of the Company Employee Benefit Plans or Seller Employee Benefit Plans is, and none of the Acquired Companies (or, with respect to any Seller Employee Benefit Plan, none of Seller or any of its Affiliates) maintains, sponsors, contributes to or has, and at no time since the Look-Back Date has had, an obligation to contribute to, and none of the Acquired Companies (or, with respect to any Seller Employee Benefit Plan, none of Seller or any of its Affiliates) otherwise has any liability under or in connection with: a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan that is or was subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Acquired Company has any liability as a consequence of at any time being considered a single employer with any other Person under Section 414 of the Code. With respect to each Company Employee Benefit Plan or Seller Employee Benefit Plan that is an Employee Pension Benefit Plan: (A) no liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred (other than for premiums not yet due); (B) no written (or to the Knowledge of the Company, other) notice of intent to terminate any such plan has been filed with the PBGC or distributed to participants and no amendment terminating any such plan has been adopted; (C) no proceedings to terminate any such plan have been instituted by the PBGC and no event or condition has occurred which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; (D) every required minimum funding installment under Sections 412, 430, and 431 of the Code and Sections 302, 303, and 304 of ERISA, whether or not waived, has been satisfied and timely paid in full; (E) no plan is “at risk” within the meaning of Section 430(i) of the Code; (F) no “reportable event” within the meaning of Section 4043 of ERISA has occurred within the last six (6) years; (G) no encumbrance has arisen under ERISA or Sections 412 or 430 of the Code, or is likely to arise, on the assets of any Acquired Company; (H) there has been no cessation of operations at a facility subject to the provisions of Section 4062(e) of ERISA within the last six (6) years; (I) no event has occurred that places participants on actual or constructive notice of the plan’s termination; (J) no such Employee Pension Benefit Plan has a contributing employer other than an Acquired Company; (K) none of the Acquired Companies have engaged in any transaction which would give rise to a liability of any Acquired Company or Purchaser under Section 4069; and (L) the Company has delivered or made available to Purchaser a copy of the most recent actuarial valuation report for such Employe Pension Benefit Plan and such report is complete and accurate in all respects.

(f) No Company Employee Benefit Plan or Seller Employee Benefit Plan, whether or not an Employee Welfare Benefit Plan, provides or promises post-retirement health, welfare or life benefits, other than as required under Section 4980B of the Code or any similar applicable Law for which the covered individual pays the full cost of coverage.

(g) All contributions, premiums or other payments which are due under the terms of each Company Employee Benefit Plan and Seller Employee Benefit Plan have been made by the due date thereof. All contributions, premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Company Employee Benefit Plan and Seller Employee Benefit Plan.

(h) With respect to the Company Employee Benefit Plans and Seller Employee Benefit Plans, except as set forth in Schedule 3.12(h), no event has occurred, and there exists no condition or set of circumstances, in connection with which any of the Acquired Companies would reasonably expect to be subject to any material liability (other than for routine claims for undisputed benefits in the Ordinary Course of Business) under the terms of the Company Employee Benefit Plans, Seller Employee Benefit Plans or any applicable Law. To the Knowledge of the Company, none of the Company Employee Benefit Plans or Seller Employee Benefit Plans are under investigation by the IRS or U.S. Department of Labor or other Authority. No legal action (including, without limitation, any Legal Proceeding), suit or claim is pending or threatened in writing (or, to the Knowledge of the Company, otherwise) with respect to any Company Employee Benefit Plan or Seller Employee Benefit Plan (other than routine claims for undisputed benefits in the Ordinary Course of Business) and no fact or condition exists which would reasonably be expected to give rise to any such Legal Proceeding, action, suit or claim. No “prohibited transaction”, as such term is defined in Section 406 of ERISA or Section 4975 of the Code, or breaches of fiduciary duty (as determined under ERISA) has occurred with respect to any Company Employee Benefit Plan or Seller Employee Benefit Plan since the Look-Back Date.

(i) Since the Look-Back Date, each Company Employee Benefit Plan and each Seller Employee Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and the guidance of the IRS provided thereunder, and no amount under any such Company Employee Benefit Plan or Seller Employee Benefit Plan is, has been or could reasonably be expected to be subject to any additional Tax under Section 409A of the Code.

(j) No Acquired Company, and with respect to the Employees, none of Seller or its Affiliates, has any current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

3.13 Taxes. Except as set forth on the applicable subsection of Schedule 3.13:

(a) Each of the Acquired Companies has (i) timely and properly filed, or has caused to be timely filed and properly filed on its behalf, and been included in all material Tax Returns filed or required to be filed by it or in which it is required to be included with respect to Taxes, and all such Tax Returns are true, complete and correct in all material respects, and (ii) timely and properly paid all material Taxes due and owing by the Acquired Companies or with respect to their assets (whether or not shown as due on any such Tax Return).

(b) There are no current or pending Tax audits, claims, investigations or other Legal Proceedings by any Authority against any of the Acquired Companies with respect to any Taxes, and no Acquired Company has received from any Authority any (i) written notice indicating an intent to open an audit or other review with respect to Taxes, (ii) written request for information related to Tax matters or (iii) written notice of deficiency or proposed adjustment for any amount of Tax.

(c) No claim has ever been made by an Authority in a jurisdiction where any Acquired Company does not file Tax Returns that an Acquired Company may be subject to taxation by that jurisdiction. Schedule 3.13(c) sets forth each jurisdiction in which each Acquired Company is required to file Tax Returns or pay Taxes.

(d) Each of the Acquired Companies has properly withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person, including any service provider, equity interest holder or other third party, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. Each Acquired Company has consistently treated any workers that it treats as independent contractors (and any similarly situated workers) as independent contractors for purposes of Section 530 of the Revenue Act of 1978.

(e) The unpaid Taxes of the Acquired Companies (i) did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the end of the Closing Date in accordance with the past custom and practice of the Acquired Companies in preparing its Financial Statements. The unpaid Income Taxes of the Acquired Companies for all taxable periods (or portions thereof) ending on or before the Closing Date does not exceed the Income Tax Liability Amount.

(f) None of the Acquired Companies have any outstanding agreements or waivers of any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency of a material amount of Taxes (other than pursuant to extensions to file Tax Returns obtained in the Ordinary Course of Business), which waiver or extension is still in effect.

(g) Each Acquired Company has timely and properly collected all sales, use, value-added, and similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Authority. Each Acquired Company has timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of sales Taxes imposed on or due from such Acquired Company.

(h) No Acquired Company (i) is party to, is bound by or has any obligation under, any Tax Sharing Agreement (other than this Agreement), or (ii) has any potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such Tax Sharing Agreement.

(i) No Acquired Company (i) has ever been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than an Affiliated Group of which Seller Parent was the common parent) or (ii) has any Liability for Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law), as a transferee or successor, by Contract, or otherwise.

(j) No Acquired Company owns or controls, and is not treated as owning for Tax purposes, directly or indirectly, any Equity Security in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity (other than an Equity Security in another Acquired Company).

(k) No Acquired Company has ever been a (i) “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code or (ii) a partnership described in Treasury Regulations Section 1.1445-11T(d)(1).

(l) For U.S. federal (and applicable state and local) income tax purposes, (i) since August 27, 2013, the Seller has been properly classified as an entity disregarded as separate from Seller Parent, (ii) prior to August 27, 2013, the Seller was at all times properly classified as a corporation, (iii) the Company is and has always been properly classified as an entity disregarded as separate from Seller Parent, (iv) PropCo is and has always been properly classified as an entity disregarded as separate from Seller Parent and (v) CECO Environmental Corp is and has always been properly classified as a corporation. No Acquired Company has filed an election pursuant to Treasury Regulations Section 301.7701-3.

(m) None of the assets of the Acquired Companies are “section 197(f)(9) intangibles” (as defined in Treasury Regulations Section 1.197-2(h)(1)(i) and assuming for this purpose that the transition period ends on August 10, 1993).

(n) No Acquired Company has ever participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b).

(o) No Acquired Company has requested or received a ruling from any Authority or entered into any Contract with any Authority that might impact the amount of Tax due from the Purchaser or its Affiliates (including following the Closing, for the avoidance of doubt, the Acquired Companies) after the Closing Date.

(p) Neither the Purchaser nor any of its Affiliates (including following the Closing, for the avoidance of doubt, the Acquired Companies) (assuming for this purpose that each Acquired Company is a regarded entity for U.S. federal income tax purposes) will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or the use of a cash or an improper method of accounting, for a taxable period ending on or prior to the Closing Date with respect to any Acquired Company (including, for the avoidance of doubt, any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local, or foreign Tax law)); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign Tax Law) or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date by any Acquired Company; (v) prepaid or deposit amount received on or prior to the Closing Date by any Acquired Company; (vi) interest held by any Acquired Company in a “controlled foreign corporation” (as defined in Section 957(c) of the Code) (“CFC”) on or before the Closing Date pursuant to Section 951, 951A or 965 of the Code; (vii) “minimum gain chargeback” provision applicable to any Acquired Company with respect to “minimum gain” for periods (or portions of periods) ending on or prior to the Closing Date pursuant to Subchapter K of the Code; (viii) debt instrument held by any Acquired Company on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code; or (ix) the satisfaction, settlement or elimination of any obligation between any Acquired Company and another Acquired Company, or the distribution of the proceeds of any such satisfaction, settlement or elimination to the Company. No Acquired Company is required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code.

(q) No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(r) No Acquired Company has deferred the inclusion of any amounts in Taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Section 451(c), 455, 456 or 460 of the Code or any corresponding or similar provision of Law (irrespective of whether or not such deferral is elective).

3.14 Contracts and Commitments.

(a) Schedule 3.14(a) sets forth a true, correct and complete list (by reference to the applicable subsection hereof) of the following currently effective Contracts and other agreements, whether written or oral, to which any of the Acquired Companies is a party or to which an Acquired Company has continuing material obligations or material rights:

(i) Contracts for the lease, sublease, license, use or occupancy of real property to or from any Person;

(ii) Contracts for the lease of personal property to or from any Person providing for lease payments after the date hereof in excess of $100,000.00 per year;

(iii) Contracts (or group of related agreements with the same Person), the performance of which will involve or could result in payments by or to any of the Acquired Companies after the date hereof in excess of $500,000.00, other than purchase orders entered into in the Ordinary Course of Business;

(iv) Contracts concerning a partnership, strategic alliance, collaboration or joint venture arrangement with any Person, or the sharing of profits;

(v) Contracts involving a commitment to make any capital expenditure after the date hereof in excess of $100,000.00, except in the Ordinary Course of Business;

(vi) employment, retention, personal services, consulting, independent contractor, severance, bonus, golden parachute or similar Contracts between an Acquired Company and any Employee or other individual service provider (or former employee or individual service provider, to the extent of ongoing liability) (A) who or which is entitled to compensation thereunder in excess of $100,000.00 per year or (B) that cannot be terminated upon notice without further payment, liability or obligation;

(vii) Contracts providing for severance or termination payments upon termination of employment or service or any payments related to a change in control of any of the Acquired Companies or, with respect to any Employees, Seller;

(viii) Contracts under which an Acquired Company has loaned any amount to any Person, other than expense advances in the Ordinary Course of Business to any of its directors, officers or Employees or loans in the Ordinary Course of Business to Employees under the Acquired Companies’ 401(k) plans in accordance with the terms thereof;

(ix) Contracts with a Significant Customer or Significant Supplier (except for purchase orders in the Ordinary Course of Business);

(x) Contracts with any labor union or association representing any Employee, including any collective bargaining Contract, works council or other labor or union Contract or Labor Agreement;

(xi) Contracts providing for the settlement of any Legal Proceeding which have outstanding obligations;

(xii) Contracts with any Authority;

(xiii) each Contract relating to the acquisition or disposition of any Person, material assets or business, including any current or former Subsidiary, division or business of an Acquired Company (whether by merger, consolidation or other business combination, sale of Equity Securities, sale of assets or otherwise) as to which an Acquired Company has continuing material obligations or material rights;

(xiv) any Contract materially prohibiting or restricting an Acquired Company or any of its present or future Affiliates from competing or engaging in any business activity or geographical area or otherwise materially restricting it from carrying on any business activity anywhere in the world or soliciting for employment or engagement or employing or engaging any Person;

(xv) any Contract that requires an Acquired Company to deal exclusively with or grant exclusive rights or rights of first refusal or negotiation or similar rights to any customer, vendor, supplier, contractor or other party or that contains a most-favored-nation, best pricing or other similar term or provision by which another party to such Contract is or could become entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person;

(xvi) each Contract that contains any fixed or indexed pricing or provisions regarding minimum volumes, volume discounts, or rebates;

(xvii) each Contract with a Related Party;

(xviii) each Contract with any Person providing any sales, marketing, business generation, brokering, referral or related services to any Acquired Company after the date hereof in excess of $10,000.00 per year;

(xix) any Contract evidencing any Indebtedness, including, without limitation, (A) any guaranty, promissory note or letter of credit issued or posted by an Acquired Company and/or (B) any Contract providing for the creation of any Lien upon any of the properties or assets of an Acquired Company;

(xx) each Contract pursuant to which an Acquired Company is granted or otherwise receives a license, covenant not to sue, or other similar right to any Intellectual Property owned by any other Person (other than shrink-wrap, click-wrap and other non-exclusive licenses or subscriptions for software that is commercially available to the public on standard term with an annual fee or replacement cost of $50,000.00);

(xxi) each Contract pursuant to which an Acquired Company has granted to any Person any license or other right related to any Intellectual Property owned or purported to be owned by an Acquired Company (other than non-exclusive trademark licenses granted to distributors in the Ordinary Course of Business); and

(xxii) each other Contract not made in the ordinary course of business consistent with past practice or that is otherwise material.

(b) Complete and accurate copies of the Contracts listed or required to be listed on Schedule 3.14(a) (the “Material Contracts”), together with all amendments and modifications thereto, have previously been made available to the Purchaser, or, to the extent any of such Contracts are oral, a written description of the material terms thereof have previously been made available to the Purchaser. Each Material Contract is in full force and effect, is valid, binding and enforceable in accordance with its terms, except as such enforceability may be limited by the effect of the Bankruptcy and Equity Exception, and is not subject to any claims, charges, set-offs or defenses.

(c) Except as set forth on Schedule 3.14(c), no Acquired Company is in material breach or default under any Material Contract and, to the Knowledge of the Company, no other Person that is party to any Material Contract with any Acquired Company is in material breach or default under such Material Contract. Since the Look-Back Date, no event has occurred which with the giving of notice or the passage of time or both would constitute a breach or default by any Acquired Company of, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any Material Contract. To the Knowledge of the Company, no event has occurred which with the giving of notice or the passage of time or both would constitute a breach or default by any other party, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by any Acquired Company under, or in any manner release any party thereto from any obligation under, any Material Contract. In the past twenty-four (24) months, no Acquired Company has received any written, or to the Knowledge of the Company, other, notice regarding any actual or alleged violation or breach of, or default under any Material Contract. In the past twenty-four (24) months, no Acquired Company has received any written, or to the Knowledge of the Company, other, notice, nor does any Acquired Company have any Knowledge that, a counterparty to any Material Contract is terminating, not renewing, modifying, repudiating or rescinding, or intends to terminate, not renew, modify, repudiate or rescind such Material Contract.

(d) No Acquired Company has represented to any other Person that it is, or has at any time derived any revenue from any business or any Contracts awarded due to any designation as, or by virtue of meeting any Person’s definition of, “female owned,” “minority owned,” “military veteran owned” or “small business” or any similar designation or other set-aside or preferential program.

3.15 Real Property.

(a) No Acquired Company owns, or has during the Lookback Period owned, any real property or is bound by any Contract, or has any Liabilities, with respect to the purchase or sale of any real property or the ownership of any real property prior to the date hereof.

(b) The applicable Acquired Company has good and valid leasehold interest in the Leased Real Property. Schedule 3.15(b)(i) sets forth a true, correct and complete list, including an address, of all of the Leased Real Property. For each item of Leased Real Property, Schedule 3.15(b)(i) sets forth, as applicable, the lessor, the lessee, and the lease, sublease, or other Contract pursuant to which the Acquired Companies hold a leasehold interest in the Leased Real Property (each, including all material amendments, guaranties and other agreements with respect thereto, a

“Lease”). A true, correct and complete copy of each Lease has been provided to the Purchaser. The Acquired Companies are not a sublessor of, nor have they assigned any Lease covering, nor have they licensed or otherwise granted any Person the right to use or occupy any item of Leased Real Property or any portion thereof. The Leased Real Property is (i) in good condition and repair (subject to ordinary wear and tear), (ii) sufficient for the operation of the Business as it is currently conducted at the Leased Real Property, and (iii) is being maintained by the applicable Acquired Company in accordance in all material respects with the applicable Lease. Since the Look-Back Date, the relevant Acquired Company’s possession and quiet enjoyment under the applicable Lease has not been disturbed. Subject to Permitted Liens, there are no special, general or other assessments pending against any Acquired Company or affecting any Leased Real Property that would be payable by the lessee thereof except as otherwise required under the applicable Lease. With respect to the Leased Real Property, except as set forth on Schedule 3.15(b)(ii), (A) to the Knowledge of the Company, there are no actions in eminent domain, condemnation, expropriation, government taking or other similar customs pending or threatened; and (B) to the Knowledge of the Company, the present use and occupancy of the Leased Real Property and the operation of the Acquired Companies’ businesses as currently conducted thereon do not violate any applicable zoning law, easement, covenant, condition, restriction or any instrument of record or agreement affecting the Leased Real Property;

(c) The Real Property materially comprises all of the real property that is used in the businesses of the Acquired Companies. All buildings, structures, improvements, fixtures, building systems (including HVAC, electrical, plumbing and sewer systems) and equipment, and all components thereof, included in the Real Property (collectively, “Improvements”) are in good condition and repair and are sufficient for the operation of the businesses of the Acquired Companies as currently conducted thereon. To the Knowledge of the Company, there are no structural deficiencies or latent defects affecting any of the Improvements, and, to the Knowledge of the Company, there are no facts or conditions affecting any of the Improvements which would reasonably be expected to, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business currently conducted thereon. No Acquired Company has received written, or to the Knowledge of the Company, other, notice from any insurance company or board of fire underwriters of any defects or inadequacies that would reasonably be expected to adversely affect the insurability of any Real Property in any material respect or requesting the performance of any material work or alteration with respect to any Real Property. To the Knowledge of the Company, no fact or condition exists that would reasonably be expected to result in the termination or impairment of presently available access from adjoining public or private streets or ways or in the discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for any Leased Real Property.

3.16 Affiliate Transactions. Except as set forth in Schedule 3.16(a), and other than compensation and travel or expense advances or reimbursement in the Ordinary Course of Business to Employees, officers or directors of the Acquired Companies, no Related Party (a) is a party to any material Contract, agreement, or arrangement with the Acquired Companies; or (b) has any direct or indirect interest in (i) any material customer or supplier of any Acquired Company or (ii) any property or assets used in the Business (including any Intellectual Property). Schedule 3.16(b) sets forth the parties to and the date, nature and amount of each Related Party Transaction since the Reference Date (other than salary or other compensation or benefits under Employee Benefit Plans paid or payable in the ordinary course of business consistent with past practice to Employees in consideration for bona fide services performed by such Employees). Except as set forth on Schedule 3.16(c), from and after the Closing Date, the Acquired Companies shall have no obligation to engage in any Related Party Transaction and shall not be bound by any Contract or arrangement with respect to any Related Party Transaction.

3.17 Insurance. Schedule 3.17(a) sets forth a true, correct and complete list of insurance policies to which any Acquired Company is a party or which provide coverage to or for the benefit of or with respect to any Acquired Company or any Service Provider in his or her capacity as such (all policies set forth, or required to be set forth, on Schedule 3.17(a), the “Insurance Policies”), indicating in each case the type of coverage, the insurer and the expiration date of each policy. True and complete copies of all Insurance Policies have been made available to Purchaser. Schedule 3.17(b) contains a true and complete description of any self-insurance or co-insurance arrangements by or affecting any Acquired Company or any Service Provider of an Acquired Company in his or her capacity as such, including any reserves established thereunder. All Insurance Policies are in full force and effect as of the date hereof. With respect to each Insurance Policy, (a) none of the Acquired Companies are in material breach or material default (including any such breach or default with respect to the payment of premiums or the giving of notice of claims) and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or material default, or permit termination or modification, under any such policy, (b) the Acquired Companies have otherwise complied in all material respects with all of their obligations under each Insurance Policy and (c) during the twelve (12) month period prior to the date of this Agreement, none of the Acquired Companies have received a written (or to the Knowledge of the Company, other) notice of cancellation or termination other than in connection with ordinary renewals. The Insurance Policies are of the type, scope and with coverage limits in amounts customarily carried by Persons conducting a business similar to the Acquired Companies and as required by the terms of any Contract to which any Acquired Company is a party or any of the Assets are bound and applicable Law. To the Knowledge of the Company, each Insurance Policy is provided by a financially solvent carrier. At no time since the Look-Back Date has any insurance policy of the Acquired Companies lapsed or expired (except at the end of their terms), resulting in a lapse in coverage, nor has any Insurance Policy otherwise been subject to a lapse in coverage. Since the Look-Back Date, none of the Acquired Companies have received any communication indicating that, and the Company does not otherwise have Knowledge that, an insurer under an Insurance Policy is disputing, denying or otherwise reserving its rights with respect to any claims or incidents which could give rise to a claim under any Insurance Policy. Since the Look-Back Date, the Acquired Companies have given timely notice to the insurer of all material claims that may be insured thereby under any Insurance Policy. Since the Look-Back Date, no Acquired Company has been refused any insurance by any insurance carrier with which any Acquired Company has carried insurance or any other insurance carrier to which any Acquired Company has applied for insurance. As of the date hereof, there are no material premiums or other payments under any Insurance Policy that are due and payable, and all material premiums, audit charges and other payments associated with each Insurance Policy have been paid in full. To the Knowledge of the Company, no Insurance Policy provides for any retrospective premium adjustment or other experience based liability on the part of any Acquired Company.

3.18 Absence of Certain Changes. Except as contemplated by this Agreement or as disclosed in the applicable subsection of Schedule 3.18, since November 30, 2024 (the “Reference Date”), the Acquired Companies have conducted their business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as disclosed in the applicable subsection of Schedule 3.18, since the Reference Date (or, with respect to clause (a) and (o), since December 31, 2023) no Acquired Company has:

(a) had a Material Adverse Effect;

(b) suffered any material loss, damage or destruction affecting the Acquired Companies’ assets or properties (whether or not covered by insurance);

(c) granted, announced or increased, as applicable, the compensation, benefits, salaries, wages, commissions, bonuses or other incentives (whether cash- or equity-based) payable or provided to any Employee, former employee or current or former officer, director, manager, independent contractor or individual service provider of the Acquired Companies or paid or accrued any commission, bonus or other incentive, other than increases required by applicable Law or any such actions in the Ordinary Course of Business, or entered into any employment or consulting agreement which is not terminable by the applicable Acquired Company without penalty or other financial obligation upon notice of thirty (30) days or less;

(d) entered into, established, terminated, adopted, modified or amended any change in control or severance arrangement or any other Employee Benefit Plan (or any other benefit or compensation plan, policy, program, Contract, agreement or arrangement that would be an Employee Benefit Plan if in effect on the date hereof), or increased or accelerated the compensation or benefits provided thereunder or otherwise;

(e) hired, promoted, engaged or terminated any Employee, former employee or current or former officer, director, manager, independent contractor or individual service provider whose annualized base salary exceeds $100,000.00;

(f) experienced any labor dispute or disturbance, other than routine individual grievances that are not material in any respect;

(g) sold, leased or otherwise transferred, assigned or disposed of any material properties or assets, tangible or intangible, other than sales of inventory in the Ordinary Course of Business;

(h) made any redemptions in respect of the outstanding Equity Securities of any of the Acquired Companies;

(i) paid any fee, interest, royalty or any other payment of any kind to the Seller, Seller Parent or any of their respective Affiliates;

(j) declared, set aside, or paid any dividend or made any distribution with respect to its Equity Securities (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Equity Securities;

(k) incurred, imposed or become subject to any Liens (other than Permitted Liens arising in the Ordinary Course of Business) upon any of their respective assets or property;

(l) made any capital expenditure (or series of related capital expenditures) either involving more than $100,000.00 or outside the Ordinary Course of Business;

(m) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person or business (or series of related capital investments, loans, and acquisitions);

(n) settled, cancelled, waived, released or compromised any pending or threatened Legal Proceeding or any right or claim (or series of related rights and claims) involving more than $100,000.00;

(o) made any material change in accounting practices and policies (except for any such change required because of a concurrent change in GAAP or applicable Law);

(p) waived or released any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any Employee, former employee or current or former officer, director, manager, independent contractor or individual service provider;

(q) implemented or announced any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions that could implicate the WARN Act or any similar Laws;

(r) negotiated, modified, extended, terminated or entered into any Labor Agreement or recognized or certified any labor union, labor organization, works council, employee representative or group of employees as the bargaining representative for any Employee;

(s) no party (including any Acquired Company) has terminated, cancelled, amended, modified or accelerated any Material Contract;

(t) created, incurred, assumed, or guaranteed any Indebtedness (other than (i) draws under a revolving line of credit in the ordinary course consistent with past practice and (ii) the Income Tax Liability Amount);

(u) delayed the payment of accounts payable past the date when such obligation would have been paid in the ordinary course consistent with past practice;

(v) accelerated the collection of account receivable in advance of when such receivable would have been collected in the ordinary course consistent with past practice;

(w) made or authorized any change in any Organizational Document of any Acquired Company;

(x) issued, sold, granted, or otherwise disposed of any of its Equity Securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion,

exchange, or exercise) any of its Equity Securities other than the issuance of Equity Securities of the Company to Seller in connection with the Reorganization;

(y) entered into any transaction with any of its Service Providers outside of the ordinary course of business consistent with past practice;

(z) made any loans or advances of money;

(aa) transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property other than non-exclusive licenses granted in the Ordinary Course of Business consistent with past practice;

(bb) abandoned, permitted to lapse, cancelled, dedicated to the public or otherwise waived or terminated any rights with or in any Intellectual Property material to the Business; or

(cc) authorized or committed to do any of the foregoing.

3.19 Significant Customers and Significant Suppliers. Schedule 3.19 sets forth a complete and correct list of the top twenty (20) customers (consolidating into a single customer all affiliated customers) of the Acquired Companies (taken as a whole) by net revenues received for the period beginning January 1, 2024 and ending November 30, 2024 and the twelve (12) months ended December 31, 2023 (the “Significant Customers”) and the top twenty (20) suppliers (excluding utilities) of the Acquired Companies (taken as a whole) by expenditure for the period beginning January 1, 2024 and ending November 12, 2024 and the twelve (12) months ended December 31, 2023 (the “Significant Suppliers”) and with respect to each such Significant Customer or Significant Supplier, such net revenues or expenditure, as applicable. Except as set forth in Schedule 3.19, since December 31, 2023, (x) none of the Acquired Companies have delivered to, or received from, any Significant Customer or Significant Supplier any written (or to the Knowledge of the Company, other) notice or allegation of a material default or breach with respect to any Material Contract to which such Acquired Company is a party; (y) no Significant Customers or Significant Suppliers have terminated, reduced or materially modified its business with the Acquired Companies; and (z) none of the Acquired Companies have received any written notice, nor does the Company have Knowledge, that any of the Significant Customers or Significant Suppliers intends to terminate, reduce or materially modify its business with such Acquired Company, and there are no facts or circumstances that would be reasonably expected to result in any of the Significant Customers or Significant Suppliers terminating, reducing or materially modifying its business with such Acquired Company. There is no material dispute pending with any Significant Customer or Significant Supplier. Since the Reference Date, no Acquired Company has experienced any material shortages of supplies or other material disruptions to its supply chains and no Acquired Company has received any written notice, nor does the Company have any Knowledge of, any material shortage of supplies or other material disruptions to its supply chains.

3.20 Brokers. Except as set forth in Schedule 3.20, whose fees and expenses shall constitute a Transaction Expense, none of the Acquired Companies or any of their respective Affiliates have engaged, or have any obligation to pay any fees, expenses, commissions, compensation or costs to, any broker, finder or investment banker or other Person with respect to the Transaction and no broker, finder or investment banker or other Person is entitled to any fees, expenses, commissions, compensation or costs in connection with the Transaction based upon arrangements, representations or statements made by or on behalf of any Acquired Company or any of its Affiliates. As of the Closing, there shall be no Transaction Expenses other than as set forth on the Estimated Closing Statement.

3.21 Bank Accounts; Powers of Attorney. Schedule 3.21 contains a true, correct and complete list of (a) each bank account, cash account, brokerage account and similar account in which any of the Acquired Companies have an interest and bank or financial institution in which any Acquired Company maintains a banking, custodial, trading or similar relationship, (b) each safe deposit box, lock box or vault of the Acquired Companies, (c) the number of each such account, safe deposit box, lock box or vault and (d) the name of each Person authorized to effect transactions or having signatory power or access with respect to such accounts, safe deposit boxes, lock boxes or vaults. Except as set forth in Schedule 3.21, the Acquired Companies have not granted any general or special power of attorney to any Person with respect to such accounts, safe deposit boxes, lock boxes or vaults.

3.22 Accounts Receivable; Accounts Payable. All accounts receivable, unbilled receivables, costs in excess of billings, notes receivable and associated rights of the Acquired Companies (“Accounts Receivable”) are valid receivables subject to no setoffs or counterclaims, are current and collectible subject to the reserve for bad debts set forth on the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Acquired Companies, arose from bona fide transactions occurring in the Ordinary Course of Business and represent valid obligations arising from sales actually made or services actually performed by the Acquired Companies in the Ordinary Course of Business. All Accounts Receivable are reflected properly in the Acquired Companies’ books and records, consistent with past practice and GAAP consistently applied. The accounts payable and accruals of the Acquired Companies have arisen in bona fide arm’s-length transactions in the Ordinary Course of Business, and each Acquired Company has been paying its accounts payable as and when due in all material respects.

3.23 Products and Services. Since the Look-Back Date, all products and services manufactured, sold, delivered or provided by any Acquired Company have been in conformity in all material respects with all applicable warranties, and no Acquired Company has any material Liability for replacement or re-performance thereof or other damages in connection therewith in excess of any warranty reserve established with respect thereto on the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies. No products or services manufactured, sold, delivered or provided by any Acquired Company are subject to any guaranty, warranty or other indemnity beyond the applicable terms and conditions of sale with respect thereto or by operation of Law. Since the Look-Back Date, no Acquired Company has received any written (or to the Knowledge of the Company, other) notice of any claims for any extraordinary product recalls, returns, warranty obligations or service calls relating to any of its products or services. No Acquired Company has had since the Look-Back Date or currently has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by any Acquired Company or with respect to any services rendered by any Acquired Company.

3.24 International Trade Laws. The Acquired Companies have, at all times since the Look-Back Date (and since April 24, 2019 with respect to Sanctions), conducted their transactions in accordance with, in all material respects, all applicable International Trade Laws. Without limiting the foregoing:

(a) to the Knowledge of the Company, there are no pending or threatened in writing (or, to the Knowledge of the Company, otherwise) actions, conditions or circumstances pertaining to the Acquired Companies’ import or export transactions;

(b) there are no pending or threatened in writing (or, to the Knowledge of the Company, otherwise) claims against any Acquired Company with respect to such International Trade Laws;

(c) none of the Acquired Companies, their Affiliates, their respective directors or officers, nor, to the Knowledge of the Company, any employees or agents of the foregoing, is a Sanctions Target;

(d) except as set forth on Schedule 3.24(d), since the Look-Back Date (and since April 24, 2019 with respect to Sanctions), no Acquired Company has received written (or to the Knowledge of the Company, other) notice to the effect that an Authority claimed or alleged that any Acquired Company was not in compliance with International Trade Laws; and

(e) neither the Acquired Companies nor any of their Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Authority regarding any past violations of International Trade Laws.

3.25 Anti-Corruption.

(a) Since the Look-Back Date, neither the Acquired Companies nor any of their respective directors, officers, employees, nor, to the Knowledge of the Company, any other Person authorized to act on behalf of any Acquired Company, have, directly or indirectly, taken any act that would cause any Acquired Company to be in violation of Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant, or other thing of value, however characterized) to any Government Official to secure any improper advantage or to obtain or retain business on behalf of the Acquired Companies.

(b) The Acquired Companies comply, and since the Look-Back Date have complied, with all Anti-Corruption Laws in all material respects. Without limiting the generality of the foregoing, (a) none of the Acquired Companies have since the Look-Back Date violated or are in violation in any material respect of the U.S. Anti-Kickback Statute (42 U.S.C. Section 1302a-7(b)), the Federal False Claims Act (31 U.S.C. Sections 3729, et seq.), or any related or similar Law, and (b) there have been no use or authorization of money or anything of value relating to any unlawful payment or secret or unrecorded fund or any false or fictitious entries made in the books and records of the Acquired Companies relating to the same.

(c) Neither the Acquired Companies nor, to the Knowledge of the Company, Persons acting on their behalf have received any written (or to the Knowledge of the Company, other) notice or communication from any Person that alleges, or been involved in any investigation involving any allegations relating to, a potential violation of any Anti-Corruption Laws, or have received a request for information from any Authority regarding a potential violation of Anti-Corruption Laws.

(d) None of the Acquired Companies have employed or retained a current Government Official. No current Government Official has, directly or indirectly, the right of control over, or any beneficial interest in any Acquired Company.

(e) The Acquired Companies maintain, and since the Look-Back Date have maintained, compliance policies, procedures, and internal controls designed to promote and ensure compliance with applicable Anti-Corruption Laws.

3.26 No Other Representations and Warranties. Except for the representations and warranties set forth in Article 2 and in Article 3 (including the related portions of the Disclosure Schedules) and in the Ancillary Documents, neither Seller Parent, the Seller, nor any of their respective owners, directors, managers, officers, employees, Affiliates, Subsidiaries, agents or other Representatives or their respective Affiliates has made, makes or shall be deemed to have made or make any other express or implied representation or warranty, either written or oral, on behalf of the Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Acquired Companies furnished or made available to the Purchaser and its Representatives (including any information, documents or materials made available to the Purchaser in the Data Room, management presentations or in any other form in expectation of the Transaction) or as to the future revenue, profitability or success of the Acquired Companies, or any representation or warranty arising from statute or otherwise in Law. All such other representations and warranties are expressly disclaimed.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller that:

4.1 Organization and Good Standing. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to own, lease, and operate its properties and to carry on its business in all material respects as now conducted.

4.2 Authority and Enforceability; Approvals.

(a) This Agreement and each other agreement, document, instrument, or certificate contemplated by this Agreement to be executed by the Purchaser in connection with the consummation of the Transaction (the “Purchaser Documents”), have been duly authorized by all necessary action on behalf of the Purchaser and no other proceeding on the part of Purchaser is necessary, have been duly executed and delivered by Purchaser, and constitute a legal, valid, and binding agreement and obligation of the Purchaser enforceable against the Purchaser in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(b) The Purchaser is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of, any Authority or Person in order for the Purchaser to consummate the Transaction.

4.3 Non-contravention. The execution, delivery, and performance of this Agreement and the Purchaser Documents, and the consummation of the Transaction by the Purchaser, will not (a) conflict with or result in the violation of any of the provisions of the Organizational Documents of the Purchaser; or (b) violate or conflict with the provisions of any Law, or any order, rule, regulation, injunction, writ or decree of any Authority having jurisdiction over the Purchaser or its property or assets; except, in the case of clause (b), for any such conflict, violation, breach, or default that would not, individually or in the aggregate, be material to the Purchaser.

4.4 Litigation. There are no Legal Proceedings pending or threatened in writing or, to the knowledge of the Purchaser, otherwise, against the Purchaser that would materially delay the Purchaser’s performance under this Agreement or the consummation of the Transaction.

4.5 Investment Intent. The Membership Interests being acquired by the Purchaser hereunder are being purchased for the Purchaser’s own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

4.6 Independent Investigation; Acknowledgement. The Purchaser acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon and on the representations and warranties in this Agreement (including the related portions of the Disclosure Schedules) and in the Ancillary Documents, has formed an independent judgment concerning, the Membership Interests, the Business, and the assets, condition, operations, and prospects of the Acquired Companies. In making the decision to enter into this Agreement and to consummate the Transaction, other than reliance on the representations, warranties, covenants, and obligations of Seller Parent and the Seller, as applicable, set forth in this Agreement (including the related portions of the Disclosure Schedules) and in the Ancillary Documents, the Purchaser has relied solely on its own independent investigation, analysis and evaluation of the Membership Interests (including the Purchaser’s own estimate and appraisal of the value of the Business and the financial condition, assets, operations, and prospects of the Acquired Companies). The Purchaser (a) acknowledges that, other than as set forth in this Agreement (including the related portions of the Disclosure Schedules) and in the Ancillary Documents, neither Seller Parent, nor the Seller, nor any of their respective owners, directors, officers, employees, Affiliates, Subsidiaries, agents or other Representatives or their respective Affiliates makes or has made any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information provided or made available to the Purchaser or its agents or other Representatives prior to the execution of this Agreement; or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Acquired Companies; and (b) agrees, to the fullest extent permitted by Law, except as expressly provided in this Agreement and except for the obligations of the parties thereto under the Ancillary Documents, that neither Seller Parent, nor the Seller, nor any of their respective owners, directors, officers, employees, Affiliates, Subsidiaries, agents or other Representatives or their respective Affiliates has any direct personal liability or responsibility whatsoever to the Purchaser on any basis (including contract, tort, at Law or in equity, or otherwise) based upon any information, documents, projections, forecasts or other materials provided or made available, or statements made, to the Purchaser prior to the execution of this Agreement whether through the Data Room or presentations (including, for the avoidance of doubt, any “management presentations”) or otherwise, in expectation of, or in connection with, the Transaction.

4.7 Brokers. The Purchaser has not engaged any broker, finder or agent with respect to the Transaction for which the fees, expenses, commissions, compensation or costs of any such broker, finder or agent would become obligations of the Seller or its Affiliates (excluding the Acquired Companies following the Closing).

4.8 Solvency. The Purchaser is not entering into this Agreement or the other agreements contemplated hereby to which it is, or is specified to be, a party with the intent to hinder, delay or defraud either present or future creditors of the Purchaser or any of its Affiliates, including the Acquired Companies. Assuming the representations and warranties in Article II and Article III are true and correct in all material respects, the Purchaser and each of the Purchaser’s Subsidiaries (including the Acquired Companies), taken as a whole, will, after giving effect to the Transaction (including the payment of the aggregate amounts, including the payment of all fees, costs and expenses to be paid by the Purchaser related to the Transaction), be Solvent at and immediately after the Closing.

4.9 No Other Representations and Warranties. Except for the representations and warranties set forth in Article 4 and in the Ancillary Documents, neither Purchaser nor any of its owners, directors, managers, officers, employees, Affiliates, Subsidiaries, agents or other Representatives or their respective Affiliates has made, makes or shall be deemed to have made or make any other express or implied representation or warranty, either written or oral, on behalf of Purchaser, including any representation or warranty as to the accuracy or completeness of any information regarding Purchaser furnished or made available to Seller Parent, Seller or any of their respective Representatives (including any information, documents or materials made available to Seller Parent or Seller in any virtual data room, management presentations or in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of Purchaser, or any representation or warranty arising from statute or otherwise in Law. All such other representations and warranties are expressly disclaimed.

ARTICLE 5
COVENANTS

5.1 Access to Information.

(a) For a period of seven (7) years after the Closing, the Purchaser shall cause the Acquired Companies to (i) provide the Seller and its Representatives, upon reasonable advance written notice and under reasonable circumstances, reasonable access to the appropriate officers, books and records (including all electronic data related thereto), in each case, whenever existing or created, of the Acquired Companies during the Acquired Companies’ normal business hours, (ii) permit the Seller and its Representatives to make copies of any such books and records (at Seller’s sole cost and expense) and (iii) furnish to the Seller and its Representatives any financial and operating data or other information of the Acquired Companies as reasonably requested in writing by the Seller, in the case of clauses (i) through (iii), to the extent necessary for the preparation of insurance claims, financial statements, regulatory filings, Tax Returns of the Seller or its Affiliates, in each case, in respect of periods ending prior to the Closing, or in connection with any Legal Proceedings relating to or arising out of any Excluded Liabilities or Excluded Assets. Notwithstanding anything in this Section 5.1(a) to the contrary, (x) the Purchaser and the Acquired Companies shall not be required to provide such access or disclose any information to the Seller or its Representatives if doing so could (A) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (B) violate any Law to which the Acquired Companies are subject and (y) the Purchaser and the Acquired Companies shall not be required to provide such access or disclose any information relevant to any dispute among any Seller or any of their Affiliates, on the one hand, and Purchaser or any of its Affiliates (including the Acquired Companies), on the other hand (in which case, the applicable rules of discovery will apply) (clauses (x) and (y), the “Seller Access Limitations”). The Purchaser agrees to cause the Acquired Companies to hold all the books and records of the Acquired Companies existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law; provided, that, (1) except as provided in clause (2), the Acquired Companies shall be permitted to dispose of all books and records in the ordinary course of business consistent with the Acquired Companies’ practices in effect prior to the date hereof and (2) if Purchaser desires to destroy or dispose of any books and records directly related to the Asbestos Liabilities, it shall offer first in writing to surrender them to the Seller at least ninety (90) days prior to such destruction or disposition.

(b) For a period of seven (7) years after the Closing, Seller shall, and shall cause its Affiliates to, (i) provide Purchaser and its Representatives, upon reasonable advance written notice and under reasonable circumstances, reasonable access to the appropriate officers, books and records (including all electronic data related thereto), in each case, whenever existing or created, to the extent directly related to the Asbestos Liabilities (“Asbestos Books and Records”) during Seller’s normal business hours, (ii) permit Purchaser and its Representatives to make copies of any Asbestos Books and Records (at Purchaser’s sole cost and expense) and (iii) furnish to Purchaser and its Representatives any other information directly or indirectly related to the Asbestos Liabilities as reasonably requested in writing by Purchaser, in the case of clauses (i) through (iii), to the extent reasonably necessary in connection with (1) any Legal Proceeding involving Purchaser or any of its Affiliates, (2) any response by or on behalf of Purchaser or any of its Affiliates to any subpoena or other legal or regulatory request or other Order, (3) the defense of, by or on behalf of Purchaser or any of its Affiliates against any claim or (4) any financing, refinancing or acquisition or disposition (or similar transaction) involving any Acquired Company or any material assets or business of any Acquired Company, including any current or former Subsidiary, division or business of an Acquired Company (in each case, whether by merger, consolidation, joint venture or other business combination, sale of Equity Securities, sale of assets or otherwise). Notwithstanding anything in this Section 5.1(b) to the contrary, (x) Seller and its Affiliates shall not be required to provide such access or disclose any information to Purchaser or its Representatives if doing so could violate any Law to which Seller or any of their respective Affiliates are subject or any Contract to which Seller or any of its Affiliates are party or by which their assets are bound, (y) Seller and its Affiliates shall not be required to provide such access or disclose any information relevant to any dispute among any Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates (including the Acquired Companies), on the other hand (in which case, the applicable rules of discovery will apply) and (z) to the extent that any Asbestos Books and Records constitute (I) confidential information, Seller may require Purchaser and/or any other Person that will access such information on Purchaser’s behalf to enter into a customary non-disclosure agreement with Seller prior to accessing such information and/or (II) information the sharing of which could result in a waiver of attorney-client privilege, work product doctrine or similar legal privilege, Seller may require Purchaser and/or any other Person that will access such privileged information on Purchaser’s behalf to enter into a customary common interest or joint defense agreement prior to accessing such privileged information. Seller shall, and shall cause its Affiliates to, hold all Asbestos Books and Records existing on the Closing Date and not to destroy or dispose of any Asbestos Books and Records for a period of seven (7) years from the Closing Date or such longer time as may be required by Law.

5.2 Further Assurances. In case at any time after Closing any further action is necessary or desirable to carry out the purposes of this Agreement or any Ancillary Document, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party with respect to reasonable out-of-pocket costs.

5.3 Employee Matters.

(a) The Purchaser shall not, and shall cause the Acquired Companies not to, take any action within ninety (90) days following Closing that could result in the Seller having any liability under the WARN Act.

(b) With respect to any employee benefit plan maintained by the Purchaser (excluding any plans, programs, agreements, policies or arrangements providing for defined benefit pension, equity or equity-based, transaction, retention, nonqualified deferred compensation or post-termination or retiree health or welfare benefits) and in which any Business Employee will be eligible to participate during the plan year in which the Closing Date occurs (collectively, “Purchaser Benefit Plans”), the Purchaser shall, or shall cause the Acquired Companies to, recognize all service of such Business Employees with the Purchaser or the Acquired Companies, as applicable, as if such service were with the Purchaser, for vesting (other than vesting of future equity awards) and for purposes of determining future vacation accruals in such Purchaser Benefit Plans; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits; or (ii) such service was not recognized to the same extent and for the same purpose under the corresponding Seller Employee Benefit Plan or Company Employee Benefit Plan.

(c) This Section 5.3 shall be binding upon and inure solely to the benefit of Purchaser and Seller, and nothing in this Section 5.3, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.3, including, without limitation, to continued employment (or any term or condition of employment or service) with the Acquired Companies or Purchaser or their Affiliates. Nothing set forth herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, including, without limitation, any Seller Employee Benefit Plan, Company Employee Benefit Plan or Purchaser Benefit Plan, or otherwise prohibit or limit Purchaser or any of its Affiliates from amending or terminating any benefit or compensation plan, program, policy, agreement or arrangement or the employment or engagement of any Person at any time or for any or no reason. The Parties acknowledge and agree that the terms set forth in this Section 5.3 shall not create any right in any Employee or any other Person to any continued employment or service with the Acquired Companies or the Purchaser, or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

5.4 Tax Matters.

(a) The amount of all Taxes of the Acquired Companies for Pre-Closing Tax Periods ending on or prior to the Closing Date shall be the responsibility of the Seller, and the Acquired Companies shall be responsible for the amount of Taxes of the Acquired Companies for Tax periods (or portions thereof) beginning after the Closing Date.

(b) The Seller shall prepare (or cause to be prepared) any Income Tax Returns of the Acquired Companies for Pre-Closing Tax Periods (other than Straddle Periods) that are first due (taking into account valid extensions of time to file) after the Closing Date (a “Seller Return”). All Seller Returns shall be true and correct in all material respects and shall be prepared in accordance with applicable Law and, to the extent not inconsistent with applicable Law, on a basis consistent with past practice of the Acquired Companies.

(c) The Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all other Tax Returns (i.e., other than Sellers Returns) of the Acquired Companies for Pre-Closing Tax Periods that are first due (taking into account valid extensions of time to file) after the Closing Date (a “Purchaser Return”). All Purchaser Returns shall be true and correct in all material respects and shall be prepared in accordance with applicable Law and, to the extent not inconsistent with applicable Law, on a basis consistent with past practice of the Acquired Companies. The Purchaser shall (i) provide a copy of the draft of such Purchaser Return as proposed to be filed to the Seller for its review no later thirty (30) days before the due date of such Purchaser Return, (ii) consider in good faith any comments provided by the Seller that are received in writing within ten (10) Business Days of the Seller’s receipt of such draft Purchaser Return.

(d) For all purposes of this Agreement, in the case of any Straddle Period, to the extent permitted or required by applicable Law, the taxable year of each of the Acquired Companies that includes the Closing Date shall close as of the end of the Closing Date; provided, however, that if applicable Law does not require or permit such treatment, Purchaser and Seller agree to use the following conventions for determining the amount of Taxes attributable to the portion of a Straddle Period ending on the Closing Date: (i) in the case of any Taxes other than

Taxes based upon or related to income, payroll, sales or receipts, be deemed to be the amount of such Tax for such entire Straddle Period multiplied by a fraction the numerator of which is the number of days in such Straddle Period ending on the end of the Closing Date and the denominator of which is the number of days in such entire Straddle Period, (ii) in the case of any Tax based upon or related to income, payroll, sales or receipts be deemed equal to the amount which would be payable if such Straddle Period ended on the end of the Closing Date and (iii) in the case of any Tax imposed with respect to an interest in an entity treated as a CFC, partnership or disregarded entity for purposes of the Code, be determined as if the taxable year of such CFC, partnership or disregarded entity ended on the end of the Closing Date.

(e) Unless otherwise required by applicable Law, following the Closing, without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed) (i) the Purchaser shall not file, and shall not permit any of the Acquired Companies or any Affiliate of the Acquired Companies or the Purchaser to file, an amended Tax Return for any of the Acquired Companies for any Pre-Closing Tax Period which amends a Tax Return that was filed on or before the Closing Date, and (ii) the Purchaser shall not, and shall not permit any of the Acquired Companies or any Affiliate of the Acquired Companies or the Purchaser to, enter into any administrative settlement or similar compromise with any Authority with respect to any Taxes of any Acquired Company for a Pre-Closing Tax Period that were first due (taking into valid extensions of time to file) on or before the Closing Date.

(f) For purposes of clarity, any deductions that are attributable to the write-off of capitalized financing fees, the deductible portions of the Transaction Expenses and any other deductions, in each case, that are deductible by the Acquired Companies at a “more likely than not” (or higher) level of authority for U.S. federal Income Tax purposes as a result of any payment by an Acquired Company on or prior to the Closing Date in connection with the transactions contemplated under this Agreement, including any compensatory payments or deductible amounts related to any bonus amount (“Transaction Tax Deductions”), shall be treated as deductible in the Pre-Closing Tax Period.

(g) In connection with the matters described in this Section 5.4, each of Purchaser and Seller shall, and shall cause its respective Affiliates to, cooperate fully, as and to the extent reasonably requested by another Party (and at the requesting Party’s expense), with the preparation and filing of any Tax Return and any audit, litigation or other Legal Proceeding with respect to Taxes of the Acquired Companies. Such cooperation shall include the retention and (upon the other Party’s request and expense) the provision of records and information which are reasonably relevant to any such audit, litigation or other Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of Purchaser and Seller further agrees, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Authority or other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (with respect to the Transaction).

(h) The Seller shall cause any and all Tax Sharing Agreements to which any of the Acquired Companies, on the one hand, and Seller or any of its Affiliates (other than the Acquired Companies), on the other hand, is a party to be terminated as of the Closing such that, after the Closing, none of the Acquired Companies shall be bound thereby or have any Liability thereunder.

(i) All transfer, documentary, sales, use, stamp, registration and other such similar Taxes (including any penalties and interest), if any, incurred in connection with the purchase of the Membership Interests and the Assigned IP (together, “Transfer Taxes”) shall be split evenly by the Seller and the Purchaser. The applicable Party required under applicable Law to do so shall, at the other Parties’ sole cost and expense, file or caused to be filed, all Tax Returns and other documentation with respect to any Transfer Taxes, and, if required by applicable Law, the other Parties shall, and shall cause their Affiliates to (if applicable), join in the execution of any such Tax Returns and other documentation. The Parties agree to cooperate with one another (i) in the filing of any Tax Returns with respect to Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such Tax Returns, and (ii) in reducing the amount of Transfer Taxes. For the avoidance of doubt, Transfer Taxes shall not include Income Taxes.

(j) The Purchaser and Seller intend that the purchase and sale of the Membership Interests will, for U.S. federal (and applicable state and local) Income Tax purposes, be treated as a taxable sale of all the assets of the Company and PropCo by the Seller to the Purchaser (or a Purchaser Designee, as applicable) and a taxable sale of the Assigned IP by the IP Seller to the Purchaser (or a Purchaser Designee, as applicable) (the “Agreed Tax Treatment”), and agree to file all Tax Returns consistently with the Agreed Tax Treatment and not take any position inconsistent with the Agreed Tax Treatment, unless otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code.

(k) To the extent any obligation or responsibility pursuant to Article 5 (other than this Section 5.4) or Article 6 principally with respect to Taxes may overlap with any obligations or responsibility pursuant to this Section 5.4, the provisions of this Section 5.4 shall govern.

5.5 Indemnification of Directors, Managers and Officers.

(a) Immediately prior to the Closing Date, Purchaser shall have obtained from a financially sound and reputable insurance company (as determined by the Purchaser in good faith), a prepaid, irrevocable six (6) year run-off directors’ and officers’ liability and employment practices liability “tail” insurance policy (the “D&O Tail Policy”) covering claims which arise, in whole or in part, from facts or circumstances which occurred at or prior to the Closing (including in connection with the Transaction), which policies shall name, as insureds thereunder, all present and former directors, officers, and managers of each Acquired Company (collectively, the “D&O Indemnified Parties”) on terms no less favorable in terms of coverage and amount that the policies currently maintained by each Acquired Company. From and after the Closing, the Purchaser will cause each of the Acquired Companies to continue to honor its obligations under any such insurance procured pursuant to this Section 5.5(a), and will not cancel (or permit to be canceled) or take (or cause to be taken) an action or omission that would reasonably be expected to result in cancellation thereof.

(b) For a period of six (6) years following the Closing, the Purchaser shall cause each of the Acquired Companies not to make any changes to any officer, director or manager exculpation, indemnification or expense reimbursement provisions set forth in the operating agreement, certificate of formation or other similar Organizational Document of the Acquired Companies that would adversely affect the rights of Persons who are currently or were officers, directors or managers of any such Acquired Company to claim exculpation, indemnification or expense reimbursement from such entity under the terms of such operating agreement, certificate of formation or other similar Organizational Document as in effect on the date hereof for acts taken prior to the Closing.

(c) If any of the Acquired Companies or any of their successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Acquired Company shall assume all of the obligations set forth in this Section 5.5.

(d) The obligations of the Purchaser and each of the Acquired Companies under this Section 5.5 shall not be terminated or modified in such a manner as to adversely affect any of the D&O Indemnified Parties to whom this Section 5.5 applies without the consent of such affected D&O Indemnified Parties. The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

5.6 RWI Policy. The Purchaser has obtained a representations and warranties insurance policy in respect of the representations and warranties contained in Articles 2 and 3 of this Agreement bound and effective as of the date hereof on the terms which are reasonably acceptable to the Seller and attached hereto as Exhibit C (the “RWI Policy”). All premiums, underwriting fees, brokers’ commissions and other costs and expenses related to the RWI Policy shall be borne solely by the Purchaser. The RWI Policy (a) shall not provide for any “seller retention” (as such phrase is commonly used in the representations and warranties insurance policy industry) and (b) shall expressly waive any claims of subrogation (except in the case of Fraud with respect to the making of the representations and warranties contained in Article 2 or Article 3 of this Agreement) against the Seller. The Purchaser shall not waive, amend, modify or otherwise revise Section VIII(B)(i) of the RWI Policy in a manner that is adverse to the Seller or any other waiver, amendment, modification or other revision that would cause the RWI Policy to no longer comply with the foregoing sentence, in either case, without the prior written consent of the Seller.

5.7 Restrictive Covenants.

(a) Confidentiality. During the period beginning on the Closing Date and ending upon the seventh (7th) anniversary of the Closing Date, Seller Parent, Seller and their respective Affiliates will not use or disclose or convey to any third party, any Confidential Information; provided, however, that Seller Parent, Seller or any of their respective Affiliates may (i) furnish such portion (and only such portion) of the Confidential Information as such Person reasonably determines it is legally obligated to disclose if: (A) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by an Authority; (B) to the extent not inconsistent with such request, it notifies Purchaser of the existence, terms and circumstances surrounding such request and consults with Purchaser on the advisability of taking steps available under applicable Law to resist or narrow such request; and (C) it exercises its commercially reasonable efforts to obtain an Order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information and Confidential Information is only disclosed to the extent required under applicable Law (provided, however, that such prior notice and efforts shall not be required if the disclosure is made in connection with a routine audit or investigation or a blanket document or information request, in each case, by an Authority that is not specifically directed at Seller, the Acquired Companies, the Business or the Transactions); (ii) use Confidential Information in connection with the performance of their obligations under this Agreement or any Ancillary Document (including discharging the Excluded Liabilities); (iii) use Confidential Information as necessary to enforce any of their rights or defending any claims under this Agreement or any Ancillary Document; or (iv) use Confidential Information solely to the extent necessary to conduct the Permitted Business.

(b) Non-Competition. Each of Seller Parent and Seller covenants and agrees that during the period beginning on the Closing Date and ending upon the third (3rd) anniversary of the Closing Date (the “Restricted Period”) such Person and its Affiliates will not, directly or indirectly, engage or participate in any manner (as an owner, equity holder, financing source or otherwise) in the Business, anywhere in the World. Notwithstanding the foregoing, nothing contained in this Section 5.7(b) shall prohibit Seller Parent, Seller or any of their respective Affiliates from (i) the passive ownership of the stock of any corporation listed on a national securities exchange or traded in the over the counter market, but only if Seller Parent, Seller and their respective Affiliates, collectively, do not own more than an aggregate of two percent (2%) of the stock of such corporation or (ii) engaging in the Permitted Business.

(c) Non-Solicitation of Business Relationships. Without limiting the generality of the provisions of Section 5.7(b) above, each of Seller Parent and Seller hereby covenants and agrees that during the Restricted Period such Person and its Affiliates will not, directly or indirectly, solicit any Person that is or was an actual customer or supplier of Seller or any Acquired Company at any time during the twelve (12)-month period prior to the Closing Date for purposes (A) of diverting such Person’s business from any Acquired Company or (B) which are competitive with the Business. Nothing contained in this Section 5.7(c) shall prohibit Seller Parent, Seller or any of their respective Affiliates from engaging in the Permitted Business.

(d) Non-Solicitation of Restricted Persons. Each of Seller Parent and Seller hereby covenants and agrees that during the Restricted Period such Person and its Affiliates will not, directly or indirectly, (i) solicit, induce or recruit, or attempt to solicit, induce or recruit, for employment or engagement, any Business Employee or any other individual who is, or was at any time during the twelve (12)-month period immediately preceding the Closing Date, an employee or individual independent contractor of Seller or any Acquired Company (each, a “Restricted Person”), or (ii) hire, employ or engage any Restricted Person. Nothing contained in this Section 5.7(d) shall prohibit Seller Parent, Seller or any of their respective Affiliates from engaging any independent contractor on an non-exclusive basis to provide services in the Permitted Business.

(e) Reformation. The Parties agree that, if any court of competent jurisdiction finally determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 5.7 is unreasonable, arbitrary, against public policy or otherwise unenforceable under the circumstances, then any such provision shall, for purposes of such jurisdiction and circumstances only, be revised by such court to a lesser period of time, geographical area, business limitation or other relevant feature, as the case may be, which is determined by such court to be as close to the original provision as possible and enforceable against the applicable Party under the circumstances, and such provision shall be enforced accordingly.

(f) Acknowledgements; Remedies. Each of Seller Parent and Seller acknowledges and agrees, on their own behalf and on behalf of their respective Affiliates, that (i) the covenants and agreements set forth in this Section 5.7 were a material inducement to Purchaser to enter into this Agreement and to perform its obligations hereunder, (ii) Purchaser would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if such Person or any of its Affiliates breached the provisions of this Section 5.7, (iii) any breach of the provisions of this Section 5.7 by such Person or its Affiliates would result in a significant loss of goodwill by Purchaser and the Acquired Companies, (iv) the Purchase Price is sufficient consideration to make the covenants and agreements set forth herein enforceable, (v) the length of time, scope and geographic coverage of the covenants set forth in this Section 5.7 are reasonable given the benefits such Person will directly or indirectly receive hereunder, (vi) such Person is familiar with, and has had a sufficient opportunity to review, understand and consult with an attorney regarding, all the restrictive covenants contained in this Section 5.7 and is fully aware of its obligations hereunder, and (vii) such Person will not challenge the reasonableness of the time, scope, geographic coverage or other provisions of this Section 5.7 in any Legal Proceeding, regardless of who initiates such Legal Proceeding. Each of Seller Parent and Seller further acknowledges and agrees that irreparable injury will result to Purchaser if such Person or any of its Affiliates breaches any of the terms of this Section 5.7, and that in the event of an actual or threatened breach by such Person or any of its Affiliates of any of the provisions contained in this Section 5.7, Purchaser will have no adequate remedy at Law. Each of Seller Parent and Seller accordingly agrees that in the event of any actual or threatened breach by such Person or any of its Affiliates of any of the provisions contained in this Section 5.7, Purchaser shall be entitled to injunctive and other equitable relief without (i) the posting of any bond or other security, (ii) the necessity of showing actual damages and (iii) the necessity of showing that monetary damages are an inadequate remedy. Nothing contained herein shall be construed as prohibiting Purchaser from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Each of Seller Parent and Seller shall cause its Affiliates to comply with this Section 5.7, and shall be liable for any breach or violation by any of its Affiliates of this Section 5.7. In the event of a breach or violation by any of Seller Parent or Seller or any of their respective Affiliates of this Section 5.7, the Restricted Period shall be extended by a period of time equal to the period of time during which such Person violates the terms of this Section 5.7.

5.8 Carveout and Reorganization Covenants.

(a) Accounts Receivable; Accounts Payable; Wrong Pockets.

(i) All payments, refunds, credits and reimbursements made by any third party after the Adjustment Calculation Time in the name of or to any Seller Related Party in connection with or arising out of the Business or the Purchased Assets, shall be held by the Seller in trust for the benefit of the Acquired Companies, and within twenty-five (25) Business Days after receipt by such Seller Related Party of any such payment, refund, credit or reimbursement, the Seller shall, or shall cause such other Seller Related Party to, pay over to the Company the amount of such payment, refund, credit or reimbursement, together with all corresponding notes, documentation and information received in connection therewith. The Seller may net any payments due to the Company under this Section 5.8(a)(i) against any payments due to Seller Parent under Section 5.8(a)(ii).

(ii) All payments, refunds, credits and reimbursements made to any third party after the Adjustment Calculation Time by any Seller Related Party on behalf of any Purchaser Related Party at the request of any Purchaser Related Party, shall be due and payable by Purchaser or the Acquired Companies to Seller Parent within twenty-five (25) Business Days after payment by such Seller Related Party of any such payment, refund, credit or reimbursement, together with all corresponding notes, documentation and information received in connection therewith.

(iii) If at any time after the Adjustment Calculation Time, any Party discovers that any Purchased Asset is held by any Seller Related Party or that any Assumed Liability has not been assumed by the Acquired Companies or their Affiliates, each of Seller, Purchaser and their respective Affiliates shall promptly transfer such Purchased Asset to the Acquired Companies or cause such Assumed Liability to be assumed by the Acquired Companies, in each case, for no additional consideration.

(iv) If at any time after the Adjustment Calculation Time, any Party discovers that any Excluded Asset is held by any Purchaser Related Party or that any Excluded Liability has been assumed by any Purchaser Related Party, each of Seller, Purchaser and their respective Affiliates shall promptly transfer such Excluded Asset to Seller or its designated Affiliate or cause such Excluded Liability to be assumed by Seller or its designated Affiliate, in each case for no additional consideration.

(b) Payment of Assumed Liabilities and Excluded Liabilities; Maintenance of Asbestos Insurance Policies. From and after the Closing, Seller shall, and shall cause its Affiliates to, (A) maintain in full force and effect all Asbestos Insurance Policies (provided, that the bankruptcy or any similar proceeding involving any insurer thereunder shall not constitute a breach of this clause) and (B) not assign, convey or otherwise transfer (by operation of law or otherwise) any Asbestos Insurance Policy (except to the extent necessary to discharge Asbestos Liabilities).

(c) Nonassignable Assets. To the extent that the assignment by Seller to the Company of any Contract, Permit or other asset (other than any Excluded Asset) is not permitted or is not permitted without the consent of any other Person (including any Authority), this Agreement, the Reorganization Documents and the other Ancillary Documents shall not be deemed to constitute an assignment of any such Contract, Permit or other asset if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of benefits under or with respect to, any such Contract, Permit or other asset, and the Company shall assume no Liabilities under or with respect to any such Contract, Permit or other asset. Seller shall, and shall cause its Affiliates to, cooperate with Purchaser and the Company following the Closing in any reasonable arrangement designed to provide the Company with the rights and benefits (subject to the obligations) under any such Contract, Permit or other asset, including enforcement for the benefit of the Company of any and all rights of Seller against any other Person arising out of any such Contract, Permit or other asset by such other Person and, if requested by the Company, acting as an agent on behalf of the Company or as the Company may otherwise reasonably require. Upon the receipt of any consent or waiver necessary to assign any such Contract, Permit or other asset, Seller shall promptly assign such Contract, Permit or other asset, unless otherwise directed in writing by Purchaser, to the Company, for no additional consideration.

(d) Insurance Matters. From and after the Closing, all named insureds and additional insureds under any “occurrence-based” insurance policy to which Seller or any Acquired Company is a party or which provide coverage to or for the benefit of or with respect to Seller or any Acquired Company, any of their respective directors, managers, officers, employees, independent contractors, representatives, agents or other service providers in his or her capacity as such or any Business Employee in their capacity as such as of immediately prior to the Closing (collectively, the “Available Insurance Policies”) shall have recourse to such Available Insurance Policies for any occurrences, acts, omissions, events, conditions, facts or circumstances which occur or exist or are alleged to have occurred or existed, or were incurred or claimed to have been incurred, at or at any time prior to the Closing (“Pre-Closing Matters”). From and after the Closing, Seller shall, and shall cause its Affiliates to, maintain in effect, and shall not, and shall cause its Affiliates not to, terminate, cancel, allow to lapse, amend, waive or modify in any manner adverse to any Acquired Company or any of their Affiliates, any of their respective directors, managers, officers, employees, independent contractors, representatives, agents or other service providers or any Business Employee (collectively, the “Company Insureds”) any Available Insurance Policy. From and after the Closing, Seller shall, and shall cause its Affiliates to, (i) provide the Company Insureds with access to the Available Insurance Policies with respect to Pre-Closing Matters, (ii) ensure that Company Insureds can submit notice of a claim and otherwise continue to pursue such claims and recover proceeds under any Available Insurance Policy, and cooperate with, and provide assistance to, the Company Insureds, in connection with the pursuit of any such claim, including making the benefits of any Available Insurance Policies available to the Company Insureds and, as necessary or requested, submitting such claim on behalf of the Company Insureds, acting as the direct contact with any such insurer and pursuing such claim on behalf of the Company Insureds, and (iii) permit the Company Insureds to exclusively control any claims of such Company Insured under an Available Insurance Policy (including the investigation and negotiation of the claim with the applicable insurer); provided, that such claim shall be subject to the terms, conditions and exclusions of such Available Insurance Policy, including any limits on coverage or scope, and any deductibles, self-insured retentions (including under any fronting or loss retention arrangement or policy), retrospective premiums, and other chargeback amounts, fees, costs and expenses. If, after the Closing, Purchaser or any of its Affiliates reasonably requires any information pertaining to, and for the purpose of making or pursuing, a claim with respect to a Pre-Closing Matter in order to give notice to or make filings with insurance carriers or claims adjustors or administrators or to adjust, administer or otherwise manage a claim with respect thereto, then Seller shall cause such information to be supplied to Purchaser (or its designee) to the extent such information is in its possession or control or can be reasonably obtained by Seller or its Affiliates, upon a written request therefor. In furtherance of the foregoing, if any third party requires the consent of Seller or any of its Affiliates to the disclosure of claims data or information maintained by an insurance company or other third party in respect of any such claim, such consent shall not be unreasonably withheld, conditioned or delayed. Purchaser shall be solely responsible for and shall promptly (and in any event within fifteen (15) Business Days after request by Seller) reimburse Seller and its Affiliates for any reasonable out-of-pocket fees, costs or expenses incurred by Seller and its Affiliates in the performance of this Section 5.8(d).

(e) Met-Pro Name. Seller understands that, subsequent to the Reorganization, the Company shall own the names “Met-Pro” and “Met-Pro Technologies”, and that such names are included in the Purchased Assets hereunder. Seller shall not use, and shall cause its Affiliates not to use, directly or indirectly, the names “Met-Pro” or “Met-Pro Technologies” or any other name which is confusingly similar thereto; provided, however, that Seller shall be permitted to use “Met-Pro Technologies LLC” as its legal entity name.

(f) Related Party Transaction Terminations. All intercompany and intracompany accounts or Contracts (excluding the Reorganization Documents) between any of the Acquired Companies, on the one hand, and any Seller Related Party, on the other hand, shall be terminated and cancelled without any consideration or further Liability to any party and without the need for any further documentation, effective as of one day prior to the Closing Date.

5.9 Asbestos Covenants.

(a) During the period beginning on the Closing Date and ending on the seventh (7th) anniversary of the Closing, Seller Parent and Seller shall, and shall cause their respective Affiliates to, (i) ensure that Seller at all times remains a Delaware limited liability company and in good standing under the Laws of the State of Delaware and any other jurisdiction in which the Seller is currently qualified to do business; (ii) Seller does not, directly or indirectly, commence any proceeding for any voluntary liquidation, dissolution, or winding up of Seller, including initiating any bankruptcy proceedings on its behalf or (iii) ensure that Seller does not change its legal entity name from “Met-Pro Technologies LLC”.

(b) Seller Parent and Seller shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to (i) ensure that Seller or one of its Affiliates is named as defendant in any Legal Proceeding arising out of or relating to any Asbestos Liability, and (ii) remove or dismiss each of the Purchaser Related Parties (including the Acquired Companies) as defendants from any such Legal Proceeding. The Parties shall reasonably cooperate with each other with respect to the foregoing, including providing information reasonably requested in writing by the other Parties (subject to the applicable limitations contained in Section 5.1). Nothing in this Section 5.9 shall limit the rights and obligations of the Parties and the Purchaser Related Parties under Article 6 (whether or not the Purchaser Related Parties are removed or dismissed from any such Legal Proceeding) or the ability of any Purchaser Related Party to seek dismissal from any Legal Proceeding arising out of or relating to any Asbestos Liability.

5.10 Data Room Copy. Within two (2) Business Days after the Closing, Seller shall deliver or cause to be delivered to Purchaser a true and correct copy of the contents of the Data Room, which shall be delivered to Purchaser on a USB drive or by other means reasonably acceptable to Purchaser.

5.11 Purchaser Bonuses. During the Term (as defined in the Transition Services Agreement) applicable to Section 2.3 of the Transition Services Agreement, Purchaser may (in its sole discretion) from time to time elect to pay a bonus to one or more Employees or other Service Providers (each, a “Post-Closing Bonus”). In the event that Purchaser elects to pay a Post-Closing Bonus, (a) Purchaser shall deliver Seller written notice thereof (email being sufficient) and pay, or cause to be paid, to Seller (or its designee) within 5 (five) Business Days the aggregate amount of such Post-Closing Bonus, plus any Taxes and mandatory matching obligations that are payable or incurred by Seller or its Affiliates in connection with or as a result of the satisfaction of the foregoing obligations and (b) Seller shall, or shall cause its applicable Affiliate to, pay to the applicable recipient such Post-Closing Bonus through its payroll system, net of all applicable Tax withholding, as soon as reasonably practicable and in no event later than the first regularly scheduled payroll date after Seller’s receipt of the notice delivered pursuant to clause (a). Thereafter, Seller shall, or shall cause its Affiliates to, timely and properly deposit any Tax withholdings described above with the appropriate Governmental Authority in accordance with the regular payroll practices of Seller or such Affiliate. For the sake of clarity, no Post-Closing Bonus shall constitute a Transaction Expense.

5.12 Business LC. Purchaser shall arrange for a replacement letter of credit, guaranty or other instrument with respect to the Business LC within two (2) months following the Closing Date. Until such time as Purchaser has arranged for a replacement letter of credit, guaranty or other instrument with respect to the Business LC, Seller shall, and shall cause its Affiliates to, maintain in full force and effect and comply with, and shall not terminate, cancel, rescind, amend or otherwise modify the Business LC or the cash collateral posted with respect thereto. For the sake of clarity, at such time as Purchaser has arranged for a replacement letter of credit, guaranty or other instrument with respect to the Business LC, the cash collateral posted with respect to the Business LC by or on behalf of Seller at or prior to the Closing shall be returned to Seller or one of its Affiliates. In the event that the Business LC is drawn upon or any payments are made from the Business LC, Purchaser agrees to pay Seller or Seller Parent the amount drawn within ten (10) Business Days.

ARTICLE 6
SURVIVAL; RETAINED CLAIMS; INDEMNIFICATION

6.1 Survival; Retained Claims. Except in the case of Fraud, (a) none of the representations and warranties of Purchaser, the Seller or Seller Parent set forth in Article 2, 3 or 4 of this Agreement shall survive the Closing, (b) none of the Parties or any of their Affiliates or any of their respective Representatives shall have any liability whatsoever with respect to any such representation or warranty, and (c) no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at Law or in equity) may be brought after the Closing with respect to any such representation or warranty. Unless otherwise indicated, the covenants and agreements set forth in this Agreement shall survive the Closing until such covenants or agreements have been fully performed or satisfied. The indemnification obligations set forth in this Article 6 shall survive the Closing and continue indefinitely. Except in the case of Fraud, the sole and exclusive remedy of the Purchaser with respect to breaches of representations and warranties made by the Seller or Seller Parent in Article 2 or 3 shall be strictly limited to the RWI Policy. For the avoidance of doubt, the limitations on liability set forth in this Agreement shall still apply if the RWI Policy is revoked, cancelled or modified in any manner or if the RWI Policy insurer denies coverage for, or is unable to pay, any losses of the Purchaser or its Affiliates. Notwithstanding the foregoing or anything else in this Agreement or any Ancillary Document to the contrary, nothing in this Agreement, any Ancillary Document or otherwise shall affect any rights, obligations, claims, causes of action, remedies, entitlements, recourse or Liabilities of any Person arising out of or relating to (i) any covenant or indemnity contained in this Agreement, (ii) the Transition Services Agreement, the Reorganization Documents, the Parent Guaranty or any other Ancillary Document, (iii) the Reorganization, or (iv) the RWI Policy (collectively, the “Retained Claims”).

6.2 Indemnification.

(a) Seller Parent and Seller jointly and severally agree to indemnify, defend and hold harmless the Purchaser Related Parties from and against, and pay or reimburse the Purchaser Related Parties for, any and all Adverse Consequences asserted against or suffered, sustained or incurred by any Purchaser Related Party directly or indirectly arising out of, relating to or otherwise by virtue of (i) any Excluded Liability and/or any acts, omissions, events, facts or circumstances relating thereto and/or any Liability or Legal Proceeding directly or indirectly arising out of, relating to or otherwise by virtue of any Excluded Liability and/or (ii) the operation of the Retained Business from and after the Closing (excluding any Adverse Consequences that would be covered by Section 6.2(b)(i)).

(b) Purchaser, PropCo Purchaser, IP Purchaser, the Company, and PropCo jointly and severally agree to indemnify, defend and hold harmless the Seller Related Parties from and against, and pay or reimburse the Seller Related Parties for, any and all Adverse Consequences asserted against or suffered, sustained or incurred by any Seller Related Party directly or indirectly arising out of, relating to or otherwise by virtue of (i) any Assumed Liability and/or any acts, omissions, events, facts or circumstances relating thereto and/or any Liability or Legal Proceeding directly or indirectly arising out of, relating to or otherwise by virtue of any Assumed Liability, (ii) the operation of the Business from and after the Closing (excluding any Adverse Consequences that would be covered by Section 6.2(a)(i)) and/or (iii) Purchaser’s breach of any of its obligations in this Agreement.

6.3 Indemnification Procedures.

(a) In the event that any Person entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any Legal Proceeding by any Person who is not a Party or an Affiliate of a Party (a “Third Party Claim”) against such Indemnified Party, with respect to which a Party is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice regarding such Third Party Claim to the Indemnifying Party within fifteen (15) days after receiving written notice of such Third Party Claim; provided, however, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent (and only to the extent) that the Indemnifying Party forfeits rights or defenses by reason of such failure. The Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense, and at its option shall be entitled to assume the defense thereof (subject to the limitations set forth below) at such Indemnifying Party’s expense by appointing reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense.

(b) If the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with the terms hereof, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel shall be borne by the Indemnified Party other than (i) any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party assumes control of such defense and (ii) any fees and expenses of such separate counsel if the Indemnified Party reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnified Party that are not available to the Indemnifying Party or that the Indemnified Party and the Indemnifying Party may have different, conflicting, or adverse legal positions or interests with respect to such Third Party Claim.

(c) Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be entitled to control the defense of a Third Party Claim (and the Indemnified Party shall be entitled to maintain or assume control of the defense of such Third Party Claim) if (i) the Third Party Claim relates to or involves any criminal or quasi criminal Legal Proceeding, (ii) the Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party, (iii) there exists, or would reasonably be expected to, exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, (iv) the Third Party Claim involves a material customer or material supplier of the Indemnified Party or (v) the Third Party Claim primarily involves Taxes; provided, however, that, Seller Parent and Seller shall be entitled to control the defense of any Third Party Claim that arises out of or is related to the Asbestos Liability.

(d) If the Indemnifying Party shall control the defense of any Third Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of, consenting to the entry of any judgment with respect to or ceasing to defend such Third Party Claim, unless the Indemnified Party and its Affiliates are given an express and unconditional full release of any and all Liability by all relevant parties to the claim, no injunctive, extraordinary, equitable or other relief of any kind is imposed on the Indemnified Party or any of its Affiliates, and all monetary Adverse Consequences payable under the settlement or consent are being paid by the Indemnifying Party.

(e) Any claim by an Indemnified Party for indemnification not involving a Third Party Claim may be asserted by giving the Indemnifying Party written notice thereof.

6.4 Payment. If any amount owed under this Article 6 is not paid within thirty (30) days after a final settlement among the Indemnifying Parties and the Indemnified Parties or a final adjudication determined by a court of competent jurisdiction that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party (either, a “Final Determination”), the Indemnifying Party shall reimburse the Indemnified Party for any and all costs or expenses of any nature or kind whatsoever (including reasonable legal fees) incurred in seeking to collect such amount under this Article 6.

6.5 Purchase Price Adjustment. Any indemnification received under this Article 6 and any adjustments under Section 1.4 shall be treated by Purchaser, Seller Parent, Seller and their respective Affiliates, to the extent permitted by Law, as an adjustment to the Purchase Price.

6.6 No Circular Recovery. Notwithstanding anything to the contrary herein, each of Seller Parent and Seller, on their own behalf and on behalf of the other Seller Related Parties, hereby irrevocably waives and releases, and shall not make any claim for, (a) any right of contribution, subrogation or any similar right against any Purchaser Related Party with respect to any obligations of, or claims against, Seller Parent or Seller under or with respect to this Agreement or the Transactions, or any indemnification payments that Seller Parent or Seller may, at any time, be required to make to any Purchaser Related Party pursuant to this Agreement or (b) any indemnification, contribution, advances or reimbursement against or from any Purchaser Related Party by reason of the fact that Seller Parent or Seller or any of their respective equity holders, trustees, beneficiaries, directors, managers, officers, or employees is or was an equity holder, employee, officer, director, manager or other agent of any Acquired Company or was serving as such for another Person at the request of any Acquired Company (whether such claim is for Adverse Consequences of any kind or otherwise and whether such claim is pursuant to any Law, Organizational Document, contractual obligation or otherwise) with respect to any obligations of, or claims against, Seller Parent or Seller under or with respect to this Agreement or the Transactions.

ARTICLE 7
GENERAL PROVISIONS

7.1 Publicity. No press release or other public announcement or disclosure with respect to this Agreement or the Transaction shall be made except upon the mutual agreement of the Purchaser and the Seller (which shall not be unreasonably withheld, conditioned or delayed), unless the Parties shall be required by Law, in the reasonable judgment of their respective legal counsel, to make such an announcement or disclosure (in which case the disclosing Party will use commercially reasonable efforts to advise Purchaser and Seller before making such disclosure); provided, however, (a) the Parties or their respective advisors may place “tombstone” or similar general notices of the Transaction in newspapers, other periodicals or upon their websites without the consent of any other Party (so long as none of the Purchase Price, the other economic terms or other material terms and conditions of this Agreement or any Ancillary Document are disclosed therein); and (b) nothing herein shall prohibit or prevent Purchaser or any of its Affiliates from disclosing any information of a nature that would typically be provided by private equity funds to their investors, prospective investors, financing sources and/or prospective financing sources.

7.2 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, the Ancillary Documents and all instruments and documents expressly contemplated hereby and thereby or to be executed in connection with the Transaction, constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, between the Parties with regard to the subject matter hereof.

7.3 Amendment; Waiver. This Agreement may be amended at any time only by a written instrument executed by the Purchaser and the Seller. Compliance with or performance under any term, provision or condition of this Agreement may be waived in writing only by the

Party entitled to enforcement of such term, provision or condition. No failure or delay of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party, or to insist upon strict compliance by any other Party with its or his obligations hereunder, no single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

7.4 Expenses. Except as otherwise expressly provided herein, each Party shall bear its own respective legal, accounting, and other expenses (including any broker’s or finder’s fees and the expenses of its Representatives) incurred at any time with respect to this Agreement and the Transaction. All costs and expenses incurred by the Acquired Companies in connection with this Agreement shall be paid by the Acquired Companies prior to the Closing Date, or paid as part of the Transaction Expenses. The Purchaser shall pay and be solely responsible for the payment of all fees and expenses incurred by the Purchaser in connection with this Agreement or the Acquired Companies after the Closing Date, including (a) all premiums and other costs, fees and expenses (including attorneys’ fees and expenses and the fees and expenses of other Representatives and consultants) incurred by Purchaser in connection with the Transaction, including those attributable to the process of obtaining, or otherwise associated with, the RWI Policy obtained by the Purchaser in connection with the Transaction, (b) all fees, costs and expenses of Stout incurred in connection with the due diligence, preparation and issuance of the Solvency Opinion and (c) all premiums, fees and other costs (including any Taxes, surcharges and brokerage commissions) incurred in connection with obtaining the D&O Tail Policy.

7.5 Notices. All notices, claims, consents, requests, instructions, approvals, demands and other communications under this Agreement shall be in writing and deemed duly given, if delivered: (a) personally by hand, when delivered at the address specified in this Section 7.5; (b) one (1) Business Day after deposit with a nationally recognized overnight courier service; (c) three (3) Business Days after the mailing if sent by United States certified or registered first class mail, postage prepaid, return receipt requested; or (d) by electronic mail when such electronic mail is transmitted to the electronic mail address specified in this Section 7.5. In the event that a Party is unable to deliver a notice, claim, consent, request, instruction, approval, demand, or other communication due to the inaccuracy of the address or electronic mail address provided by the other Party pursuant to this Section 7.5, or the other Party’s failure to notify the Party of a change of its information in this Section, such notice, claim, consent, request, instruction, approval, demand, or other communication shall be deemed to be effective upon confirmation by a nationally recognized courier service of its failure to complete delivery to the other Party’s address as set forth in this Section (or other address duly given to the Party by the other Party in accordance with this Section 7.5).

Addresses and electronic mail addresses (unless and until written notice is given of any other address or electronic mail address) for purposes of this Section 7.5 are set forth below:

To the Purchaser:	Tusk Industrial OpCo Acquisition LLC c/o May River Capital

1 N. Wacker Drive, Suite 1920 Chicago, Illinois 60606 Attn: Dan Barlow and Patrick St. John Email: [***]; [***]
copy (which shall not constitute notice) to:	Paul Hastings LLP 71 South Wacker Drive, Suite 4500 Chicago, IL 60606 Attn: Brian Richards and Samuel Domjen Email: [***]; [***]
To Seller Parent or the Seller:

CECO Environmental Corp.

5080 Spectrum Dr., Suite 800E

Addison, Texas 75001

Attention: Lynn Watkins-Asiynabi, Chief Administrative and Legal Officer and Corporate Secretary

Telephone: (214) 353-5506

Email: [***]

copy (which shall not constitute notice) to:	Koley Jessen P.C., L.L.O. One Pacific Place, Suite 800 1125 South 103 Street Omaha, NE 68124-1079 Attention: Eric Oxley & Christopher Estwick Email: [***] & [***]

7.6 Assignment. No Party may assign its rights or obligations under this Agreement, in whole or in part, by operation of Law or otherwise, except with the written consent of (i) the Purchaser, in the case of an assignment by Seller Parent or the Seller; or (ii) the Seller, in the case of an assignment by the Purchaser; provided, however, that nothing in this Agreement shall or is intended to limit the ability of Purchaser to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of Seller or any other Person to (a) any Affiliate of Purchaser, (b) any direct or indirect purchaser of all or substantially all of the assets of Purchaser and/or any Acquired Company, or (c) any lender to Purchaser and/or any Acquired Company as security for borrowings. Any attempted assignment in violation of this Section 7.6 shall be void ab initio.

7.7 Governing Law, Exclusive Jurisdiction and Venue; Mutual Waiver of Jury Trial. This Agreement shall be governed by, and construed and enforced in accordance with, the internal Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to conflict of Law principles thereof. Each of the Parties hereby (a) expressly and irrevocably submits to the exclusive jurisdiction in the Court of Chancery sitting in New Castle County, State of Delaware (the “Court of Chancery”), or, to the extent the Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware (the

“Delaware Federal Court”) or, to the extent neither the Court of Chancery nor the Delaware Federal Court has subject matter jurisdiction, the Superior Court sitting in New Castle County, State of Delaware, and any appellate court in the State of Delaware with respect to appeals from such courts (collectively, the “Chosen Courts”), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any Legal Proceeding relating to this Agreement or the Transaction in any court other than the Chosen Courts; provided, that each Party shall have the right to bring any action or proceeding for enforcement of a judgment entered by any of the Chosen Courts in any other court or jurisdiction. The aforementioned choice of venue is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement or the Transactions in any jurisdiction other than those specified in this Section 7.7. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, LEGAL PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTION, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 7.7 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.7 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

7.8 Severability. Any provision of this Agreement which is found to be invalid or unenforceable by any court in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, but the invalidity or unenforceability of such provision shall not affect the validity or enforceability of the remaining provisions of this Agreement. If the final judgment of a court of competent jurisdiction or other Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

7.9 Counterparts; Exchange by Electronic Transmission. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. The Parties may execute this Agreement and all other agreements and documents contemplated by this Agreement and exchanged on the Closing Date counterparts of such documents by means of facsimile transmission or electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of

2000 e.g. www.docusign.com) and the Parties agree that the receipt of such executed counterparts shall be binding on such Parties and shall be construed as originals.

7.10 Waiver and Release.

(a) Effective as of the Closing Date, except for any Retained Claims or Fraud, the Purchaser, solely on behalf of the Acquired Companies and their successors and assigns (collectively, the “Company Releasing Parties”), hereby irrevocably and unconditionally waives and releases and forever discharges the Seller and its Affiliates (collectively, the “Seller Released Parties”) of and from, to the fullest extent permitted under applicable Law, any and all rights, actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in Law or in equity or otherwise (including any right, whether arising in Law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) which the Company Releasing Parties have or may have against each of the Seller Released Parties, now or in the future, in respect of any cause, matter or thing relating to the Business or operations of the Acquired Companies, this Agreement, the Transaction or the ownership of the Membership Interests by the Seller Released Parties, in each case, occurring or arising on or prior to the date of the Closing Date. Furthermore, without limiting the generality of this Section 7.10(a), the Purchaser, solely on behalf of itself and each Company Releasing Party, covenants and agrees that no claim will be brought or maintained by, or on behalf of, the Company Releasing Parties (including, after the Closing, the Acquired Companies) against the Seller Released Parties, no Company Releasing Party will voluntarily participate in any claim against any Seller Released Party, and no recourse will be sought or granted against the Seller Released Parties, in each case, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations or warranties of the Seller Parent or Seller set forth or contained in Article 2 or 3 of this Agreement, in each case, except with respect to Retained Claims or Fraud. Purchaser acknowledges and agrees that the Company Releasing Parties may not avoid such limitation on liability by (a) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (b) asserting or threatening any claim against any Person that is not a Party (or a successor to a Party) for breaches of the representations or warranties contained in Article 2 or 3 of this Agreement, in each case, except with respect to Retained Claims or Fraud. Notwithstanding anything to the contrary in this Agreement (including this Section 7.10(a)) or otherwise, the Purchaser’s recourse for Retained Claims and Fraud shall not be limited.

(b) Effective as of the Closing Date, except for any Retained Claims or Fraud, the Seller, on its own behalf and on behalf of its Affiliates and its and their respective successors and assigns and any other Person that may claim by, through or under such Person (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally waives and releases and forever discharges each Acquired Company (collectively, the “Purchaser Released Parties” and together with the Seller Released Parties, the “Released Parties”) of and from, to the fullest extent permitted under applicable Law, any and all rights, actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in Law or in equity or otherwise (including any right, whether arising in Law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) which the Seller Releasing Parties have or may have against any of the Purchaser Released Parties, now or in the future, in respect of any cause, matter or thing relating to the business or operations of the Acquired Companies, this Agreement, the Transaction or the ownership of the Membership Interests by the Purchaser Released Parties, in each case, occurring or arising on or prior to the date of the Closing Date. Furthermore, without limiting the generality of this Section 7.10(b), the Seller Parent and the Seller, on behalf of itself and each other Seller Releasing Party, covenant and agree that no claim will be brought or maintained by, or on behalf of, any Seller Releasing Party against any Purchaser Released Party, no Seller Releasing Party will voluntarily participate in any claim against any Purchaser Released Party, and no recourse will be sought or granted against any Purchaser Released Party, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations or warranties of the Seller Parent or Seller set forth or contained in Article 4 of this Agreement, in each case, except with respect to Retained Claims or Fraud. Each of Seller Parent and Seller acknowledges and agrees that the Seller Releasing Parties may not avoid such limitation on liability by (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (ii) asserting or threatening any claim against any Person that is not a Party (or a successor to a Party) for breaches of the representations or warranties contained in Article 4 of this Agreement, in each case, except with respect to Retained Claims or Fraud. Notwithstanding anything to the contrary in this Agreement (including this Section 7.10(b)) or otherwise, Seller Parent’s and the Seller’s recourse for Retained Claims and Fraud shall not be limited.

7.11 Non-Recourse. This Agreement may only be enforced against, and any Related Claims may only be made or asserted against (and are expressly limited to), the Persons that are expressly identified as the Parties hereto in this Agreement and solely in their capacities as such. No Person who is not a Party hereto, including any current, former or future Affiliate or Representative of any Party hereto or any current, former, or future Affiliate or Representative of any of the foregoing (such Persons, collectively, but specifically excluding the Parties hereto, “Non-Parties”), shall have any liability (whether at Law or in equity, based upon contract, tort, statute or otherwise) for obligations or liabilities arising under this Agreement or for any Related Claim and each Party hereto hereby irrevocably waives and releases all such liabilities, obligations, and Related Claims against any such Non-Party. Without limiting the rights of any Party hereto against the other Parties hereto as set forth herein, in no event shall any Party hereto, any of its Affiliates or any Person claiming by, through or on behalf of any of them institute any Related Claim against any Non-Party. To the maximum extent permitted by Law, each Party disclaims any reliance upon any Non-Party with respect to the performance of this Agreement. Non-Parties are expressly intended as third party beneficiaries of this provision of this Agreement. Notwithstanding anything to the contrary contained in this Agreement (including this Section 7.11) or otherwise, nothing in this Section 7.11 shall apply with respect to any Retained Claim.

7.12 Confidentiality. Notwithstanding anything to the contrary contained therein, effective upon the Closing, that certain Mutual Confidentiality Agreement, dated as of August 19, 2024, by and between Seller Parent and the Purchaser (or an Affiliate thereof) (the “Confidentiality Agreement”), is hereby automatically terminated in all respects without any further action by any Person and no Person shall have any further right or Liability thereunder.

7.13 No Third Party Beneficiary. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties, the D&O Indemnified Parties (solely in their capacity as such and solely with respect to Section 5.5), the Purchaser Related Parties and Seller Related Parties (solely in their capacity as such and solely with respect to Article 6), the Released Parties (solely in their capacity as such and solely with respect to Section 7.10), the Non-Parties (solely in their capacity as such and solely with respect to Section 7.11) or their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

7.14 Disclosure Schedules. A disclosure made by the Seller in any section or subsection of any of the Disclosure Schedules (or subparts thereof) to the extent that the face of such disclosure reasonably informs the Purchaser of information that is applicable to another section or subsection of any other Disclosure Schedule (or subparts thereof) shall be deemed, for all purposes of this Agreement, to have been made with respect to such other sections or subsections of the Disclosure Schedules (or subparts thereof), notwithstanding any cross-references (which are included solely as a matter of convenience) or lack of a Schedule reference in the representation or warranty applicable to such other section or subsection of any other Disclosure Schedule (or subparts thereof). Information reflected in the Disclosure Schedules is not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional information is set forth for informational purposes and does not necessarily include other matters of a similar nature. Disclosure of such additional information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed and disclosure of such information shall not be deemed to enlarge or enhance any of the representations or warranties in this Agreement or otherwise alter in any way the terms of this Agreement. Inclusion of information in the Disclosure Schedules shall not be construed as an admission that such information is material to the Business, assets, liabilities, financial position, operations or results of operations of the Acquired Companies.

7.15 Consents. Each of Seller and Purchaser acknowledges that those consents to the Transaction set forth on Schedule 3.14(a), Schedule 3.2(b), Schedule 3.3, Schedule 4.2(b) or Schedule 4.3 (collectively, “Disclosed Consents”) may have been required from Parties to Contracts, leases, licenses or other agreements and such Disclosed Consents may not have been obtained. Each of Seller and Purchaser agrees and acknowledges that no Party will have any liability whatsoever to the other Parties (and the other Parties will not be entitled to assert any claims) arising out of or relating to the failure to obtain any Disclosed Consents that may have been or may be required in connection with the Transaction or because of the default, acceleration or termination of any such Contract, lease, license or other agreement as a result thereof, in each case, other than with respect to Retained Claims or Fraud. Notwithstanding anything to the contrary contained in this Agreement (including this Section 7.11) or otherwise, nothing in this Section 7.11 shall apply with respect to any Retained Claim or Fraud.

7.16 Legal Counsel, Conflict of Interest.

(a) It is acknowledged by each of the Parties that the Acquired Companies have retained Koley Jessen, P.C., L.L.O. (“KJ”) to act as its counsel in connection with the Transaction and that KJ has not acted as counsel for any other party in connection with the Transaction for conflict of interest or any other purposes. The Purchaser agrees, on its own behalf and on behalf of its Affiliates (including the Acquired Companies) and that, following the Closing, and notwithstanding any current or prior representation of the Acquired Companies by KJ, KJ may serve as counsel to the Seller and any of its Affiliates in connection with any matters either existing on the date hereof or arising in the future related to the Transaction. The Purchaser, on behalf of itself and its Affiliates, hereby (i) consents to KJ’s representation of the Seller, the Acquired Companies (prior to the Closing Date) and any of their respective Affiliates in connection with any matters related to this Agreement and the Transaction; (ii) waives any claim it has or may have that KJ has a conflict of interest or is otherwise prohibited from engaging in such representation based on its representation of the Acquired Companies prior to the Closing Date; and (iii) agrees that, in the event that a dispute arises between the Seller or any of its Affiliates, on the one hand, and the Acquired Companies and/or their respective Affiliates, on the other hand, KJ may represent the Seller and any of its Affiliates in such dispute even though the interests of the Seller and its Affiliates may be directly adverse to the Purchaser or its Affiliates (including the Acquired Companies) and notwithstanding that KJ may have represented the Acquired Companies in a matter substantially related to such dispute.

(b) The Purchaser further agrees that, as to all attorney client privileged communications among KJ, the Acquired Companies, the Seller or any of their respective Affiliates prior to the Closing Date that relate in any way to the Transaction, the attorney-client privilege and the expectation of client confidence attaching as a result of KJ’s representation of the Acquired Companies, the Seller and any of their respective Affiliates and Representatives related to the preparation for, and negotiation and consummation of, the Transaction (collectively, “Privileged Communications”) shall survive the Closing Date and shall remain in effect, and belong, to the extent such privilege exists, to the Seller and any of its Affiliates (other than the Acquired Companies and their Affiliates) as applicable, and may be controlled by the Seller and any of its Affiliates (other than the Acquired Companies and their Affiliates) as applicable, and will not, with respect to such Privileged Communications, pass to or be claimed by the Purchaser, the Acquired Companies or any of their respective Affiliates (except as expressly provided herein). Furthermore, effective as of the Closing Date, (i) all Privileged Communications related to the preparation for, and negotiation and consummation of, the Transaction are hereby assigned and transferred to the Seller; (ii) Purchaser (on behalf of itself and its Subsidiaries and Affiliates) hereby releases all of its rights and interests to and in such Privileged Communications and related materials; and (iii) Purchaser (on behalf of itself and its Subsidiaries and Affiliates) hereby releases any right to assert or waive any privilege related to the Privileged Communications referenced in this Section 7.16 and acknowledges and agrees that all such rights shall reside with the Seller, in each case, except as expressly provided herein. The Purchaser acknowledges that, except as expressly provided herein, any advice given to or communication with the Seller or any of its Affiliates (other than the Acquired Companies and their Affiliates) shall not be subject to any joint privilege and shall be owned solely by the Seller and any of its Affiliate of each such party. The Purchaser hereby acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Section 7.16, including the opportunity to consult with counsel other than KJ. To the extent that the Purchaser or any of its Affiliates (including the Company and its Subsidiaries) has or maintains any ownership of the privilege with respect to any Privileged Communications, they agree, except as may be required by applicable Law or expressly provided herein, not to waive or to attempt to waive the privilege without the express written approval of the Seller (such approval not to be unreasonably withheld, conditioned or delayed).

(c) Notwithstanding the foregoing or anything else to the contrary contained in this Section 7.16, (i) in the event that a dispute arises between the Purchaser or any of its Affiliates (including the Acquired Companies), on the one hand, and a third party (for the sake clarity, other than the Seller and any of its Affiliates (other than the Acquired Companies)), on the other hand, or any Authority after the Closing, Purchaser and its Affiliates (including the Acquired Companies) may assert the attorney-client privilege against such third party or Authority to prevent disclosure of Privileged Communications or other confidential communications by or with KJ; and (ii) nothing in this Section 7.16 shall be deemed to (A) limit any right of Purchaser, the Acquired Companies or any of their Affiliates to obtain any information in connection with any dispute with any Person to the extent permitted by the applicable rules of discovery (taking into account the attorney-client privilege retained by Seller under this Section 7.16) and (B) nothing contained in this Section 7.16 shall be deemed to apply to any communication that is not otherwise subject to attorney-client privilege, it being the intent of the Parties not to expand the scope of attorney-client privilege but rather provide that any such attorney-client privilege that exists shall belong solely to Seller and its Affiliates (other than the Acquired Companies) from and after the Closing.

(d) This Section 7.16 is for the benefit of the Seller and its Affiliates and such Persons are intended third-party beneficiaries of this Section 7.16. This Section 7.16 shall be irrevocable, and no term of this Section 7.16 may be amended, waived or modified without the prior written consent of the Seller.

7.17 Admissibility into Evidence. All offers of compromise or settlement among the Parties or their officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors or other agents in connection with the attempted resolution of any dispute under this Agreement shall be deemed to have been delivered in furtherance of a settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any Legal Proceeding for the resolution of such dispute.

7.18 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to enforce specifically the provisions of this Agreement, including obtaining an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, in any court designated to resolve disputes concerning this Agreement (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court), this being in addition to any other remedy to which such Party is entitled at Law or in equity. Each Party further agrees not to assert and waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or provide indemnity as a prerequisite to obtaining equitable relief.

7.19 Other Remedies. Except as otherwise provided herein, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or at Law or in equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

ARTICLE 8
DEFINITIONS

8.1 Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed to them in this Section:

(a) “Acquired Company” means the Company, PropCo or any of the Company’s or PropCo’s respective Subsidiaries, if any. For purposes of Articles 2 and 3, unless the context otherwise requires, (i) any reference to the Acquired Companies includes a reference to any predecessor of any of the Acquired Companies or their respective assets or businesses, including Seller; and (ii) the Acquired Companies shall be treated as if they held the Assigned IP and all Liabilities with respect thereto.

(b) “Adjustment Calculation Time” means 12:01 a.m. Eastern Time as of the Closing Date.

(c) “Adjustment Escrow Amount” means $2,750,000.00.

(d) “Adverse Consequences” means losses, damages, awards, judgments, royalties, deficiencies, penalties, fines, Taxes, demands claims, Liabilities, costs, expenses and fees, including court costs and reasonable fees and expenses of attorneys, accountants and other advisors and experts paid in connection with the investigation, prosecution or defense of, and all amounts paid in settlement with respect to, any of the foregoing or any Legal Proceeding relating to any of the foregoing, including in respect of enforcement of any rights hereunder. For the avoidance of doubt, the term “Adverse Consequences” shall not include any exemplary or punitive damages except to the extent paid or payable to a third party (including any Authority).

(e) “Affiliate” of any specified Person means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. Notwithstanding the foregoing, no portfolio company (as such term is commonly used in the private equity industry) of any of the investment funds managed by May River Capital LLC shall be deemed to be Affiliates of Purchaser, other than MRC Central Park Equity LP and its Subsidiaries.

(f) “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous affiliated, combined, consolidated, unitary or similar group defined under applicable state, local or foreign Tax Law).

(g) “Agreed Principles” means (a) the specific definitions and policies set out in this Agreement and on Schedule 1.4(a)(ii), (b) to the extent not inconsistent with clause (a), the practices, principles, accounting methods, policies, procedures, classifications, conventions, categorizations, calculations, definitions, judgments, assumptions, techniques, methodologies, and estimation methods (including as they relate to the nature of accounts, calculation of levels or reserves or levels of accruals and in respect of the exercise of management judgment) applied in the Annual Financial Statements, and (c) GAAP. For the avoidance of doubt, clause (a) shall take precedence over clauses (b) and (c), and clause (b) shall take precedence over clause (c).

(h) “Ancillary Documents” means the Transition Services Agreement, the Parent Guaranty, the Reorganization Documents, the Assignment and Assumption Agreement, the IP Assignments and any other agreement, document, certificate or instrument delivered pursuant to or in connection with this Agreement or the Transactions.

(i) “Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and any rules or regulations thereunder, the United Kingdom Bribery Act of 2010, any legislation implementing the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law regarding anti-bribery or illegal payments or gratuities.

(j) “Assumed Liabilities” all of the Liabilities of Seller to the extent related to the Business, except for the Excluded Liabilities.

(k) “Authority” means (a) any United States federal, state, local or foreign (including that of any group of countries or other political subdivision) court, tribunal, arbitrator or governmental or regulatory authority, department, commission, board, bureau, official, body, agency or other instrumentality or (b) any accrediting body, or any other similar body or organization exercising governmental or quasi-governmental power or authority.

(l) “Bank of America Credit Agreement” means that certain Second Amended and Restated Credit Agreement, by and among the Seller Parent, Bank of America, N.A., and certain other parties thereto, dated June 11, 2019 (as amended).

(m) “Bankruptcy and Equity Exception” means the bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding at Law or equity).

(n) “Business” means the business engaged in by each of the Acquired Companies as currently conducted as of the Closing or any expansions or extensions thereof that the Acquired Companies have taken steps to pursue prior to Closing.

(o) “Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in Chicago, Illinois or New York, New York are authorized or required by Law to be closed for business.

(p) “Business Employees” means all employees of Seller, Seller Parent (or such Affiliate) actively and legally employed by Seller Parent, Seller or such Affiliate providing services to the Business as of the Closing Date and set forth on Schedule A.

(q) “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) (Pub. L. No. 116-136 (H.R. 748)) (including rules, regulations and official interpretations disseminated as of the Closing Date).

(r) “Cash” means the aggregate amount of all cash and cash equivalents of the Acquired Companies, determined in accordance with GAAP; provided, however, that Cash shall not include any cash collateral for the Business LC. For the avoidance of doubt, Cash shall, without duplication, (i) be calculated net of any issued but uncleared checks, ACH transactions and other wire transfers and drafts of the Acquired Companies as of the Adjustment Calculation Time, except to the extent liabilities associated with such issued but uncleared checks, ACH transactions and other wire transfers and drafts are included in the calculation of Final Closing Working Capital and (ii) include checks, ACH transactions and other wire transfers and drafts deposited for the account of the Acquired Companies as of the Adjustment Calculation Time, except to the extent assets associated with such checks, ACH transactions and other wire transfers and drafts are included in the calculation of Final Closing Working Capital. For the avoidance of doubt, Cash shall include any Purchased Assets that constitute Cash, including the Cash Amount.

(s) “Cash Amount” means $500,000.00.

(t) “Closing Cash” means Cash as of the Adjustment Calculation Time, (i) reduced by the amount that would be payable in Taxes in the event that all Cash held outside the U.S. were to be transferred into the U.S., (ii) reduced by the amount, if any, by which the amount of Restricted Cash exceeds $10,000.00, (iii) reduced by the amount by which any bank accounts are overdrawn, (iv) reduced by the amount of any Cash used after the Calculation Time and prior to the Closing to (A) make any distributions, dividends or payments to, on behalf of or for the benefit of, Seller or any direct or indirect holder of Seller’s Equity Securities or any of their respective Affiliates (other than an Acquired Company), or (B) reduce any Indebtedness or Transaction Expenses and (v) reduced by the amount of any Cash contributed by Purchaser or any of its Affiliates prior to the Closing. For the avoidance of doubt, “Closing Cash” may be a negative number.

(u) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(v) “Company Assumed Liabilities” means all Assumed Liabilities, other than the PropCo Assumed Liabilities.

(w) “Company Data” means all data contained in the systems, databases, files or other records of any Acquired Company and all other information and data compilations used by any Acquired Company, whether or not in electronic form, including Personal Information.

(x) “Company IT Systems” means all information technology and computer systems (including software, hardware, devices, servers, workstations, routers, hubs, switches, circuits, networks, equipment, data communications lines, desktop applications, server-based applications, mobile applications, cloud services, IP-connected platforms, dashboards, portals and databases) relating to the transmission, storage, maintenance, organization, presentation, generation, Processing or analysis of data and information, whether or not in electronic format, owned by, used in or necessary to the conduct of the Business, including Company Software.

(y) “Company Purchased Assets” means all of the Purchased Assets, other than PropCo Purchased Assets and Assigned IP.

(z) “Confidential Information” means all information (whether or not specifically labeled or identified as “confidential”), in any form or medium, of Seller or any Acquired Company or their respective customers, suppliers, distributors or other business relations or otherwise related to the Business (including all such information with respect to the Assigned IP), including all information concerning finances, customer information, supplier information, products, services, prices, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies, unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished patent applications and other confidential intellectual property, designs, specifications, documentation, components, source code, object code, schematics, drawings, protocols and processes. Confidential Information shall not include any information that is or becomes generally known to and available for use by the public other than as a result of any acts or omissions of Seller Parent, Seller or any of their respective Affiliates.

(aa) “Contract” means any written or oral contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, or license or any other commitment or understanding that is legally binding, in each case, which is currently in effect and all amendments, restatements, supplements or other modifications thereto or waivers thereunder.

(bb) “COVID-19” means the Coronavirus Disease 2019, or any similar or related disease caused by the SARS-CoV-2 virus, or any variant, strand, mutation, resurgence or evolution thereof.

(cc) “COVID-19 Aid” means any benefit (monetary or otherwise), loan, payment, funding, credit, relief or deferral under any of the CARES Act, the Families First Corona Virus Response Act, the Coronavirus Preparedness and Response Supplemental Appropriations Act or any similar Law enacted or promulgated in response to or in connection with COVID-19.

(dd) “Data Room” means the “Project Dynamics VDR” virtual data room hosted by IntraLinks and made available to the Purchaser and its Representatives for purposes of reviewing information related to the Transaction, and all information provided therein.

(ee) “Disclosure Schedules” means the Schedules delivered by the Seller which are numbered to correspond to the representations and warranties set forth in Article 2 and Article 3.

(ff) “Employee” means any individual employed by Seller or any of its Affiliates (whether salaried or hourly, full-time or part-time, on vacation, paid time off or other approved paid or unpaid leave of absence under Seller’s or any of its Affiliates’ policies or applicable employment Laws, including maternity, family, medical, sick, military or disability leave).

(gg) “Employee Benefit Plan” means any (i) nonqualified pension, profit sharing, deferred compensation, equity purchase, equity option, equity or equity-based, commission, incentive, bonus, retention, transaction, change in control, severance, termination, retirement, employment, consulting or independent contractor or other type of compensation or benefit plan, program, policy, agreement, Contract or arrangement, whether or not an Employee

Pension Benefit Plan and whether or not written, funded or subject to ERISA; (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, including any Multiemployer Plan (as defined in Section 3(37) of ERISA); or (iv) Employee Welfare Benefit Plan or other vacation, paid time off, welfare, post-employment welfare or fringe benefit plan, program, policy, agreement, Contract or arrangement, whether or not written, funded or subject to ERISA.

(hh) “Employee Pension Benefit Plan” means “employee pension benefit plan” as defined in Section 3(2) of ERISA.

(ii) “Employee Welfare Benefit Plan” means “employee welfare benefit plan” as defined in Section 3(1) of ERISA.

(jj) “Environmental Laws” means Laws relating to remediation, restoration, or protection of, or compensation for damage to, the environment, natural resources, indoor air, outdoor air, surface and subsurface land, flora, fauna, ecosystems, human health, and safety, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any hazardous materials, wastes, hazardous substances, chemicals, contaminants or other releases into the environment. The term “Environmental Laws” includes the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1996, 7 U.S.C. §§ 136 et seq.; the Safe Drinking Water Act of 1974, 42 U.S.C. §§ 300f et seq.; the Occupational Safety and Health Act of 1979, 29 U.S.C. §§ 651 et seq.; the Registration, Evaluation, Authorisation and Restriction of Chemicals regulation of the European Union; the Restriction of Hazardous Substances directive of the European Union; any Laws and standards implementing the foregoing; and any foreign, international, federal, state, or local Laws addressing similar subject matter.

(kk) “Equity Securities” means, (i) if a Person is a corporation, shares of capital stock of such corporation and, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, including membership interests and partnership interests, (ii) other securities directly or indirectly convertible into, or exercisable or exchangeable for, any securities described in clause (i) above, (iii) any options, warrants or rights to directly or indirectly subscribe for or purchase, any securities described in clause (i) or (ii) above, or (iv) any agreement containing profit participation or phantom equity features with respect to any Person that is an entity.

(ll) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(mm) “Escrow Agent” means PNC Bank.

(nn) “Escrow Agreement” means the escrow agreement by and among the Purchaser, the Seller, and the Escrow Agent.

(oo) “Excluded Assets” means the following properties, assets, rights and interests: (i) all Equity Securities held by Seller; (ii) all insurance policies set forth on Schedule 8.1(oo)(ii) (the “Asbestos Insurance Policies”); (iii) any Asbestos Books and Records; (iv) any Contract that is not an Assumed Contract; (v) Privileged Communications; and (vi) the rights of Seller or any Affiliate thereof under or pursuant to this Agreement and the Ancillary Documents.

(pp) “Excluded Liabilities” means (i) any Liability to the extent related to the Retained Business and (ii) without limiting the generality of the foregoing, any Liability, regardless of when or by whom asserted, directly or indirectly arising out of, relating to or otherwise by virtue of any of the following (whether or not disclosed in the Data Room, the Disclosure Schedules or otherwise): (A) asbestos, any product or material containing any asbestos manufactured, licensed, packaged, sold, distributed, handled or used (or alleged to have been manufactured, licensed, packaged, sold, distributed, handled or used) by any Seller Historical Entity (including any Seller Historical Entity’s terminated, divested, or discontinued businesses, operations, or activities) at any time, or any asbestos treatment, abatement or remediation action, effort or material including (1) any claim or Legal Proceeding (including, for the avoidance of doubt, any non-product claim or Legal Proceeding) made, alleged or asserted by any Person, regardless of when they are made and whether they arise in the future or have already arisen, alleging any injury, harm, risk, damage, cost, expense or other Adverse Consequence of any kind or nature, which are asserted to arise from or relate to, directly or indirectly, the exposure (or possible or potential exposure) of such Person or any other Person to asbestos or any asbestos-containing product manufactured, licensed, sold, distributed, packaged, handled or used (or allegation of any such manufacturing, licensing, sale, distribution, packaging, handling or use) by any Seller Historical Entity (including any Seller Historical Entity’s terminated, divested, or discontinued businesses, operations, or activities) or any treatment, abatement or remediation action, effort or material related thereto, and (2) any and all claims or Legal Proceedings directly or indirectly arising out of the defense of any of the foregoing and any and all claims of indemnification, contribution or similar Liabilities with respect to any of the foregoing (clause (A), collectively, “Asbestos Liabilities”); (B) any of the Excluded Assets (including under any Contracts related thereto); (C) any Liability of any Seller Related Party under this Agreement and/or the Ancillary Documents; (D) any Taxes (1) resulting from the Reorganization, (2) of any Person other than any Acquired Company imposed on any Acquired Company as a result of being a member of any Affiliated Group on or before the Closing Date pursuant to Treasury Regulations Section 1.1502-6 or any similar state, local, or foreign Law, (3) for which Seller Parent and Seller are responsible pursuant to Section 5.4(a) or 5.4(i) and (4) imposed with respect to Seller Parent, Seller or any of their respective Affiliates (other than the Acquired Companies except to the extent imposed on the Acquired Companies via assumption, as a transferee or successor of Seller Parent, Seller or such other Affiliate) for any Tax period or any of their assets or business transferred pursuant to the Reorganization; and (E) any of the matters listed on Schedule 8.1(pp). For purposes of clause (A), (w) “asbestos-containing” shall include products or materials in which asbestos fibers or any derivative or source thereof were an accidental, incidental, unknown, unintended, or undesired inclusion or contaminant, (x) “products or materials” include the packaging of any items (whether or not manufactured by the Acquired Companies) and any fibers, dust, waste, or other residue resulting from actions performed on, or the deterioration or decay of, asbestos-containing products or materials, (y) the entirety of a claim for Adverse Consequences that actually or allegedly in part arises from or is attributable to asbestos or asbestos-containing products or materials shall be an Asbestos Liability and (z) all references to actions, activities, or omissions by any Seller Historical Entity include actions, activities, and omissions of any Seller Historical Entity occurring after the Closing.

(qq) “Final Purchase Price” means an amount equal to (i) the Base Purchase Price; plus (ii) Final Closing Cash; minus (iii) Final Closing Indebtedness; plus (iv) the amount, if any, by which Final Closing Working Capital exceeds Target Working Capital; minus (v) the amount, if any, by which Final Closing Working Capital is less than the Target Working Capital; and minus (vi) Final Closing Transaction Expenses.

(rr) “Financial Statements” means the Annual Financial Statements and Interim Financial Statements.

(ss) “Fraud” means actual fraud as defined under Delaware law that is intentional.

(tt) “GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect on the date hereof.

(uu) “Government Official” means, collectively, any officer, employee, official, representative, or any Person acting for or on behalf of any Authority or public international organization, any political party or official thereof and any candidate for political office.

(vv) “Hazardous Substances” means any substance, material, chemical, radiation, article, hazardous microorganism, or waste regulated under any Environmental Law or that presents a risk to human health, safety, or the environment, including any petroleum or refined petroleum products, radioactive materials, friable asbestos, per- or polyfluorinated alkyl substances, Stachybotrys mold, Legionella bacteria, and polychlorinated biphenyls.

(ww) “Income Tax Liability” means, with respect to any jurisdiction, an amount (which amount shall not be less than zero for any taxpayer in any jurisdiction for any taxable period or portion thereof) equal to the liability for Income Taxes of the Acquired Companies (including any withholding, pass-through entity and composite Taxes imposed with respect to the income of the Acquired Companies allocated or distributed to any of their owners) unpaid as of the Closing Date that are first due after the Closing Date with respect to such jurisdiction computed for each Pre-Closing Tax Period.

(xx) “Income Tax Liability Amount” means an amount equal to (i) the sum of the Income Tax Liability separately calculated for (x) each jurisdiction in which any Acquired Company filed Tax Returns for Income Taxes for the last Tax year for which a Tax Return was due (taking into account any applicable extensions) and (y) each jurisdiction in which any Acquired Company commenced activities on or after the end of such Tax year, plus (ii) an amount equal to the product of (x) twenty-eight percent (28%) and (y) the sum of any amounts not included in taxable income in Pre-Closing Tax Periods by the Acquired Companies pursuant to IRS

Revenue Procedure 2004-34 or Section 451(c) of the Code, plus (iii) any Taxes imposed on Purchaser or any of its Affiliates on income of the Acquired Companies for the portion of their taxable year ending on the Closing Date pursuant to Section 951 and 951A of the Code (assuming for this purpose that such taxable year ends on the Closing Date and that the Purchaser and its Affiliates do not have any items of income, gain, deduction, loss or credit from any other source).

(yy) “Income Tax Return” means a Tax Return filed or required to be filed in connection with the determination, assessment or collection of any Income Tax of any party or the administration of any Laws or administrative requirements relating to any Income Tax.

(zz) “Income Taxes” means Taxes (i) imposed on, or with reference to, net income or gross receipts, (ii) imposed on, or with reference to, multiple bases including net income or gross receipts or (iii) that are withholding Taxes imposed by reference to the net or gross income (other than wages) of another Person.

(aaa) “Indebtedness” means, with respect to any of the Acquired Companies (without duplication), (i) all indebtedness for borrowed money (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees and all other amounts payable in connection therewith) and all liabilities evidenced by notes, promissory notes, debentures, bonds or similar instruments or debt securities; (ii) all liabilities in respect of bankers’ acceptances, surety bonds, performance bonds or letters of credit, but only to the extent drawn upon; (iii) all indebtedness or other Liabilities of any Person other than the Acquired Companies that is directly or indirectly guaranteed by any of the Acquired Companies; (iv) all obligations for amounts due on termination under or to otherwise unwind any interest rate, currency or other hedging, swap or similar agreements, (v) all obligations for the deferred purchase price of any property or services (other than trade accounts payable and accrued expenses reflected as accounts payable or accrued expenses in the Final Closing Working Capital), including earn-outs (valued at the maximum potential amount payable with respect thereto), payments under non-compete agreements and seller notes, (vi) all obligations created or arising under any conditional sale or other title retention agreement, (vii) all obligations secured by a Lien (other than a Permitted Lien), (viii) all obligations under any leases which have been classified as finance leases in the Interim Financial Statements or should be classified as finance leases in accordance with GAAP (in each case, other than operating leases), (ix) all interest, principal, prepayment penalties, premiums, fees or expenses due or owing in respect of any item listed in clauses (i) through (viii) above, (x) all obligations with respect to any unfunded or underfunded Employee Benefit Plan and all withdrawal Liability with respect to any Employee Benefit Plan, excluding, in each case, the Met-Pro Technologies LLC Consolidated Pension Plan, (xi) an amount equal to the Income Tax Liability Amount, (xii) all severance or other obligations owed to any Service Provider whose employment with or service to an Acquired Company terminated prior to Closing (whether due before or after the Closing) and all employer side payroll Taxes and mandatory matching obligations that are payable or incurred by any Acquired Company in connection with or as a result of the satisfaction of such obligations, (xiii) an amount equal to the amount, if any, by which the sum of all customer deposits and all obligations with respect to deferred revenue or deferred rent exceeds $135,000.00, (xiv) any Liability of any Acquired Company owed to any Related Party, excluding bona fide compensation, benefits and business expense reimbursement that are (A) owed to an employee of an Acquired Company with respect to services provided to an Acquired Company in the ordinary course of business consistent with past practice and (B) reflected as accounts payable or accrued expenses in the Final Closing Working Capital, (xv) all obligations with respect to distributions or dividends declared but unpaid as of the Closing, and (xvi) the amount, if any, by which the sum of all obligations with respect to any bonus, commission, 401(k) or IRA match, deferred compensation or similar compensation incurred or accrued with respect to any Service Provider for any period or portion of any period ending on or prior to the Closing Date and all employer side payroll Taxes and mandatory matching obligations that are payable or incurred by any Acquired Company in connection with or as a result of the payment of such obligations exceeds $105,681.00; provided, that without limiting other amounts that are not to be included therewith, in no event shall Indebtedness include (i) any amounts with respect to or included in Transaction Expenses or Final Closing Working Capital, (ii) liabilities of any of the Acquired Companies in respect of letters of credit, including any letters of credit posted in connection with any real estate leases, to the extent such letters of credit have not been drawn upon, or (iii) any amounts to the extent incurred by or at the direction of the Purchaser for the Transaction.

(bbb) “Independent Accountant” means an independent public accounting firm, mutually agreed upon by the Seller and the Purchaser.

(ccc) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, trade names, trade dress and other indicia of origin (“Trademarks”), patents, industrial designs, domain names, copyrights and works of authorship, data and database rights, designs and trade secrets; (ii) applications for and registrations of such patents, industrial designs, trademarks, service marks, trade names, domain names, copyrights and designs and the goodwill connected with the use of, or symbolized by, the foregoing; (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, user interfaces, algorithms, firmware, inventions, ideas; and (iv) other tangible or intangible proprietary or confidential information and materials.

(ddd) “International Trade Laws” means any applicable (i) Sanctions; (ii) U.S. export control Laws (including, without limitation, the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws); (iii) Laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the U.S. Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (iv) the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and (v) export, import and customs Laws of other countries in which the Acquired Companies currently conduct, or since the Look-Back Date have conducted, the Business.

(eee) “IP Seller” means CECO Environmental IP Inc.

(fff) “Knowledge” means, when referring to the Knowledge of the Company, or any similar phrase or qualification based on Knowledge of the Company, (a) the actual knowledge of any of Ming Cheung, Brian Schnelzer, Greg Hacker, Stephanie Capron, Peter Johansson, and Lynn Watkins-Asiyanbi, and (b) the knowledge that any such person referenced in clause (a) above would have obtained after making reasonable inquiry with respect to the particular matter in question (including with direct reports).

(ggg) “Law” means any federal, state, local or foreign law, statute, code, act, ordinance, rule, regulation, Order, Permit or other legal requirement of any Authority, or any constitution, statute, treaty, code, ordinance, or principle of common law.

(hhh) “Leased Real Property” means the real property leased by the Acquired Companies pursuant to the Leases set forth on Schedule 3.15(b).

(iii) “Legal Proceeding” means any actions, suits, litigations, hearings, inquiries, examinations, demands, arbitrations, mediations, claims, charges, investigations, audits or proceedings (public or private) by or before, or otherwise involving, an Authority, arbitrator or mediator.

(jjj) “Liabilities” means any indebtedness, liabilities or obligations of any nature whatsoever, whether accrued or unaccrued (and whether or not required by GAAP, the Agreed Principles, applicable Law or otherwise to be accrued), absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, and whether due or to become due.

(kkk) “Lien” means any lien, claim, assessment, covenant, license, proxy, right of first offer or refusal, transfer restriction, mortgage, deed of trust, security agreement, security interest, pledge, charge, or other encumbrance.

(lll) “Look-Back Date” means the date that is five (5) years prior to the Closing Date.

(mmm) “Material Adverse Effect” means any effect, change, event, occurrence, development or circumstance (any such item, an “Effect”) that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, business or results of operations of the Acquired Companies, taken as a whole.

(nnn) “Order” means any order, judgment, ruling, injunction, award, settlement, stipulation, assessment, decision, determination, verdict, decree or writ, whether preliminary or final, of any Authority.

(ooo) “Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Acquired Companies consistent with past practice, taken as a whole.

(ppp) “Organizational Documents” means the charter, memorandum, certificate of incorporation, articles of association, bylaws, operating agreement, partnership agreement, stockholders’ agreement or other similar document of a Person, as may be amended, restated or otherwise modified from time to time.

(qqq) “Party” or “Parties” means the Purchaser, the Seller, and the Seller Parent (solely for the purposes of Section 5.7, Section 5.9, and Article 6 of this Agreement), individually or collectively, as applicable.

(rrr) “Permits” means (i) all permits, licenses, franchises, security clearances, orders, registrations, qualifications, approvals, waivers, consents, authorizations, certificates, and variances issued by or on behalf of an Authority, (ii) any certification or accreditations by any certifying or accrediting body and (iii) any applications for any of the foregoing.

(sss) “Permitted Business” means the (i) purchase and resale of pumps for use in CECO-branded OEM solutions for Industrial Air Treatment, Industrial Water Treatment, Separation & Filtration, and Emissions Management solutions, (ii) Service and replacement of pumps used specifically in CECO-branded OEM solutions for Industrial Air Treatment, Industrial Water Treatment, Separation & Filtration, and Emissions Management solutions and (iii) the businesses engaged in by Mefiag B.V. as of the Closing or any expansions or extensions thereof that Mefiag B.V. has taken steps to pursue prior to Closing.

(ttt) “Permitted Liens” means (i) any mechanic’s, materialmen’s or similar statutory lien incurred in the Ordinary Course of Business for monies not material and not yet due or the validity or amount of which is being contested in good faith by appropriate proceedings set forth on the Disclosure Schedules; (ii) any lien for Taxes not yet due or the validity or amount of which is being contested in good faith by appropriate proceedings; (iii) easements, covenants and encroachments which do not and would not, individually or in the aggregate, materially detract from the value of or materially interfere with the present use or occupancy of the Leased Real Property; and (iv) Liens under the Bank of America Credit Agreement that will be released in connection with Closing pursuant to the applicable Payoff Letter.

(uuu) “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a joint venture, an Authority, a trust or any other entity or organization.

(vvv) “Personal Information” means: (i) any data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with a natural Person, system or device (e.g., name, street address, telephone number, e-mail address, Social Security numbers, driver’s license number, passport number, credit card number, user or account number, IP addresses, credentials, device IDs, geographic location, platform, biometric information or transaction history, etc.); or (ii) data or information considered “personal information,” “personally identifiable information”, “individually identifiable health information,” “protected health information”, “user data”, “customer data”, “sensitive data”, “individual data”, “personal financial information” or “personal data” (or similar term or terminology).

(www) “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

(xxx) “Privacy Laws” means (i) all applicable Laws issued by any Authority, (ii) binding industry guidance to which any of the Acquired Companies are subject, in each case as amended, consolidated, re-enacted or replaced from time to time, relating to the privacy, security, or Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, Social Security number protection, Processing and security of payment card information, and email, text message, or telephone communications and (iii) as applicable, the Payment Card Industry Data Security Standard.

(yyy) “Privacy Policies” means each external or internal, past or present, training, manual, policy, notice, and/or statement or documents relating to Personal Information, including privacy policies and terms of use.

(zzz) “Process” or “Processing” means any operation or set of operations which is performed on Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Information.

(aaaa) “PropCo Assumed Liabilities” all of the Liabilities of Seller set forth on Schedule 8.1(aaaa).

(bbbb) “PropCo Purchased Assets” means all of the Liabilities of Seller set forth on Schedule 8.1(bbbb).

(cccc) “Purchased Assets” means (1) all of Seller’s right, title and interest in and to all properties, assets, rights and interests of any kind, whether tangible or intangible, real or personal, except for the Excluded Assets, including the following (which for the avoidance of doubt each expressly excludes the Excluded Assets): (i) the Cash Amount and all notes and accounts receivable whether current or non-current, and the right to bill and receive payment for products delivered and/or services performed but unbilled or unpaid as of the Closing; (ii) all Leases, (iii) inventory (including all raw materials); (iv) all office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind wherever located; (v) all leasehold improvements and all machinery, equipment (including all office equipment) and all vehicles, trucks, trailers, fixtures, trade fixtures, computers and related software, tooling and furniture of any kind wherever located; (vi) all Employee Benefit Plans set forth on Schedule 3.12(a) under the heading “Company Employee Benefit Plans and Assumed Benefit Plans,” except as otherwise provided in the Transition Services Agreement (the “Assumed Benefit Plans”), all Contracts set forth on Schedule 8.1(cccc) and all other Contracts primarily related to the Business (clause (vi) collectively, the “Assumed Contracts”); (vii) all prepayments and prepaid expenses; (viii) all Intellectual Property, together with all income, royalties, damages and payments due or payable as of the Closing or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world); (ix) all warranties, claims, refunds, credits, causes of action, rights of recovery and rights of set-off of any kind; (x) all lists, records and other information pertaining to accounts, personnel and referral sources, all lists, records and other information pertaining to suppliers and customers and all drawings, reports, studies, plans, books, ledgers, files and business and accounting records of every kind (including all financial, business and marketing plans), in each case whether evidenced in writing, electronic data, computer software or otherwise; (xi) all advertising, marketing and promotional materials and all other printed or written materials; (xii)

all Permits and any applications therefor; (xiii) all goodwill, value as a going concern and all other intangible property; and (xiii) all rights to any Tax refund or credit or any other Tax asset; and (2) the Assigned IP.

(dddd) “Purchaser Related Parties” means Purchaser, the Acquired Companies (for the avoidance of doubt, after the Closing) and Purchaser’s other Affiliates.

(eeee) “Real Property” means the Leased Real Property.

(ffff) “Related Claim” means any claims, causes of action or Legal Proceedings (whether at Law or in equity, based upon contract, tort, statute or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, performance, breach, interpretation, construction, validity or enforcement of this Agreement (including any claim, cause of action or Legal Proceeding based upon, arising out of or related to any representation or warranty made or alleged to be made in or in connection with, or as an inducement to enter into, this Agreement), but, in each case, expressly excluding any Retained Claim.

(gggg) “Related Party” means (i) Seller Parent, Seller and each of their respective Affiliates (other than the Acquired Companies), (ii) each director, manager or officer of an Acquired Company or any Person referenced in clause (i), (iii) each family member of Person referenced in clause (ii), (iv) each trust for the benefit of any Person referenced in clause (ii) or (iii), and (v) each Affiliate of any of the foregoing (in each case, other than an Acquired Company).

(hhhh) “Related Party Transaction” means any Contract, arrangement or transaction between an Acquired Company, on the one hand, and any Related Party, on the other hand; provided, that, for the sake of clarity, the Reorganization shall not be a Related Party Transaction.

(iiii) “Representatives” with respect to any Person, means such Person’s officers, directors (or the functional equivalent thereof), members, partners, managers, stockholders, consultants, employees, counsel, accountants, advisors, financing sources and other representatives and agents.

(jjjj) “Restricted Cash” means, without duplication, (i) the amount of any Cash held in any escrow, reserve or similar account, (ii) the amount of any Cash held as collateral (including security deposits) securing, or otherwise providing credit support for any Liabilities of any Person under, any lease, letter of credit, performance bond or other Contract or obligation and (iii) any other Cash that is not freely usable because it is subject to restrictions or limitations on use, transfer or distribution by Law or Contract; provided, however, that Restricted Cash shall not include any cash collateral for the Business LC.

(kkkk) “Retained Business” means the Seller Related Parties’ respective businesses and operations, other than the Business.

(llll) “Sanctioned Jurisdiction” means a country, territory, or geographical region which is itself the subject or target of any comprehensive Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk and Luhansk regions of Ukraine).

(mmmm) “Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered, or enforced from time to time by the United States, (including, but not limited to, the Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, His Majesty’s Treasury or any other relevant Authority.

(nnnn) “Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) named in any Sanctions-related list maintained by the U.S. Department of State; the U.S. Department of Commerce, including the Bureau of Industry and Security’s Entity List and Denied Persons List; or the U.S. Department of the Treasury, including the OFAC Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List; or any similar list maintained by the United Nations Security Council, the European Union, His Majesty’s Treasury or any other relevant governmental authority; (c) located, organized or resident in a Sanctioned Jurisdiction; or (d) owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(c).

(oooo) “Securities Act” means the Securities Act of 1933, as amended.

(pppp) “Security Incident” means any (i) breach of security or other unauthorized access to, or use of, or other compromise to, the integrity or availability of Company IT Systems (including any of the Acquired Companies’ IT Systems), (ii) unauthorized acquisition, interruption, modification, loss, theft, corruption, interference or unauthorized Processing of any data or information or (iii) compromise, intrusion, misuse, interference or unauthorized access to or use of any Company IT Systems, or any unauthorized Processing of any data or information hosted, stored on or accessed therefrom, including any ransomware attack, distributed denial-of-service attack or any other similar incident, in each instance, regardless of whether any such an incident or breach triggers any notice or reporting obligations under applicable Laws.

(qqqq) “Seller Historical Entities” means, collectively, Seller and each of its past, present or future Affiliates (including Seller Parent and each Acquired Company), all predecessors, successors or assigns of any of the foregoing and each Person merged into any of the foregoing at any time.

(rrrr) “Seller Related Parties” means Seller Parent, Seller and their respective Affiliates (excluding, after the Closing, the Acquired Companies).

(ssss) “Service Provider” means each current and former director, manager, officer, employee, independent contractor, consultant, leased employee or other service provider of any of the Acquired Companies.

(tttt) “Solvent” means, with respect to any Person on a particular date, both (a) (i) the sum of such Person’s debts and other Liabilities (including contingent Liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it shall incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under Section 101 of Title 11 of the United States Code and all other Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

(uuuu) “Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

(vvvv) “Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any manager, managing director, general partner or similar controlling party of such limited liability company, partnership, association or other business entity.

(wwww) “Target Working Capital” means $9,707,753.02.

(xxxx) “Tax” or “Taxes” means (i) any and all U.S. federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, registration, value added, excise, natural resources, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, ad valorem, capital stock, disability, employment, payroll, license, Social Security (or similar), unemployment, sales, use, transfer, real property, personal property, use and occupancy, business, occupation taxes or other withholding, composite, escheat or unclaimed property (whether or not considered a tax under applicable Law) or other tax, of any kind whatsoever, including any interest, penalties or additions to tax; (ii) Liability for the payment of any amounts of the type described in clause (i) above of another Person arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) Liability for the payment of any amounts of the type described in clause (i) above of another Person as a result of any transferee or secondary Liability or any Liability assumed by Contract, Law, or otherwise.

(yyyy) “Tax Returns” means all returns, declarations, reports, notices, forms, claims for refund, information returns or other documents (including any related or supporting schedules or statements) filed or required to be filed with any Authority, or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any party of the administration of any Laws, regulations or administrative requirements relating to any Tax.

(zzzz) “Tax Sharing Agreement” shall mean any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, Tax gross-up or similar Contract or arrangement, whether written or unwritten.

(aaaaa) “Transaction” means the transactions contemplated by this Agreement and the Ancillary Documents, including for the sake of clarity the Reorganization.

(bbbbb) “Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, the amount of (i) all fees, costs, and expenses (including fees, costs, and expenses of legal counsel, investment bankers, brokers or other Representatives and consultants) incurred by Seller Parent, Seller or any of their Affiliates (including, prior to the Closing, any of the Acquired Companies) in connection with this Agreement, any Ancillary Document or the Transactions, or in connection with or in anticipation of any alternative transactions with respect to Seller or the Acquired Companies, including all obligations under any engagement letter or other agreement or understanding with EuroConsult Inc. or any other investment bank or business broker and (ii) all obligations that arise in whole or in part as a result of the consummation of the Transactions under any Contract or Employee Benefit Plan in effect on or before the Closing Date (including any amounts or benefits paid or payable to current or former managers, directors, members, officers, or employees of any of the Acquired Companies or other Service Providers, including any change of control bonus, severance, retention, equity appreciation, phantom equity or similar obligations or any other accelerations of or increases in rights or benefits, that will be triggered, either automatically or with the passage of time, by the consummation of the Transaction, plus any Taxes and mandatory matching obligations that are payable or incurred by any Acquired Company in connection with or as a result of the satisfaction of the foregoing obligations (collectively, “Change of Control Obligations”)); provided, however, that Transaction Expenses shall not include (a) any amounts included in Indebtedness or Working Capital or (b) any fees, costs, and expenses which are the responsibility of the Purchaser pursuant to Section 7.4.

(ccccc) “Working Capital” means (i) only those current assets of the Acquired Companies as of the Adjustment Calculation Time, as determined in accordance with the Agreed Principles, that are included in the line item categories of currents assets of the Acquired Companies listed on Exhibit B, minus (ii) only those current liabilities of the Acquired Companies as of the Adjustment Calculation Time, as determined in accordance with the Agreed Principles, that are included in the line item categories of current liabilities of the Acquired Companies listed on Exhibit B, in each case, excluding any assets or liabilities with respect to Cash, Indebtedness, Transaction Expenses or Income Taxes. Under all circumstances, Working Capital shall be calculated in a manner consistent with the illustrative calculation of Working Capital as of February 28, 2024 is set forth on Exhibit B.

8.2 Other Defined Terms. The following terms shall have the meaning(s) given to them in the Sections indicated below:

Term	Section
Accounts Receivable	3.22
Agreed Tax Treatments	5.4(j)
Agreement	Initial Paragraph
Allocation Principles Schedule	1.8(b)
Annual Financial Statements	3.5(a)
Asbestos Books and Records	5.1(b)
Assigned IP	Initial Paragraph
Assignment and Assumption Agreement	1.6(o)
Available Insurance Policies	5.8(d)
Base Purchase Price	1.2(a)
Business Employees	Initial Paragraph
Chosen Courts	7.7
Closing	1.5
Closing Date	1.5
Closing Statement	1.4(b)
Company	Initial Paragraph
Company Employee Benefit Plan(s)	3.12(a)
Company Insureds	5.8(d)
Company Releasing Parties	7.10(a)
Company Software	3.10(a)
Confidentiality Agreement	7.12
Court of Chancery	7.7
COVID-19	8.1(bb)
D&O Indemnified Parties	5.5(a)
D&O Tail Policy	5.5(a)
Data Partners	3.10(i)(iii)
Data Protection Requirements	3.10(i)(i)
Delaware Federal Court	7.7
Disclosed Consents	7.15
Effect	8.1(mmm)
Election Forms	5.4(j)
Employment Agreements	1.6(b)
Estimated Closing Cash	1.4(a)
Estimated Closing Indebtedness	1.4(a)
Estimated Closing Statement	1.4(a)
Estimated Closing Transaction Expenses	1.4(a)
Estimated Closing Working Capital	1.4(a)
Final Closing Cash	1.4(b)
Final Closing Indebtedness	1.4(b)
Final Closing Transaction Expenses	1.4(b)
Final Closing Working Capital	1.4(b)
Improvements	3.15(c)
Indebtedness Payees	1.6(b)
Indemnified Party	6.3(a)

Term	Section
Indemnifying Party	6.3(a)
Insurance Policies	3.17
Interim Financial Statements	3.5(a)
KJ	7.16(a)
Labor Agreement	3.11(a)
Lease	3.15
Material Contracts	3.14(c)
Membership Interests	Recitals
Most Recent Balance Sheet	3.5(a)
Non-Parties	7.11
Objection Notice	1.4(c)
Parent Guaranty	1.6(k)
Payoff Letters	1.6(b)
PBGC	3.12(e)
Pre-Closing Matters	5.8(d)
Preliminary Purchase Price	1.2
Protest Date	1.4(c)
Purchase Price	1.4(g)
Purchaser	Initial Paragraph
Purchaser Benefit Plans	5.3(b)
Purchaser Documents	4.2
Purchaser Released Parties	7.10(b)
Purchaser Return	5.4(c)
Reference Date	3.18
Registered IP	3.10(a)
Released Parties	7.10(b)
Reorganization	Initial Paragraph
Reorganization Documents	1.6(h)
Restricted Person	5.7(d)
Retained Claims	6.1
RWI Policy	5.6
Seller	Initial Paragraph
Seller Employee Benefit Plan/s	3.12(a)
Seller Access Limitations	5.1(a)
Seller Objection Notice	1.4(c)
Seller Parent	Initial Paragraph
Seller Released Parties	7.10(a)
Seller Releasing Parties	7.10(b)
Seller Return	5.4(b)
Shortfall Amount	1.4(f)
Significant Customers	3.19
Significant Suppliers	3.19
Solvency Opinion	1.6(i)
Third Party Claim	6.3(a)

Term	Section
Transaction Tax Deductions	5.4(f)
Tax Elections	5.4(j)
Transfer Taxes	5.4(i)
Transition Services Agreement	1.6(g)
WARN Act	3.11(f)

8.3 Construction. “Including” means “including without limitation” and does not limit the preceding words or terms. The word “or” is used in the inclusive sense of “and/or”. The singular shall include the plural and vice versa. Each word of gender shall include each other word of gender as the context may require. Whenever this Agreement indicates that a document has been “made available” or “delivered” to the Purchaser, such statement will mean that such document was made available for viewing by Purchaser and its Representatives in the Data Room as of 48 hours prior to the Closing. References to “Articles” or “Sections” or “Schedules” or “Exhibits” shall mean Articles or Sections of this Agreement or Disclosure Schedules or Exhibits attached to this Agreement, unless otherwise expressly indicated. The title of each Article and the headings or titles preceding the text of the Sections are inserted solely for convenience of reference, and shall not constitute a part of this Agreement. The Parties have each participated in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”. References to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two days after a triggering event and such event occurs on a Tuesday, then the action must be taken on or prior to Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement. The terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto. References to “days” means calendar days unless Business Days are expressly specified. References to “$” mean U.S. dollars. The Parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance, and if any Party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same or similar subject matter that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. All uses of “written” contained in Articles 2, 3 and 4 shall be deemed to include information transmitted via e-mail, facsimile or other electronic transmission. Any drafts of this Agreement or any Ancillary

Document circulated by or among the Parties prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement or any Ancillary Document, and each of the Parties agrees that no Party, Indemnifying Party or Indemnified Party shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or Legal Proceeding among any of the foregoing or for any other purpose. If there is a need to convert U.S. dollars into any foreign currency, or vice versa, the exchange rate shall be that published by the Wall Street Journal three (3) Business Days before the date on which the obligation is paid (or if the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published), except as otherwise required by applicable Law (in which case, the exchange rate shall be determined in accordance with such Law). For purposes of calculating Cash, Closing Cash, Indebtedness, Working Capital or Transaction Expenses, any account balances or transactions denominated in a currency other than the US dollar will be valued in accordance with the immediately preceding sentence as if the Adjustment Calculation Time were the date on which an obligation were paid.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

PURCHASER: Tusk Industrial OpCo Acquisition LLC By: /s/ Patrick St. John Name: Patrick St. John Title: Vice President and Secretary

SELLER PARENT:

CECO ENVIRONMENTAL CORP.

By: /s/ Peter Johansson

Name: Peter Johansson

Title: Chief Financial & Strategy Officer

SELLER:

MET-PRO TECHNOLOGIES LLC

By: /s/ Peter Johansson

Name: Peter Johansson

Title: Chief Financial & Strategy Officer

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

PROPCO PURCHASER:

TUSK INDUSTRIAL PROPCO ACQUISITION LLC

By: /s/ Patrick St. John

Name: Patrick St. John

Title: Vice President and Secretary

IP PURCHASER:

TUSK INDUSTRIAL IP ACQUISITION LLC

By: /s/ Patrick St. John

Name: Patrick St. John

Title: Vice President and Secretary